    As filed with the Securities and Exchange Commission on April   , 2000
                                                     Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                --------------
                               MainControl, Inc.

                                --------------

           DELAWARE                          7371                         54-1798820
        (State or other          (Primary Standard Industrial          (I.R.S. Employer
Jurisdiction of Incorporation)    Classification Code Number)        Identification Number)

                              7900 Westpark Drive
                                  Suite T500
                            McLean, Virginia 22102
                                (703) 749-2308

                                --------------
                                 ALEX PINCHEV
                           Chairman/President & CEO

                                  Copies to:

       ABIGAIL ARMS, ESQ.                      WILLIAM J. GRANT, JR., ESQ.
       Shearman & Sterling                      Willkie Farr & Gallagher
  801 Pennsylvania Ave., N.W.,
            Suite 900                              787 Seventh Avenue
   Washington, D.C. 20004-2604                  New York, New York 10019
         (202) 508-8000                              (212) 728- 8000

                                --------------
     As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                   Proposed Maximum    Proposed Maximum     Amount of
       Title of Securities          Amount to be  Offering Price Per  Aggregate Offering   Registration
        to be Registered             Registered          Share              Price*             Fee
-------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par
 value).........................                         $                $57,500,000        $15,180
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell the securities until the registration statement filed with the       +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                  Preliminary Prospectus dated April   , 2000

PROSPECTUS
                                       Shares

                                     [Logo]
                               MainControl, Inc.

                                  Common Stock

                                 ------------

    This is MainControl's initial public offering of common stock.

    We expect the public offering price to be between $   and $   per share.
Currently, no public market exists for the shares of common stock. After pricing of the offering, we expect that the shares of common stock will trade on the Nasdaq National Market under the symbol "MNCL."

    Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                                 ------------

                                                        Per Share Total
                                                        --------- -----
     Public offering price.............................    $       $
     Underwriting discount.............................    $       $
     Proceeds, before expenses, to MainControl.........    $       $

    The underwriters may also purchase from MainControl and some of our
stockholders up to an additional       shares at the public offering price,
less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery on or about    ,
2000.

                                 ------------

Merrill Lynch & Co.

                Banc of America Securities LLC

                                                           Dain Rauscher Wessels

                                 ------------

                 The date of this prospectus is April   , 2000

                 [GRAPHIC: MAINCONTROL ORB (FOR INSIDE COVER)]

Title:  COMPLETE E-INFRASTRUCTURE LIFE CYCLE MANAGEMENT

A multi-colored circle with four distinct quadrants.
   .  Upper left quadrant has an image of a globe.
   .  Upper right quadrant has an image of two people working at a PC.
   . Lower left quadrant has an image of office workers, the @ sign and has text super-imposed over it.
   . Lower right quadrant has an image of a keyboard and the inside of a computer.
   .  Super-imposed in the multi-colored circle is the text MC/EMpower i.series.

An outside circle with upper left, the word procurement is written over an arrow leading towards 12 o'clock.
   . At 12 o'clock, there is a circle with the words acquisition, delivery and order in it with bullets.
   . Continuing around the circle towards 3 o'clock, the word usage is written over an arrow.
   . At 3 o'clock, there is a circle with the words maintenance and deployment in it with bullets.
   . Continuing around the circle towards 6 o'clock, the word disposal is written over an arrow.
   . At 6 o'clock, there is a circle with the word retirement in it with a bullet.
   . Continuing around the circle towards 9 o'clock, the word demand is written over an arrow.
   . At 9 o'clock, there is a circle with the word planning in it with a bullet.

Beneath the graphics is the following text:

Our MC/EMpower i.series software provides comprehensive e-infrastructure life cycle management that enables organizations to maximize the value of their e-infrastructure investments.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  37
Management...............................................................  51
Certain Transactions.....................................................  60
Principal and Selling Stockholders.......................................  57
Description of Capital Stock.............................................  62
Shares Eligible for Future Sale..........................................  65
Underwriting.............................................................  67
Legal Matters............................................................  70
Experts..................................................................  70
Where You Can Find More Information......................................  70
Index to Consolidated Financial Statements............................... F-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

      This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the Consolidated Financial Statements and related notes thereto, before making an investment decision. The terms "MainControl," "we" and "our" as used in this prospectus refer to MainControl, Inc. Any reference to a fiscal year refers to our fiscal year ending on September 30 of that calendar year. For example, "fiscal year 1999" refers to our fiscal year ended September 30, 1999.

      We are a leading provider of e-infrastructure management software that enables an organization to maximize the value of its e-infrastructure by aligning technology investments with the business processes that they support. e-infrastructure includes all of the information technology, or IT, assets of an organization, such as file servers, desktop PCs, laptops, software and network components, as well as non-traditional IT assets, such as telecommunications and wireless equipment. e-infrastructure also includes new classes of assets such as Web servers, portal application software, firewall security servers, storage area networks and hand-held wireless access devices. Our software provides organizations with a single, comprehensive view of their e-infrastructure and enables them to manage the complete life cycle of each e-infrastructure asset, including planning, procurement, deployment, tracking, managing and disposal. Our Internet-based software is highly flexible and interoperable with existing technology infrastructure, which enables organizations to optimize the use of existing e-infrastructure without costly customization. In addition, our software provides users throughout an organization with the information they need to understand and control the cost of their e-infrastructure. The recent introduction of our Web-based application service provider, or ASP, subscription service allows organizations, regardless of size and level of technological requirements, to reap the benefits of our software without incurring up-front licensing fees and implementation expenses. We believe this offering will expand our customer base by adding many small and medium sized organizations.

      Global competitive pressures are driving organizations to continuously seek innovative ways to develop, market and maintain their products and services and to attract, serve and retain their customers. To enhance their competitiveness, organizations are increasingly utilizing the Internet to enable employees, customers, partners and vendors to communicate and conduct business electronically, commonly referred to as e-business. Time to market pressures, the increasing adoption of e-business activities and an ever changing technology environment have placed a tremendous strain on the e-infrastructure of many organizations and are driving the need for investments in e-infrastructure to ensure alignment with stated business objectives. To enable and support these vital e-business objectives, as well as traditional business processes, organizations are dependent upon, and investing significantly in, e-infrastructure assets as well as software to manage and optimize those assets. International Data Corporation, or IDC, states that the market for software that manages e-infrastructure will grow from $1.2 billion in 1998 to over $3.8 billion in 2003.

      Our objective is to become the leading provider of e-infrastructure management solutions. Key elements of our strategy include expanding our customer base by offering subscription-based services, increasing our global presence, extending the core functionality of our software by pursuing strategic relationships or acquisitions, building upon our technological leadership and developing business-to-business solutions.

      We market and sell our software primarily through our direct sales force, as well as distributors and resellers. As of December 31, 1999, we had a direct sales force of 28 account executives and pre-sales software engineers in seven locations in North America and Europe. Our distributors are principally located in Europe, specifically in Madrid, Milan, Munich and Paris. Our reseller relationships include Amdahl Corporation, Computer Sciences Corporation, Compaq Computer Corporation, KPMG Consulting LLC, PeopleSoft, Inc. and Unisys Corporation. As of December 31, 1999, we had over 200 customers including Andersen Consulting, Home Depot, Inc., HypoVereinsbank, Sears, Roebuck & Co., Southwest Airlines Co., Swisscom AG and Unilever PLC.

      We were incorporated in Delaware on January 5, 1996. Our principal executive offices are located at 7900 Westpark Drive, Suite T500, McLean, Virginia 22102, and our telephone number is (703) 749-2308. Our Web site is located at www.maincontrol.com. The information on our Web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered by                        shares
MainControl...................

Shares outstanding after the                   shares
offering......................

Use of proceeds...............  We intend to use the net proceeds from the offering for:

                                . the expansion of our international and North American sales and marketing operations;

                                .  investment in product development;

                                .  working capital; and

                                .  general corporate purposes.

Risk Factors..................  See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Proposed Nasdaq National        MNCL
Market symbol.................

      The number of shares of common stock that will be outstanding after this offering is based on shares outstanding as of December 31, 1999, adjusted for:

    . the issuance of 3,505,481 shares of Series D convertible preferred stock and our receipt of net proceeds of $17.7 million in January 2000;

    . the conversion of all of our outstanding convertible preferred stock into 15,550,299 shares of common stock. If the initial public offering price is less than $9.00 per share, an additional 632,418 shares of common stock will be issued to the Series C preferred stockholders; and

    .  the sale of        shares of our common stock at an assumed initial
       public offering price of $      per share and our receipt of the
       estimated net proceeds of this offering (after deducting estimated underwriting discounts and commissions and estimated offering expenses).

      The number of shares of our common stock that will be outstanding after this offering does not include as of December 31, 1999:

    . 2,377,752 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $2.49 per share; and

    . 2,105,468 shares of common stock reserved for issuance under our 1996 Stock Option Plan, of which 283,015 stock options were granted during the period from January 1, 2000 to February 18, 2000 at a weighted-average exercise price of $5.06 per share.

      Unless otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                         Three
                                          Nine                                           Months
                           Year Ended  Months Ended         Year Ended                   Ended
                          December 31, September 30,       September 30,              December 31,
                          ------------ ------------- ---------------------------  ---------------------
                           1995 (/1/)   1996 (/2/)    1997      1998      1999      1998       1999
                          ------------ ------------- -------  --------  --------  --------  -----------
Consolidated Statement
 of Operations Data:
Total revenue...........     $  102       $   155    $ 2,685  $  8,530  $ 15,503   $ 2,836    $ 4,790
Gross profit............         99           150      1,173     4,426     9,997     1,770      3,438
Operating loss..........       (570)       (1,752)    (5,016)   (6,996)   (9,668)   (1,978)    (3,166)
Net loss................       (582)       (1,678)    (4,872)   (6,699)  (10,474)   (1,963)    (3,526)
Net loss available for
 common stockholders....       (582)       (1,678)    (5,150)  (10,051)  (14,157)   (2,800)    (5,031)
Basic and diluted net
 loss per common share..     $(0.29)      $ (0.38)   $ (0.86) $  (1.49) $  (1.89)  $ (0.41)   $ (0.63)
Weighted average number
 of common shares.......      2,000         4,453      5,980     6,744     7,506     6,860      7,958
--------
(1) The consolidated statement of operations data for the year ended December
    31, 1995 reflect the results of operations of our Israeli predecessor company, which reported on a calendar year basis.

(2) In January 1996, we acquired all of the outstanding shares of our predecessor company and changed our fiscal year for financial reporting purposes from December 31 to September 30. As a result, the consolidated statement of operations data for 1996 have been prepared for the nine months ended September 30. Consequently, comparisons of this nine month period with the subsequent and prior twelve month periods may provide limited meaningful information about our business and results of operations.

                                                                                         As of
                                                                                   December 31, 1999
                                                                                  ---------------------
                                                                                             Pro Forma
                                                                                   Actual   as Adjusted
                                                                                  --------  -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents....................................................     $  1,664    $
Working capital..............................................................        4,109
Total assets.................................................................       12,768
Long-term debt...............................................................          858        858
Mandatorily redeemable preferred stock.......................................       38,944         --
Stockholders' (deficit) equity...............................................      (32,326)

      In the pro forma as adjusted column, we have adjusted the actual numbers to reflect the events set forth on the previous page.

                                  RISK FACTORS

      An investment in MainControl involves a high degree of risk. You should consider carefully the following discussion of risks together with the other information and financial data contained in this prospectus before deciding to invest in our common stock. Any of the following risks could harm our business, operating results or financial condition. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                         Risks related to our business

We have a limited operating history, which makes it difficult to evaluate our future prospects.

      We began product development efforts in 1994, and commenced commercialization of our software in 1996. You must evaluate us and our future prospects in light of the risks, expenses and difficulties often encountered by companies with limited operating histories and particularly by companies that operate in new and rapidly evolving markets such as the market for e-infrastructure management software and services. Some of these risks relate to market acceptance of our software and our ability to:

    .  effectively market and sell our software;

    . develop and offer new, reliable and cost effective software and service offerings; and

    .  attract and retain qualified personnel.

      If we are unable to successfully address these risks, our business will be harmed. Also, because of our limited operating history, comparison of our operating results and financial position over different periods may not necessarily be meaningful, and you should not rely on these comparisons as indications of future performance.

We have had operating losses, and expect to incur losses in the future.

      Our revenue and net income potential is unproven and we cannot guarantee that we will ever be profitable, or that our operating losses will not increase in the future. Since we began doing business, we have generated significant losses and negative cash flow from operations. These losses have been due primarily to our product development efforts and, since the start of fiscal year 1996, investments in marketing and sales resources. We may not experience any revenue growth, and our revenue could decline. Moreover, we expect to incur significant sales and marketing, research and development and general and administrative expenses. In the future, we expect to incur substantial non-cash costs relating to the amortization of deferred stock-based compensation which will contribute to our net losses. We had operating losses of $5.0 million, $7.0 million and $9.7 million for fiscal years 1997, 1998 and 1999; and $3.2 million for the three months ended December 31, 1999. At December 31, 1999, we had an accumulated deficit of $30.7 million.

Our future operating expenses and capital expenditures may increase, which may harm our operating results.

      We have experienced significant personnel and internal infrastructure growth since we began operations in 1994. This growth required us to incur substantial operating expenses of approximately $19.7 million for fiscal year 1999 and $6.6 million for the three months ended December 31, 1999. We will continue to incur significant operating expenses and capital expenditures as we seek to:

    . maintain our position at the forefront of the market for e-infrastructure;

    . pursue strategic opportunities, including acquisitions, alliances and relationships with other companies;

    .  expand our worldwide sales and marketing operations; and

    . develop our software to address the e-infrastructure needs of new markets such as the Internet business market.

      If these expenditures do not lead to improved results, we may not earn profits.

Our software is subject to long and uncertain sales cycles which make it difficult to predict with any certainty our future revenue and cash flow from operations.

      The sales cycle for our software licenses has historically taken approximately six to twelve months to complete. The length of the sales cycle may vary depending on factors over which we have little or no control, such as the size of the transaction, the internal activities of potential customers and the level of competition which we encounter in selling our software. We typically ship a majority of orders within a few days of receipt of the order and, therefore, we may not have significant license revenue backlog at any point in time. Consequently, we may be unable to predict with certainty the amount and timing of future orders and thus our future operating revenue and operating cash positions. Any delay in the sales cycle of a large license or a number of small licenses could decrease our revenue and cash flow.

Our quarterly results may fluctuate and are difficult to predict; if we do not meet the performance expectations of analysts or investors, the market price of our stock may decline.

      Our quarterly revenue and results have not been predictable, and will likely remain unpredictable for the foreseeable future, largely as a result of the impact of the timing of software sales, the efforts of our sales force to meet their quarterly and annual sales quotas, and frequent attempts by our customers to secure more favorable terms by timing their purchases late in the quarter or fiscal year. As a result, we may at times fail to meet the expectations of securities analysts or investors. Our failure to meet those expectations likely would cause the market price of our stock to decline. Our quarterly results may continue to vary significantly in the future depending upon a number of factors, many of which are beyond our control, including:

    .  market demand for our software;

    .  the size, timing and contractual terms of orders;

    . our ability to develop, introduce and market new software and enhanced versions of existing software on a timely basis, including the introduction of our Web-based ASP subscription service;

    . actions taken by our competitors, including the timing and significance of new product announcements or releases;

    .  changes in pricing policies of our competitors;

    .  budgeting cycles of potential customers and changes in those cycles;

    .  our ability to control operating expenses and other costs;

    . increase in sales of software that includes third-party technology resulting in higher royalty obligations;

    . deferrals of customer orders in anticipation of software enhancements or new software introductions; and

    . success in retaining and enhancing existing customer and distribution relationships and developing new relationships with customers, strategic partners and distributors.

We are introducing new software and service offerings which may not be accepted by the market; if organizations do not accept our new software and service offerings, our business will be harmed.

      We have derived substantially all of our revenue to date from licensing our MC/EMpower software, and we expect to continue to derive a significant portion of our revenue from our recently introduced next generation MC/EMpower i.series software. In addition, we anticipate deriving revenues from our Web-based ASP subscription service, which is based on an unproven business model that we have little experience operating and which may fail to gain market acceptance. As of December 31, 1999, we had not derived any revenue from our MC/EMpower i.series software or from our Web-based ASP subscription service. As a result, the introduction of our new software and subscription services will make it more difficult for you to evaluate our future prospects.
We currently rely on sales of our MC/EMpower software, and in the future expect to rely on sales of our MC/EMpower i.series software and subscription service, for a significant portion of our revenue; if we are unable to successfully sell this software or subscription service our revenue will decrease.

      We currently derive substantially all of our license revenue from the sale of our MC/EMpower software, and we expect our next generation MC/EMpower i.series software and subscription service to account for a significant portion of our revenue for the foreseeable future. Our revenue will decrease if demand for, or market share of, this software does not grow.

We currently rely on sales to a small number of customers; if we are unable to maintain these customers and attract new customers, our revenue will suffer.

      We currently derive a significant portion of our revenue from large sales to a small number of customers per year. During the three months ended December 31, 1999, one customer accounted for 35% of our total revenue. In fiscal year 1999, three customers accounted for 40% of our total revenue. Our future sales volume depends on our ability to expand our customer base and to obtain sales of additional software and service solutions to these existing customers. In addition, we have historically focused our sales efforts on sales to large organizations. In the future, we expect to expand our sales efforts to focus on small and mid-sized organizations as well. If we are unable to expand our software customer base or to attract small and mid-sized organizations as customers, or if one or more major customers decide not to purchase additional software and service solutions from us, our revenue will not grow at the rate we expect.

We are expanding our distribution channels; if we fail to do so successfully, or are unable to maintain our existing distribution channels, our sales will suffer.

      We historically have sold a substantial amount of our software through marketing arrangements with distributors. A small number of such distributors have accounted for a significant amount of our revenue. During fiscal year 1999, and the three months ended December 31, 1999, Interchip Distributed Systems GmbH, or Interchip, a distributor and German affiliate of ours, accounted for 17.3% and 2.5% of our revenue, respectively. Our relationships with our distributors are non-exclusive and these distributors may also carry competing software lines. We intend to continue to pursue an active distribution channel strategy and may try to increase revenue earned through distributor relationships. However, our distributors may cease to actively promote, support and service our software, and the level of sales through these distributors may decrease in the future.

      We are also currently investing significant resources to expand our sales and marketing channels by forming relationships with system integrators, original equipment manufacturers and other distribution channels. However, we may not be able to attract and retain distribution channels that either have the capacity to market our software effectively or are qualified to provide timely and cost-effective customer support and service. Any failure by us to expand and maintain such distribution relationships could harm our business, operating results and financial condition.

      We are in the process of expanding our direct sales force to complement our marketing arrangements with distributors. As we have only recently begun this expansion, our direct sales force has limited experience selling our software. If we are unable to successfully and rapidly train our direct sales force, we may be unable to consummate the number of sales we anticipate making through the direct sales force.

Some of our software is dependent upon our ValueSolution joint venture; any change in the existing structure of our relationship could harm our business.

      We and USU Softwarehaus AG, or USU, which is one of our stockholders, formed a joint venture that became effective in December 1998, called ValueSolution GmbH & Co. KG, or ValueSolution. The purpose of the joint venture is to further develop, enhance and market software originally developed by USU. Our next generation of software, the MC/EMpower i.series, contains a portion of the ValueSolution software. The ValueSolution software has in the past accounted, and is expected to continue to account, for a significant percentage of our license revenue. During the three months ended December 31, 1999, this software accounted for 41.8% of our license revenue. In fiscal year 1999, it accounted for 41.4% of our license revenue. Under the terms of the joint venture, ValueSolution owns the intellectual property rights to the ValueSolution software and has granted to us the exclusive right to market and sublicense the ValueSolution software worldwide except in Germany, Austria and Switzerland. We cannot guarantee that the ValueSolution joint venture will continue, that the terms of the joint venture arrangement will not be renegotiated or that the terms of the joint venture agreement will be sufficient to protect our exclusive marketing rights after the joint venture has been terminated. A change in the terms or termination of the joint venture might reduce our right to distribute the ValueSolution software, which would seriously harm our business.

If we are unable to hire and retain key personnel, we will be unable to effectively execute our business plan.

      Our operations are dependent on the continued efforts of our executive officers and senior management, particularly Alex Pinchev, our Chairman of the board of directors, President, Chief Executive Officer and founder. We have an employment contract with Mr. Pinchev and a $4.0 million "key person" life insurance policy on him. Nevertheless, because of Mr. Pinchev's unique knowledge of our business as our founder, and because of his numerous business relationships with potential clients, the loss of Mr. Pinchev's services would seriously harm our business. In addition, while our executive officers and senior management are subject to non-compete restrictions and confidentiality provisions, such provisions may not be effective in preventing these persons from working for a competitor. The competition for experienced senior management is intense and there is no guarantee that we could hire experienced individuals to replace our current executive officers.

      We also are dependent upon our ability to attract, hire and retain information technology professionals who possess the skills and experience necessary to meet the product development and service requirements of our customers. We must continually identify, screen and retain qualified information technology professionals to perform our business operations and to satisfy customer needs. Competition with other providers of technical services, systems integrators, providers of outsourcing services, computer systems consultants, customers and temporary staffing companies for qualified individuals with proven technical skills is highly intense. As a result, we may not be able to attract, hire and retain a sufficient number of qualified information technology professionals.

      If we were to lose the services of one or more of our executive officers or information technology professionals or were unable to hire and integrate new personnel, we would be unable to effectively execute our business plan.

If we are unable to manage our future growth effectively, and do not successfully upgrade our internal management and reporting systems, our business may suffer.

      We have experienced significant growth in our business and operations since 1996 and expect that this growth will continue in the future. This growth will place a significant strain on our management and operational and financial resources, including our existing internal management and reporting systems. In particular, our internal management and reporting systems are currently operating above their normal capacity, as a result of which we are using additional, relatively time-consuming manual-entry systems for some accounting and other functions. We are in the process of evaluating various options for upgrading these internal management and reporting systems; however, if we experience delays in the implementation of these upgrades, or if the upgrades are not completed successfully, we may not be able to manage our future growth successfully. Our failure to adequately manage our growth or to successfully complete these upgrades would harm our business.

We face significant competition, which may result in loss of market share and reduced revenue.

      The market for our software is highly competitive, fragmented and subject to rapid technological change and frequent new software introductions and enhancements. Competitors vary in size and in the scope and breadth of software and services offered. While we believe that only one other company, Peregrine Systems, Inc., positions itself as a direct competitor to us, we encounter competition from a number of additional sources, including:

    . providers of internal help desk software applications, such as Remedy Corporation, that are developing new software to complement these applications in order to broaden the scope of their e-infrastructure management solutions;

    .  enterprise management software companies such as Microsoft
       Corporation, Tivoli Systems, Inc., a subsidiary of International Business Machines Corporation, or IBM, Computer Associates
       International, Inc. and Hewlett-Packard Company;

    . point product offerings such as inventory management, software distribution and other database application offerings from companies such as Janus Technologies, Inc., Tally Systems Corporation and Tangram Enterprise Solutions, Inc.; and

    .  internally developed software applications.

      We believe that many of our existing competitors, as well as potential new competitors, have significantly greater financial, technical and marketing resources than we do. As a result, they may be able to allocate significantly greater resources to the development, promotion or acquisition of products that apply to e-infrastructure management. This could result in greater market acceptance of competitor products, provide competitors with the ability to respond more quickly to new or emerging technologies or changes in customer requirements, or allow competitors to allocate greater resources than we can to the development, marketing and sale of their products.

      Current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, they may increase their ability to meet the needs of our potential customers. Our current or prospective indirect channel partners may establish cooperative relationships with competitors. Such relationships may limit our ability to sell our software through specific distribution channels. We also expect software industry consolidation to continue in the future. Accordingly, it is possible that new competitors or alliances among current and future competitors may emerge and rapidly gain significant market share. These developments could cause us to lose market share, which could cause our revenues to decrease.

If we fail to successfully address technological changes and product development risks, our business will suffer.

      The market for technology and e-infrastructure management software and services is characterized by rapidly changing technology, evolving industry standards, frequent new product developments and changing customer demands. Our future success requires that a large number of organizations recognize the critical importance of managing the life cycle of e-infrastructure assets and analyzing the total cost of ownership of each e-infrastructure asset in order to compete successfully. Our success will further depend on our ability to:

    . adapt to changing technologies and industry standards, including the Internet;

    . continually improve the performance, features, ease of use and reliability of our software; and

    . avoid the risk of technological obsolescence through our research and development efforts.

Our product development efforts are expected to continue to require substantial investments. We may not have sufficient resources to make the necessary investments. We have not in the past experienced significant development delays, but we may do so in the future. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced software. In addition, our software may not achieve market acceptance, or our current or future software may not conform to industry requirements. If we do not succeed in introducing new technology on a timely basis to meet customer and market demands and avoid technological obsolescence, the acceptance of our software may decline or fail to grow, which would harm our business.

Uncertainties regarding our current and future international operations could harm our business.

      We plan to continue to develop and market our software in international markets. We intend to expand our sales and marketing activities in Europe and, to a lesser extent, Latin America and possibly the Pacific Rim. We expect the current and planned growth of our international operations to lead to increased financial and administrative demands. For example, expanded facilities will complicate operations, managing relationships with new foreign partners will mean additional administrative burdens, and managing foreign currency risks will require expanded treasury functions. We also may need to expand and support our organization to develop our indirect distribution channels in new and expanded markets and to accommodate growth in our installed customer base. One or more of the following factors may reduce our ability to successfully implement our international strategy:

    .  changes in local regulatory requirements;

    .  difficulties in staffing and managing foreign operations;

    .  inability to customize software for local markets;

    .  seasonal fluctuations in purchasing patterns;

    .  longer accounts receivable payment patterns;

    .  fluctuations in currency exchange rates;

    . lack of correlation between our revenue and expenses denominated in foreign currencies;

    .  difficulties relating to the enforcement of contracts;

    .  unstable economic and political conditions in foreign markets;

    .  adverse changes in global financial markets, such as interest rates;

    .  adverse tax consequences; and

    .  the burdens of complying with a wide variety of foreign laws.

If we are unable to successfully manage future acquisitions, if any, our business may be harmed.

      As part of our business strategy, we may find it desirable to make acquisitions of, or significant investments in, businesses that offer complementary products, services and technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully or finance the acquisition. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your ownership percentage in MainControl could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this offering. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could lower our net income. Risks associated with any future acquisitions may be influenced by the following factors:

    . difficulties in assimilating the technology, operations or personnel of the acquired businesses into ours;

    .  potential disruption of our ongoing business;

    . difficulties in maximizing our financial and strategic position through the successful integration of acquired personnel, clients or technologies;

    . problems in maintaining uniform standards, controls, procedures and policies;

    . impairment of our relationships with our employees and clients as a result of any integration of new businesses and management personnel; and

    .  the diversion of our management's attention.


If we engage in acquisitions in the future, any failure by us to successfully address these factors could harm our business.

Our software may suffer from defects or errors, which may harm our reputation or subject us to product liability claims.

      Our software is highly complex and sophisticated and may contain design defects or software errors that are difficult to detect and correct. Errors, defects or viruses may result in loss or delay in market acceptance or loss of client data and could harm our reputation, credibility and relationships with current and prospective customers and vendors. As a result, any errors in our software could cause our business, operating results and financial condition to suffer.

      Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the license agreements may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, our sale and support of our software may expose us to such claims in the future. A product liability claim brought against us could harm our business, operating results and financial condition.

System failures or capacity constraints may diminish our ability to generate revenue from our Web-based ASP subscription service.

      The hardware infrastructure on which our Web-based ASP subscription service will operate is currently being installed at the USinternetworking, Inc., or USI, data center in Annapolis, Maryland. We cannot assure you that we will be able to complete this installation or manage this relationship successfully to mitigate any risks associated with having our hardware infrastructure maintained by USI. Unexpected events such as natural disasters, power losses and vandalism could damage USI's systems. Telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could harm the operation of USI's systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in USI's systems. Accordingly, we could be required to make capital expenditures in the event of damage. Periodically, we may experience unscheduled system downtime that results in our Web-based ASP subscription service being inaccessible to customers. If these problems occur, our customers and business relations could lose confidence in our services.

      A substantial increase in the use of our Web-based ASP subscription service could strain the capacity of USI's systems, which could lead to slower response time or system failures. System failures or slowdowns could reduce the speed and responsiveness of our Web-based ASP subscription service. As a result, our reputation could be harmed. The ability of USI's systems to manage a significantly increased volume of transactions in a production environment is unknown. As a result, we face risks related to USI's ability to scale up to our expected transaction levels while maintaining satisfactory performance. If our transaction volume increases significantly, we may need to contract for additional servers and networking equipment for USI to operate in order to maintain adequate data transmission speeds. The availability of these products and related services may be limited or their cost may be significant, which could cause our business to suffer.

Disputes regarding our intellectual property could harm our ability to sell our software.

      Our success is dependent, in large part, upon our proprietary technology, which we attempt to protect by relying on trademark, service mark, copyright and trade secret law, together with confidentiality arrangements which include restrictions on disclosure and transfer of title. We seek to protect our software, documentation and other written materials under trade secret and copyright law, which provides only limited protection. Despite precautions taken by us, it may be possible for unauthorized third parties to copy aspects of our current or future software or to obtain and use information which would harm our business. In addition, litigation may be necessary in the future to enforce our property rights with no guarantee of outcome and the time and costs of such litigation could cause our business, operating results and financial condition to suffer.

      There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future software and trademarks infringe on their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation or injunctions, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

      Some of our software is dependent on the marketing and distribution of proprietary information from third parties and we are subject to compliance with the terms of such marketing and distribution agreements. For example, our MC/EMpower i.advise software is dependent upon technology from Cognos Corporation. Despite precautions taken by us, we cannot assure you that the terms of our license agreements with third parties will not be breached. In addition, we cannot assure you that our business activities will not infringe upon the proprietary rights of vendors or others, or that other persons will not assert infringement claims against us. Although to date we have not been subject to such claims, any such claims in the future might subject us to significant liability for damages. Also, even if we successfully defend such a claim, the time and cost of such litigation could harm our business, operating results and financial condition.

      In addition, MainControl, Ltd., our Israeli subsidiary, owns the intellectual property rights to earlier versions of a portion of our MC/EMpower software. We are under restrictions related to the transfer and use of this technology outside of Israel because of funding in the total amount of $365,000 provided by the Office of the Chief Scientist of the State of Israel to MainControl, Ltd., in 1994 and 1995. We have submitted an application to the Office of the Chief Scientist to narrow the scope of these restrictions due to the evolution and change in our technology since that time and to approve our use of this technology. Although there are no guarantees that the Office of the Chief Scientist will grant our application, we believe that, at minimum, we will be required to accelerate repayment to the Chief Scientist, possibly at a rate of 300%, resulting in royalty payments of $1.1 million.

Our business may be harmed if we are unable to obtain future financing.

      We expect that the net proceeds from the offering will be sufficient to meet our anticipated needs for working capital, operating expenses and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future to finance new or enhanced product development, increased sales and marketing promotions, rapid geographic expansion, implementation of new or enhanced services, and acquisition of complementary businesses, technologies or services. While we currently have no arrangements to engage in acquisition transactions, we could do so at any time in the future which could result in the need to raise additional capital.

      We cannot guarantee that additional financing will be available on terms acceptable to us, or at all. If additional funds are not available, or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of acquisition opportunities, or develop or enhance products and services. This lack of funds could therefore diminish our ability to successfully implement our business strategy and could consequently harm our business and operations. In addition, we may issue additional equity to finance our business, which could cause the market price of our common stock to decline or have a dilutive effect on holders of outstanding shares of our common stock.

Our transactions with related parties may harm our marketing and sales efforts and may result in our engaging in transactions on terms that are less favorable than we might obtain from unrelated third parties.

      We are a party to several significant agreements with related parties. We are a party to an international marketing agreement with Interchip, a German software distribution and consulting company based in Munich, Germany, owned by Mr. Alex Pinchev and Mr. Dieter Riffel, both members of our board of directors, together with relatives of Mr. Pinchev and Mr. Riffel. Interchip has a nonexclusive right to market our software, other than the ValueSolution software, in Germany, Switzerland and Austria. Interchip is obligated to pay us a royalty of 50% of the license and maintenance revenue realized from each sale of our software. Our current strategy is to build up our direct sales force in Europe, which will put our sales force in direct competition with Interchip for sales of our software in Germany, Switzerland and Austria. We may be unable to successfully manage the relationship between our direct sales force and our distributor in those areas, which could lead to pricing competition between us and our affiliates and the potential loss of customers, all of which would harm our business.

      Additionally, we have entered into agreements with USU and may continue to enter into agreements with related parties in the future. It is our policy to enter into arrangements with related parties on an arm's-length basis; however, if we are unable to enter into arrangements on an arm's-length basis, we may engage in transactions with related parties on terms that are less favorable to us than the terms we would obtain in negotiations with unrelated third parties, which would cause our results of operations to suffer.

                         Risks Related to our Industry

We depend on the continued use of the Internet as a medium for implementing many of our software applications; if the Internet does not continue to be a viable means to conduct and transact business, we may not be able to execute our strategy.

      Rapid growth in the use of the Internet has occurred only recently, and many issues, are not yet, and may never be, fully resolved. For example, we cannot assure you that the Internet will continue to effectively support the capacity, speed, and security demands placed upon it as it continues to experience increased numbers of users, frequency of use and increased requirements for data transmission by users. Even if the necessary infrastructure or technologies are developed, we may incur considerable costs to adapt our solutions accordingly. Also, the Web has experienced a variety of outages and delays due to damage to portions of its infrastructure or attacks by hackers. These outages and delays could impact our ability to offer our software on a hosted basis. Acceptance and use of the Internet may not continue to develop, and a sufficiently broad number of organizations may not adopt and continue to use the Internet as a medium for transacting business operations. If this were to occur, we would have difficulties implementing and marketing our software, which would harm our business.

Internet-related laws could limit the market for our software and would harm our business.

      Regulation of the Internet is largely unsettled. We cannot predict the impact that any laws or regulations applicable to the conduct of business operations over the Internet will have on our business. If the adoption of new Internet laws or regulations causes organizations to conduct business by other methods, the demand for our Web-based ASP subscription service could decrease, which would harm our business.

                         Risks Related to this Offering

Our stock has never been publicly traded so it is impossible to predict the extent to which a trading market will develop for our common stock.

      Prior to this offering, there has not been a public market for our common stock. While we anticipate that our common stock will trade on the Nasdaq National Market after the offering, an active public market may not develop or be sustained. Furthermore, our common stock may not remain eligible to trade on the Nasdaq National Market, which could result in an illiquid market for our common stock. The initial public offering price will be determined by negotiations between our representatives and those of the underwriters and may not be indicative of prices that will prevail in the trading market.

Our share price is likely to be highly volatile.

      The market price of our shares after the offering may vary from the initial public offering price; as a result, you may be unable to sell your shares of our common stock at or above the offering price. The price of shares sold in an initial public offering, particularly those traded on the Nasdaq National Market, is frequently subject to significant volatility for a period of time following the initial public offering. Moreover, the stock markets have from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stock of technology and emerging growth companies and which may be unrelated to our operating performance. The trading price of our shares could be subject to wide fluctuations. These market fluctuations, as well as general economic, political and market conditions, could adversely affect the market price of our shares.

      Factors that may add to the volatility of our share price include:

    . the introduction of new software or services by us or our competitors;

    .  variations on our quarterly operating results;

    . loss of a major customer or failure to complete significant transactions;

    . changes in securities analysts' estimates of our financial performance;

    .  conditions or trends in the information technology industry;

    .  actual or expected announcements of technological innovations;

    . announcements by us or our competitors of significant acquisitions or strategic alliances;

    .  changes in partnerships or joint venture relationships;

    .  changes in the market valuation of information technology companies;

    .  changes in our capital commitments;

    .  changes in our key personnel;

    .  actual or expected sales of the shares of common stock; and

    .  rumors in the market about us or our competitors.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

Our management has broad discretion as to the use of proceeds from this offering; if it does not use these proceeds effectively, our financial position will be harmed.

      Our management will have broad discretion in how we use the net proceeds of this offering. We currently expect to use the net proceeds from this offering to the expansion of our international and North American sales and marketing operations; investment in product development; working capital; and general corporate purposes.

      Investors rely on the judgment of our management regarding the application of the proceeds from this offering. A failure by our management to apply these proceeds effectively would cause our financial condition to suffer and could cause the market price of our common stock to decline.

Future sales of our shares by our current stockholders may depress our share price.

      Sales of a substantial number of our shares in the public market following this offering could depress the market price of our shares. After
this offering,          shares of our common stock will be outstanding. All of
the shares sold in this offering will be freely tradable unless held by our affiliates or by persons subject to other contractual or legal restrictions on
resale.           of the remaining shares outstanding after this offering will be restricted as a result of securities laws or lock-up agreements signed by the holder and will be available for sale in the public market as follows:

    .  approximately        restricted shares will be eligible for sale 180
       days after the date of the underwriting agreement upon the expiration of lock-up agreements with the underwriters, subject to the provisions of Rule 144; and

    .  approximately         restricted shares are eligible for sale as of
       the date of this prospectus in accordance with the provisions of Rule
       144.

Investors in this offering will suffer immediate dilution.

      The initial public offering price is substantially higher than the book value of our outstanding shares of common stock. As a result, purchasers in
this offering will incur immediate and substantial dilution of $    per share
in net tangible book value per share from the offering price per share of
$    . To the extent outstanding options to purchase our shares are exercised, there will be further dilution.

Our directors and officers influence our business and beneficially own a substantial portion of our stock, and could therefore reject mergers or other business combinations that a stockholder may believe are desirable.

      We anticipate that our directors, officers and individuals or entities
affiliated with our directors will beneficially own approximately    % of our
outstanding common stock as a group after this offering closes. Acting together, these stockholders would be able to significantly influence all matters that our stockholders vote upon, including the election of directors and mergers or other business combinations.

Our certificate of incorporation and bylaws, as well as Delaware law, may prevent or delay a future takeover, thus preventing investors from realizing a premium on our stock price.

      Our certificate of incorporation provides for a classified board of directors. In addition, our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. These provisions, together with certain provisions of Delaware law, may hinder or delay an attempted takeover of MainControl other than through negotiation with the board of directors. These provisions could have the effect of discouraging certain attempts to acquire our company or remove incumbent management even if some or a majority of our stockholders were to deem such an attempt to be in their best interest, including attempts that might result in stockholders' receiving a premium over the market price for the shares of common stock held by stockholders. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. For a description, please see "Description of Capital Stock--Anti-takeover effects of certain provisions of Delaware law and our restated certificate of incorporation and bylaws."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "for instance," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section. These factors may cause actual results to differ materially from any forward-looking statement.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

      We estimate that the net proceeds from this offering will be
approximately $   , or $    if the underwriters' over-allotment option is
exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

      We intend to use the net proceeds of our offering for the expansion of our international and North American sales and marketing operations, investment in product development, working capital and general corporate purposes. In addition, we may use a portion of the net proceeds of the offering to acquire or invest in complementary businesses, technologies, services or products, although there are no current agreements or negotiations with respect to any such acquisitions, investments or other transactions. Our management however, will have broad discretion in the application of the net proceeds depending on changes in its business. Pending their use, we plan to invest proceeds in short-term, investment grade instruments.

                                DIVIDEND POLICY

      We have never declared or paid any dividends. We currently intend to retain all available earnings generated by operations for the development and growth of our business and, therefore, do not anticipate paying any cash dividends on our common or preferred stock for the foreseeable future. In addition, our secured bank credit facility has restrictive covenants prohibiting dividend payments.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 1999 on an actual and a pro forma as adjusted basis and should be read in conjunction with the Consolidated Financial Statements and related notes thereto, which are included elsewhere in this prospectus.

      In the pro forma as adjusted column, we have adjusted the actual numbers to reflect the following events that have occurred or will occur upon the closing of this offering:

    . the issuance of 3,505,481 shares of Series D convertible preferred stock and our receipt of net proceeds of $17.7 million in January 2000;

    . the conversion of all of our outstanding convertible preferred stock into 15,550,299 shares of common stock. If the initial public offering price is less than $9.00 per share, an additional 632,418 shares will be issued to the Series C preferred stockholders; and

    .  the sale of         shares of our common stock at an assumed initial
       public offering price of $     per share and our receipt of the
       estimated net proceeds of this offering (after deducting estimated underwriting discounts and commissions and estimated offering expenses).

      In addition, this column does not include the following as of December 31, 1999:

    . 2,377,752 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $2.49 per share; and

    . 2,105,468 shares of common stock reserved for issuance under our 1996 Stock Option Plan, of which, 283,015 stock options were granted during the period from January 1, 2000 to February 18, 2000 at a weighted-average exercise price of $5.06 per share.


                                                                 As of
                                                           December 31, 1999
                                                          ---------------------
                                                                     Pro Forma
                                                           Actual   as Adjusted
                                                          --------  -----------
                                                             (in thousands,
                                                            except per share
                                                                 data)
Long-term debt........................................... $    858   $    858
Mandatorily redeemable preferred stock:
  Convertible preferred stock, $0.001 par value;
   12,677,236 shares authorized, issued and outstanding,
   actual; none authorized, issued and outstanding, pro
   forma as adjusted..................................... $ 38,944   $
Stockholders' (deficit) equity:
  Common stock, $0.001 par value, 30,000,000 shares
   authorized; 7,959,363 shares issued and outstanding,
   actual;      shares issued and outstanding, pro forma
   as adjusted ..........................................        8
  Additional paid-in capital.............................       --
  Deferred stock-based compensation......................   (1,585)    (1,585)
  Accumulated deficit....................................  (30,695)   (30,695)
  Accumulated other comprehensive loss...................      (54)       (54)
                                                          --------   --------
Total stockholders' (deficit) equity.....................  (32,326)
                                                          --------   --------
    Total capitalization................................. $  7,476   $
                                                          ========   ========

                                    DILUTION

      Dilution per share to new investors represents the difference between the amount per share paid by the purchasers of our common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering after giving effect to the adjustments described in the bullet clauses below.

      Our pro forma as adjusted net tangible book value as of December 31, 1999
was approximately $     million or $     per share of common stock. This
represents an immediate increase in net tangible book value on a pro forma as
adjusted basis of $    per share to existing stockholders and an immediate
dilution of $      per share to new investors. Pro forma as adjusted net
tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1999, after giving effect to:

    . the issuance of 3,505,481 shares of Series D convertible preferred stock and our receipt of net proceeds of $17.7 million in January 2000;

    . the conversion of all of our outstanding convertible preferred stock into 15,550,299 shares of common stock, assuming an initial public offering price of at least $9.00 per share. If the initial public offering price is less than $9.00 per share, an additional 632,418 shares of common stock will be issued to the Series C preferred stockholders; and

    .  the sale of         shares of our common stock at an assumed initial
       public offering price of $     per share and our receipt of the
       estimated net proceeds of this offering (after deducting estimated underwriting discounts and commissions and estimated offering expenses).

      The following table illustrates per share dilution:

     Assumed initial public offering price per common share.........       $
                                                                           ----
       Pro forma net tangible book value per share of common stock as of December 31, 1999, before giving effect to the
        offering.................................................... $1.04
       Increase per common share attributable to new investors......
                                                                     -----
       Pro forma as adjusted net tangible book value per share of common stock after the offering.............................
                                                                           ----
     Dilution per share of common stock to new investors............       $
                                                                           ====

      The following table sets forth on a pro forma as adjusted basis as of December 31, 1999 the number of common shares purchased from us, the total cash consideration paid and the average price per common share paid by the existing stockholders and by new investors based on an initial public offering price of
$       per share before deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                   Shares                           Average Price
                                 Purchased     Total Consideration    Per Share
                               --------------  ----------------------------------
                                 Number    %      Amount       %          $
                               ---------- ---  ------------- --------------------
     Existing stockholders...  23,509,662    % $  50,344,224      %     $2.14
     New stockholders........
                               ---------- ---  ------------- -----      -----
       Total.................             100% $               100%     $
                               ========== ===  ============= =====      =====

      The above discussion and tables assume no exercise of stock options as of December 31, 1999. As of that date, there were:

    . 2,377,752 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $2.49 per share; and

    . 2,105,468 shares of common stock reserved for issuance under our 1996 Stock Option Plan, of which 283,015 stock options were granted during the period from January 1, 2000 to February 18, 2000 at a weighted-average exercise price of $5.06 per share.

      To the extent that these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated statement of operations and balance sheet data should be read in conjunction with the Consolidated Financial Statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this prospectus. The statement of operations data for each of the three years in the period ended September 30, 1999 and the balance sheet data as of September 30, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 and the balance sheet data as of December 31, 1995 and as of September 30, 1996 and 1997 have been derived from our audited financial statements not included in this prospectus. The interim data have been prepared on a basis consistent with that of the audited financial statements and, in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of the data for such periods. The historical results presented below are not necessarily indicative of future results.

                                        Nine Months                                Three Months
                          Year  Ended      Ended                                       Ended
                          December 31, September 30, Year Ended September 30,      December 31,
                          ------------ ------------- ---------------------------  ----------------
                           1995(/1/)     1996(/2/)    1997      1998      1999     1998     1999
                          ------------ ------------- -------  --------  --------  -------  -------
                                     (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenue:
 License................     $  102       $   155    $ 2,218  $  5,465  $  8,715  $ 1,751  $ 2,623
 Maintenance............        --            --         184       648     1,461      312      416
 Professional
  services..............        --            --         283     2,417     4,218      773    1,306
 Joint venture
  development fees .....        --            --         --        --      1,109      --       445
                             ------       -------    -------  --------  --------  -------  -------
   Total revenue........        102           155      2,685     8,530    15,503    2,836    4,790
                             ------       -------    -------  --------  --------  -------  -------
Cost of revenue:
 License................          3             5      1,014     1,752     2,444      474      570
 Maintenance, exclusive
  of non-cash stock-
  based compensation of
  $0, $0, $0, $1, $2,
  $0 and $1.............        --            --         334       668     1,104      248      277
 Professional services,
  exclusive of non-cash
  stock-based
  compensation of $0,
  $0, $0, $1, $8, $2
  and $3................        --            --         164     1,684     1,958      344      505
                             ------       -------    -------  --------  --------  -------  -------
   Total cost of
    revenue.............          3             5      1,512     4,104     5,506    1,066    1,352
                             ------       -------    -------  --------  --------  -------  -------
Gross profit............         99           150      1,173     4,426     9,997    1,770    3,438
                             ------       -------    -------  --------  --------  -------  -------
Operating expenses:
 Research and
  development,
  exclusive of non-cash
  stock-based
  compensation of $0,
  $0, $81, $34, $195,
  $40 and $49...........        620         1,050      2,503     3,586     6,026    1,092    2,281
 Sales and marketing,
  exclusive of non-cash
  stock-based
  compensation of $0,
  $0, $121, $54, $142,
  $30 and $55...........        --            489      2,140     6,085     9,023    2,022    3,381
 General and
  administrative,
  exclusive of non-cash
  stock-based
  compensation of $0,
  $0, $13, $30, $95,
  $20 and $25...........         49           363      1,331     1,631     4,174      542      809
 Non-cash stock-based
  compensation..........        --            --         215       120       442       92      133
                             ------       -------    -------  --------  --------  -------  -------
   Total operating
    expenses............        669         1,902      6,189    11,422    19,665    3,748    6,604
                             ------       -------    -------  --------  --------  -------  -------
Operating loss..........       (570)       (1,752)    (5,016)   (6,996)   (9,668)  (1,978)  (3,166)
 Interest income........        (12)           74        144       297       263       15       47
 Interest expense.......        --            --         --        --        (15)     --       (36)
                             ------       -------    -------  --------  --------  -------  -------
Loss before income taxes
 and equity in loss of
 joint venture..........       (582)       (1,678)    (4,872)   (6,699)   (9,420)  (1,963)  (3,155)
 Provision for income
  taxes.................        --            --         --        --        --       --       --
 Equity in loss of
  joint venture.........        --            --         --        --     (1,054)     --      (371)
                             ------       -------    -------  --------  --------  -------  -------
Net loss................       (582)       (1,678)    (4,872)   (6,699)  (10,474)  (1,963)  (3,526)
 Accretion of
  redeemable preferred
  stock.................        --            --        (278)   (3,352)   (3,683)    (837)  (1,505)
                             ------       -------    -------  --------  --------  -------  -------
Net loss available for
 common stockholders....     $ (582)      $(1,678)   $(5,150) $(10,051) $(14,157) $(2,800) $(5,031)
                             ======       =======    =======  ========  ========  =======  =======
Basic and diluted net
 loss per common share
 .......................     $(0.29)      $ (0.38)   $ (0.86) $  (1.49) $  (1.89) $ (0.41) $ (0.63)
                             ======       =======    =======  ========  ========  =======  =======
Weighted average number
 of common shares.......      2,000         4,453      5,980     6,744     7,506    6,860    7,958
                             ======       =======    =======  ========  ========  =======  =======
Pro forma net loss
 available for common
 stockholders(3)........                                                $(10,474)          $(3,526)
                                                                        ========           =======
Pro forma basic and
 diluted net loss per
 common share(3)........                                                $  (0.57)          $ (0.18)
                                                                        ========           =======
Pro forma weighted
 average number of
 common shares(3).......                                                  18,447            20,003
                                                                        ========           =======

                             As of                                               As of
                          December 31,         As of September 30,            December 31,
                          ------------ -------------------------------------  ------------
                           1995(/1/)   1996(/2/)  1997      1998      1999        1999
                          ------------ --------- -------  --------  --------  ------------
                                                 (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............     $   1      $ 4,145  $ 7,485  $  1,769  $  6,425    $  1,664
Working capital.........      (384)       3,586    6,527     2,497     7,425       4,109
Total assets............       254        5,190    9,406     7,388    16,941      12,768
Long-term debt..........       --           --       --        --        799         858
Mandatorily redeemable
 preferred stock........       --         6,237   14,233    19,814    37,439      38,944
Stockholders' deficit...      (272)      (1,941)  (6,789)  (16,130)  (27,411)    (32,326)

--------
(1) The consolidated statement of operations data for the year ended December 31, 1995 and the balance sheet data as of December 31, 1995 reflect the results of operations and financial position, respectively, of our Israeli predecessor company, which reported on a calendar year basis.

(2) In January 1996, we acquired all of the outstanding shares of our predecessor company and changed our fiscal year for financial reporting purposes from December 31 to September 30. As a result, the consolidated statement of operations data for 1996 have been prepared for the nine months ended September 30. Consequently, comparisons of this nine month period with the subsequent and prior twelve month periods may provide limited meaningful information about our business and results of operations.

(3) Pro forma net loss available for common stockholders, basic and diluted net loss per common share and weighted average number of shares reflect the impact of the conversion of our outstanding convertible preferred stock into shares of common stock as if the conversions occurred at the beginning of the periods presented or on the date of issuance, if later.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion along with our Consolidated Financial Statements and related notes thereto included in this prospectus. The following discussion includes forward-looking statements that involve potential risks and uncertainties, including those discussed under "Risk Factors." Our future results could differ materially from results discussed in, or implied by, these forward-looking statements.

Overview

      We are a leading provider of e-infrastructure management software that enables an organization to maximize the value of its e-infrastructure by aligning technology investments with the business processes that they support. Our software allows organizations to manage the complete e-infrastructure life cycle, including planning, procurement, deployment, tracking, managing and disposal of e-infrastructure assets. The recent introduction of our Web-based ASP subscription service allows organizations, regardless of size to reap the benefits of our software without incurring up-front licensing fees and implementation expenses.

      Since our inception in 1994, we have focused on the development and sale of our software. Our fiscal year end is September 30. All references to fiscal years are to the years ended September 30. During fiscal year 1997, we released MC/EMpower for general availability, began wide-scale marketing activities, established direct sales capabilities in the United States and Europe, completed our first sales, recorded revenue of $2.7 million and continued to expand our research and development resources. On April 3, 2000 we introduced an updated series of our software which we refer to as the MC/EMpower i.series. As of that date our software will be sold under this name. To date, the license fees of a typical agreement range from approximately $100,000 to $1.0 million. Since 1997, we have continued to invest, expand and build resources in all areas, more than tripling worldwide revenue to $8.5 million in fiscal year 1998, which then nearly doubled to $15.5 million in fiscal year 1999. For the three months ended December 31, 1999 we recorded revenue of $4.8 million, which represents growth of 69% over the comparable period in the prior year. Finally, we have grown from 33 employees on October 1, 1996 to 152 on December 31, 1999. We plan to continue investing for future growth by:

    .  expanding operations in the United States and Europe;

    . increasing the number of partners who will resell or distribute our software throughout the world under the name of MC/EMpower i.series or on a private-label basis;

    .  offering subscription services in addition to product licenses; and

    .  developing business-to-business solutions.

      Revenue. Our revenue is derived from the sale of software licenses, including licenses of the ValueSolution software, to end-users, sublicenses through resellers and distributors, and software development for customers, business partners, and our ValueSolution joint venture. We also earn fees from maintenance and professional services provided to customers.

      We recognize revenue in accordance with the provisions of Statement of Position Nos. 97-2 and 98-4, "Software Revenue Recognition," as modified by Statement of Position No. 98-9, "Modification of Statement of Position No. 97-2, with Respect to Certain Transactions." We adopted the provisions of Statement of

Position No. 98-9 effective October 1, 1998. License and sublicense fees generally are due upon the granting of the license or sublicense. We recognize license fees as revenue upon delivery, provided that the fee is fixed and determinable, an arrangement exists, no significant obligations remain and collection of the resulting receivable is probable. We recognize sublicense fees from software sales through resellers and distributors when the software is delivered to the end-user, other than guaranteed minimum license payments which we recognize upon the earlier of receipt of payment or delivery of the contractual minimum number of licenses to the end-user. In instances where we provide substantial sales and customer support to a distributor, we record the related revenue on a gross basis and include royalties retained by the distributor in cost of revenue. In all other circumstances, we record revenue derived from sales by distributors on a net basis. We expect that the majority of our revenue in the future will be recognized on a net basis. Except for software development fees from ValueSolution, we record software development fees for significant production, modification or customization of software as revenue using the percentage of completion method. We recognize software development fees from ValueSolution, which relate to the ValueSolution software, as work is performed, but such recognition is limited to royalties earned by ValueSolution from sales of the ValueSolution software. See "Certain Transactions." For all types of license revenue, if acceptance is required, we defer license revenue recognition until customer acceptance is achieved. Our license agreements typically include up to one year of maintenance after which customers must pay an annual renewal fee. We recognize maintenance revenue, including amounts allocated for the initial period, based on the fair value of maintenance, as determined through contractual renewal rates, ratably over the support period. We recognize professional services revenue as work is performed.

      To date, we have had no revenue from our Web-based ASP subscription service. To the extent that we enter these types of arrangements in the future, our revenue is expected to be recognized on a subscription basis over the related subscription period.

      Cost of revenue. Cost of license revenue includes royalties on sales of the ValueSolution software, royalties retained by our distributors and costs of software development performed under contract. Cost of maintenance revenue includes the same type of royalties on maintenance and labor costs of our technical support services group. Cost of professional services revenue includes the labor and related costs of our professional services organization and the costs of third party consultants employed to perform services for our customers.

      Research and development. Research and development expenses consist primarily of salaries, benefits, equipment and allocable overhead for software engineers, pre-production quality assurance personnel, program managers and technical writers. Research and development expenses also include expenses associated with independent contractors we use to augment our research and development efforts. Research and development expenses relate to activities performed prior to commercial production of a product. To date we have not capitalized any development costs because our short development cycle has historically resulted in only immaterial amounts of capitalized software development costs.

      Sales and marketing. Sales and marketing expenses consist primarily of sales and marketing personnel compensation and benefits, direct expenditures such as travel, trade shows, direct mail, online marketing, advertising and promotion and allocable overhead.

      General and administrative. General and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance, administrative and human resource functions. General and administrative expenses also include legal, other professional fees and allocable overhead.

      Non-cash stock-based compensation. Non-cash stock-based compensation reflects the amortization of deferred stock-based compensation over the vesting period of options granted, generally four years. Deferred stock-based compensation represents the difference between the exercise price of options granted and the deemed fair market value of our common stock on the date of grant. Aggregate unamortized deferred stock-based compensation of $1,585,000 as of December 31, 1999 will be recognized as follows: $417,000 in fiscal year 2000; $524,000 in fiscal year 2001; $488,000 in fiscal year 2002; $149,000 in fiscal year 2003; and $7,000 in fiscal year 2004.

      Joint venture accounting. During fiscal year 1999, we completed the acquisition of a 50% interest in ValueSolution for approximately $2.7 million, consisting of $603,000 in cash and $2.1 million related to stock-based consideration. We have two types of recurring transactions with ValueSolution. The first is a 30% royalty payable to ValueSolution for our exclusive right to sell the ValueSolution software outside of Germany, Austria and Switzerland. USU pays a 30% royalty to ValueSolution for the exclusive right to sell in Germany, Austria and Switzerland. Our royalty payments are recorded in cost of revenue in the period in which we record the related license revenue. The second is a development fee received from ValueSolution for our ongoing development of the ValueSolution software. The development fee is based on hourly rates for time incurred, but is contractually limited to a predetermined percentage of ValueSolution's sales, which are comprised solely of royalties. We recognize development fee revenue from ValueSolution in the period in which ValueSolution generates royalties on product sales. For further information, you should see the discussion in "Certain Transactions."

      Because some significant management and operating decisions of ValueSolution require the unanimous vote of MainControl and USU, we account for our 50% interest in ValueSolution using the equity method of accounting. We record amortization of the difference between our original investment in the joint venture and our underlying equity in net assets of the joint venture, as well as our 50% share of the income or loss of ValueSolution as equity in loss of joint venture.

Results of operations

Statement of operations data

      The following table sets forth the selected consolidated statement of operations data as a percentage of total revenue for the periods presented.

                                                             Three Months
                                          Year Ended             Ended
                                        September 30,        December 31,
                                        ------------------   ---------------
                                        1997   1998   1999    1998     1999
                                        ----   ----   ----   ------   ------
                                        (as a percentage of revenue)
Revenue:
  License..............................   83%   64%    56%      62%       55%
  Maintenance..........................    7     8      9       11         9
  Professional services................   10    28     27       27        27
  Joint venture development fees.......   --    --      8       --         9
                                        ----   ---    ---    -----    ------
    Total revenue......................  100   100    100      100       100
                                        ----   ---    ---    -----    ------
Cost of revenue:
  License..............................   38    20     16       17        12
  Maintenance..........................   12     8      7        9         6
  Professional services................    6    20     13       12        10
                                        ----   ---    ---    -----    ------
    Total cost of revenue..............   56    48     36       38        28
                                        ----   ---    ---    -----    ------
Gross profit...........................   44    52     64       62        72
                                        ----   ---    ---    -----    ------
Operating expenses:
  Research and development.............   93    42     39       39        48
  Sales and marketing..................   80    71     58       71        70
  General and administrative...........   50    19     27       19        17
  Non-cash stock-based compensation....    8     2      2        3         3
                                        ----   ---    ---    -----    ------
    Total operating expenses...........  231   134    126      132       138
                                        ----   ---    ---    -----    ------
Operating loss......................... (187)  (82)   (62)     (70)      (66)
  Interest income, net.................    6     3      1        1        --
                                        ----   ---    ---    -----    ------
Loss before income taxes and equity in
 loss of joint venture................. (181)  (79)   (61)     (69)      (66)
  Equity in loss of joint venture......   --    --     (7)      --        (8)
                                        ----   ---    ---    -----    ------
Net loss............................... (181)% (79)%  (68)%    (69)%     (74)%
                                        ====   ===    ===    =====    ======

Three Months Ended December 31, 1998 and 1999

Revenue

      During the three months ended December 31, 1998 and 1999, total revenue was $2.8 million and $4.8 million, respectively. Although a large portion of our revenue may be derived from a small number of large customers each year, those large customers change from year to year. Therefore, we are not dependent on any single customer or group of customers for revenue as most revenue is generated from newly added customers.

      License. License revenue for the three months ended December 31, 1998 was $1.8 million and increased 50% to $2.6 million for the three months ended December 31, 1999. The increase in license revenue reflects the results of our continued investment, expansion and growth of our North American sales and marketing effort, along with penetration of the growing market for e-infrastructure management software solutions in the United States. This increased sales effort and market penetration resulted in the expansion of our customer base and larger volume of individual license sales.

      Maintenance. Maintenance revenue for the three months ended December 31, 1998 was $312,000 and increased 33% to $416,000 for the three months ended December 31, 1999. As most customers renew maintenance, the growth in maintenance revenue reflects the growth of cumulative license revenue with support requirements. Some royalties and development fees included in license revenue do not have support requirements and thus do not result in increased maintenance revenue.

      Professional services. Professional services revenue for the three months ended December 31, 1998 was $773,000 and increased 69% to $1.3 million for the three months ended December 31, 1999. This increase reflects the demand for implementation assistance from customers as sales of our software increased, as well as the purchase of incremental professional services after the initial implementation. The continued growth in professional services revenue will be affected by the future availability of professional services resources.

      Joint venture development fees. We recorded ValueSolution development fees of $445,000 for the three months ended December 31, 1999. As the joint venture became effective in December 1998, there were no development fees from the joint venture for the three months ended December 31, 1998.

Cost of Revenue and Gross Profit

      During the three months ended December 31, 1998, total cost of revenue was $1.1 million and increased 27% to $1.4 million for the three months ended December 31, 1999. During these same periods gross profit was $1.8 million and $3.4 million, representing 62% and 72% of total revenue, respectively.

      License. Cost of license revenue for the three months ended December 31, 1998 was $474,000 and increased 20% to $570,000 for the three months ended December 31, 1999. The related license gross profit for these three-month periods was $1.3 million and $2.1 million, representing 73% and 78% of license revenue, respectively.

      Cost of license revenue for these periods resulted primarily from the royalty for sales of the ValueSolution software. The royalty rate was 30%. The royalty was payable to USU until January 1999, when the royalty became payable to ValueSolution, a joint venture of USU and MainControl. Cost of license revenue for these periods also included the labor costs of developers used to generate development fees.

      The increase in the absolute amount of cost of license revenue and gross profit reflects the increase in license revenue. While the proportion of sales of the ValueSolution software increased from 35% to 42% between the two three-month periods, the gross profit on development fees improved significantly resulting in the overall increase in gross profit percentage during the three months ended December 31, 1999.

      Maintenance. Cost of maintenance revenue for the three months ended December 31, 1998 was $248,000 and increased 12% to $277,000 for the three months ended December 31, 1999. The related maintenance gross profit for those three-month periods was $64,000 in 1998 and $139,000 in 1999, representing 21% and 33% of maintenance revenue, respectively. In addition to royalties on maintenance for the ValueSolution software and software sold by distributors, cost of maintenance revenue reflects the labor cost of our technical support services group. In 1999, the growth of this group slowed relative to the growth in maintenance revenue resulting in an improved gross profit percentage for the three months ended December 31, 1999.

      Professional services. Cost of professional services revenue for the three months ended December 31, 1998 was $344,000 and increased 47% to $505,000 for the three months ended December 31, 1999. The related professional services gross profit for those three-month periods was $429,000 and $801,000, representing 55% and 61% of professional services revenue, respectively. We utilize trained consultants who are either our employees or unaffiliated third party consultants. The third party consultants generally cost significantly more than the consultants employed by us. While the growth in the absolute amount of the costs reflects the growth in professional services revenue, our gross profit can fluctuate based upon the timing and degree of use of consultants. We have continued to build our internal staff of consultants and to increase their proportionate use relative to our use of third party consultants. This increased use of our consultants combined with a more experienced professional staff and improved service processes has caused gross profit to increase as a percentage of professional services revenue.

Operating Expenses

      During the three months ended December 31, 1998, total operating expenses were $3.7 million and increased 76% to $6.6 million for the three months ended December 31, 1999, representing 132% and 138% of total revenue, respectively. We expect that research and development, sales and marketing and general and administrative expenses will continue to increase in absolute dollars as we continue to expand our operations.

      Research and development. Research and development expense for the three months ended December 31, 1998 was $1.1 million and increased 109% to $2.3 million for the three months ended December 31, 1999. The increase in research and development expense during the three months ended December 31, 1999 resulted primarily from higher salaries paid to developers, new costs associated with developing our Web-based ASP subscription service, increased use of third-party consultants for certain platform migration and documentation projects and an increase in the number of developers we hired to work on development of the ValueSolution software.

      Sales and marketing. Sales and marketing expense for the three months ended December 31, 1998 was $2.0 million and increased 67% to $3.4 million for the three months ended December 31, 1999. This increase reflects a significant expansion of our United States and United Kingdom direct sales force from 18 to 28 employees at December 31, 1998 and 1999, respectively, along with continued increases in our marketing personnel and programs.

      General and administrative. General and administrative expense for the three months ended December 31, 1998 was $542,000 and increased 49% to $809,000 for the three months ended December 31, 1999. This increase was primarily attributable to costs associated with an increase in the number of administrative personnel, the expansion of our office space at our United States headquarters and the increase in related infrastructure necessary to support our rapid growth.

      Non-cash stock-based compensation. Non-cash stock-based compensation expense for the three months ended December 31, 1998 was $92,000 and increased 45% to $133,000 for the three months ended December 31, 1999. Both periods include compensation resulting from a 1997 amendment of our stock option plan and the related remeasurement of compensation associated with then outstanding options and additional non-cash charges for an estimated market price of the common shares in excess of the exercise price for options granted.

Interest Income

      Interest income for the three months ended December 31, 1998 and 1999 was nominal. Interest income results primarily from interest earned on money market account deposits of funds obtained from equity financings.

Interest Expense

      Interest expense for the three months ended December 31, 1999 was $36,000. Interest expense results from outstanding balances of our credit facilities, which totaled $1.5 million as of December 31, 1999. These facilities were not in place for the three months ended December 31, 1998 and consequently we had no interest expense.

Provision for Income Taxes

      Through our operations and the operations of our subsidiaries, we are subject to tax in the United States, the United Kingdom, Germany and Israel. Since we have incurred losses since inception, we have not paid any income taxes in any jurisdiction and we have net operating loss carryforwards for United States federal and state, and German, Israeli and United Kingdom purposes. Subject to certain limitations, these net operating loss carryforwards are available to offset future taxable income. Due to uncertainty surrounding the timing or realization of the benefits of using these net operating loss carryforwards in future tax returns, we have placed a full valuation allowance against these deferred tax assets.

Equity in Loss of Joint Venture

      During the three months ended December 31, 1999, we recorded $371,000 as equity in loss of joint venture. We amortize the difference of $2.7 million between the original carrying amount of the joint venture and our underlying equity in net assets of the joint venture. As the joint venture became effective in December 1998, there were no operations for the three months ended December 31, 1998.

Fiscal Years Ended September 30, 1998 and 1999

Revenue

      During fiscal years 1998 and 1999, total revenue was $8.5 million and $15.5 million, respectively.

      License. License revenue for fiscal year 1998 was $5.5 million and increased 59% to $8.7 million for fiscal year 1999. The increase in license revenue reflects the results of our continued investment, expansion and growth of our North American sales and marketing effort, along with penetration of the growing market for e-infrastructure management software solutions in the United States. This increased sales effort and market penetration resulted in the expansion of our customer base and larger volume of individual license sales. License revenue also increased due to follow-on orders from existing customers. License revenue increased despite the fact that the percentage of distributor sales recognized on a gross basis declined from 40% to 18% of license revenue in fiscal years 1998 and 1999, respectively. The decrease in the percentage of distributor sales recognized on a gross basis is indicative of the change in our roles and responsibilities as performed under individual contracts and reflects the maturity of our relationship with our distributors, who are assuming increasing involvement with our customers.

      Maintenance. Maintenance revenue for fiscal year 1998 was $648,000 and increased 125% to $1.5 million for fiscal year 1999. This increase reflects the growth in our license revenue with support requirements.

      Professional services. Professional services revenue for fiscal year 1998 was $2.4 million and increased 75% to $4.2 million for fiscal year 1999. This increase reflects the demand for implementation assistance from customers as sales of our software increased, as well as the purchase of incremental professional services after the initial implementation. The continued growth in professional services revenue will be affected by the future availability of professional services resources.

      Joint venture development fees. We recorded our initial ValueSolution development fees of $1.1 million during fiscal year 1999. As the joint venture became effective in December 1998, there were no development fees from the joint venture in fiscal year 1998.

Cost of Revenue and Gross Profit

      During fiscal year 1998, total cost of revenue was $4.1 million and increased 34% to $5.5 million for fiscal year 1999. During these same periods gross profit was $4.4 million and $10.0 million, representing 52% and 64% of total revenue, respectively.

      License. Cost of license revenue for fiscal year 1998 was $1.8 million and increased 39% to $2.4 million for fiscal year 1999. The related license gross profit for those fiscal years was $3.7 million and $6.3 million, representing 68% and 72% of license revenue, respectively.

      There were two major components of our cost of license revenue for fiscal years 1998 and 1999. The first was the royalty retained by distributors, generally 50%, in instances where we provided substantial sales and customer support and the second was the royalty for sales of the ValueSolution software. This royalty rate was 35% until August 1998 when the royalty rate became 30%. The royalty was payable to USU until January 1999 when the royalty became payable to ValueSolution. Cost of license revenue for fiscal year 1999 also included the labor cost of developers used to generate development fees.

      Distributor sales where we provided substantial sales and customer support comprised 40% of total license revenue in fiscal year 1998, but declined to 18% in fiscal year 1999. The proportion of sales of the ValueSolution software increased from 30% to 41% between fiscal years 1998 and 1999.

      The increase in the absolute amount of cost of license revenue and gross profit reflects the increase in license revenue. The improvement in gross profit percentage in fiscal year 1999 results from a decreasing proportion of distributor sales, which we recorded on a gross basis, offset by the larger proportion of sales of the ValueSolution software and the labor costs of developers.

      Maintenance. Cost of maintenance revenue for fiscal year 1998 was $668,000 and increased 65% to $1.1 million for fiscal year 1999. The related maintenance gross profit for fiscal year 1998 was a loss of $20,000 and a profit of $357,000 for fiscal year 1999, representing 3% and 24% of maintenance revenue, respectively. In 1998, we invested in expanding our technical support services group in anticipation of future software sales; therefore, gross profit was lower in 1998 than in 1999.

      Professional services. Cost of professional services revenue for fiscal year 1998 was $1.7 million and increased 16% to $2.0 million for fiscal year 1999. The related professional services gross profit for those fiscal years was $733,000 and $2.3 million, representing 30% and 54% of professional services revenue, respectively. During 1999 we began building our internal staff of consultants with the intention of increasing their proportionate use relative to our use of more costly third-party consultants. This increased use of our consultants combined with a more experienced professional staff and improved service processes has caused gross profit to increase as a percentage of professional services revenue.

Operating Expenses

      During fiscal year 1998, total operating expenses were $11.4 million and increased 72% to $19.7 million for fiscal year 1999, representing 134% and 126% of total revenue, respectively.

      Research and development. Research and development expense for fiscal year 1998 was $3.6 million and increased 68% to $6.0 million for fiscal year 1999. This increase in research and development expense during fiscal year 1999 results primarily from the increase in the number of developers we hired to work on development of the ValueSolution software, increased use of third-party consultants for certain platform migration and documentation projects and higher salaries.

      Sales and marketing. Sales and marketing expense for fiscal year 1998 was $6.1 million and increased 48% to $9.0 million for fiscal year 1999. This increase reflects a significant expansion of our United States and United Kingdom direct sales force from 16 to 25 employees at September 30, 1998 and 1999, respectively, along with continued increases in our marketing personnel and programs.

      General and administrative. General and administrative expense for fiscal year 1998 was $1.6 million and increased 156% to $4.2 million for fiscal year 1999. Fiscal year 1999 includes $1.5 million in non-recurring costs associated with our securities offering in Germany that we withdrew prior to completion because of adverse market conditions. The remaining increase was primarily attributable to costs associated with an increase in the number of administrative personnel, the expansion of our office space at our United States headquarters and the increase in related infrastructure necessary to support our rapid growth.

      Non-cash stock-based compensation. Non-cash stock-based compensation expense for fiscal year 1998 was $120,000 and increased 268% to $442,000 for fiscal year 1999. Both periods include compensation resulting from a 1997 amendment of our stock option plan and the related remeasurement of compensation associated with then outstanding options. Non-cash stock-based compensation expense for fiscal year 1999 includes additional non-cash charges for an estimated market price of the common shares in excess of the exercise price for options granted.

Interest Income

      Interest income for fiscal year 1998 was $297,000 and decreased 11% to $263,000 for fiscal year 1999. This decrease results from a declining average available cash and cash equivalent balance between the two fiscal years.

Interest Expense

      Interest expense for fiscal year 1999 was $15,000. At September 30, 1999, $1.2 million was outstanding under our credit facilities. These facilities were not in place for fiscal year 1998 and consequently we had no interest expense.

Provision for Income Taxes

      As of September 30, 1999, we had United States federal and state net operating loss carryforwards of $19.4 million, Israeli net operating loss carryforwards of $5.3 million, United Kingdom net operating loss carryforwards of $900,000 and German net operating loss carryforwards of $200,000. The United States federal and state net operating loss carryforwards expire between 2011 and 2019. The Israeli, United Kingdom and German net operating loss carryforwards do not expire. Subject to certain limitations, these net operating loss carryforwards are available to offset future taxable income. Due to uncertainty surrounding the timing or realization of the benefits of using these net operating loss carryforwards in future tax returns, we have placed a full valuation allowance against these deferred tax assets.

Equity in Loss of Joint Venture

      During fiscal year 1999, we recorded $1.1 million as equity in loss of joint venture. As the joint venture became effective in December 1998, there were no joint venture operations during fiscal year 1998.

Fiscal Years Ended September 30, 1997 and 1998

Revenue

      During fiscal years 1997 and 1998, total revenue was $2.7 million and $8.5 million, respectively.

      License. Our first commercial license revenue was generated in fiscal year 1997. License revenue was $2.2 million for fiscal year 1997 and increased 146% to $5.5 million for fiscal year 1998. As we tested our software at a major German bank and focused on international distributors in 1997, a significant portion of the license revenue in fiscal year 1997 was European-based. The subsequent increases in license revenue for fiscal year 1998 reflect the results of our investment and growth of our North American sales and marketing program, along with penetration of the growing market for e-infrastructure management software in the United States. This increased sales effort and market penetration resulted in the expansion of our customer base and larger volume of individual license sales. The increase in license revenue in fiscal year 1998 also reflects royalties and development income from a private-label agreement with a Year 2000 solution provider in the amount of $810,000.

      Maintenance. Maintenance revenue was $184,000 for fiscal year 1997 and increased 252% to $648,000 for fiscal year 1998. This increase reflects the growth in our license revenue with support requirements.

      Professional services. We established our professional services organization and capabilities during fiscal year 1997. Professional services revenue was $283,000 for fiscal year 1997 and increased 754% to $2.4 million for fiscal year 1998. This increase reflects the creation and growth of the Company's professional services organization to meet the growing demand for implementation assistance as the number of customers buying our software increased. The continued growth in professional services revenue will be affected by the future availability of professional services resources.

Cost of Revenue and Gross Profit

      During fiscal year 1997, total cost of revenue was $1.5 million and increased 171% to $4.1 million for fiscal year 1998. During these same periods, gross profit was $1.2 million and $4.4 million, representing 44% and 52% of total revenue, respectively.

      License. Cost of license revenue for fiscal year 1997 was $1.0 million and increased 73% to $1.8 million for fiscal year 1998. The related license gross profit for those years was $1.2 million and $3.7 million, representing 54% and 68% of license revenue, respectively.

      There were two major components of our cost of license revenue for fiscal years 1997 and 1998. The first was the royalty retained by distributors, generally 50%, in instances where we provided substantial sales and customer support and the second was the royalty for sales of the ValueSolution software. This royalty rate payable to USU was 35% until August 1998 when the royalty became 30%. Cost of license revenue for fiscal year 1998 also included the labor cost of developers used to generate development fees.

      Distributor sales where we provided substantial sales and customer support comprised 71% of total license revenue in fiscal year 1997, but declined to 40% in fiscal year 1998. The proportion of sales of the ValueWise software decreased from 35% to 30% between fiscal years 1997 and 1998.

      The increase in the absolute amount of cost of license revenue and gross profit reflects the increase in license revenue. The improvement in fiscal year 1998 gross profit percentage results from the decreasing proportion of distributor sales, which we recorded on a gross basis.

      Maintenance. Cost of maintenance revenue for fiscal year 1997 was $334,000 and increased 100% to $668,000 for fiscal year 1998. The related maintenance gross loss for those fiscal years was a loss of $150,000 in 1997 and $20,000 in 1998. During fiscal year 1997, we began staffing the technical support services group in anticipation of software sales, which increased our maintenance gross loss for fiscal year 1997. In fiscal year 1998, maintenance revenue per technical support staff increased which positively impacted our gross maintenance margins.

      Professional services. Cost of professional services revenue was $164,000 in fiscal year 1997 and increased 927% to $1.7 million for fiscal year 1998. The related professional services gross profit for those years was $119,000 and $733,000, representing 42% and 30% of professional services revenue, respectively. While the growth in the absolute amount of the costs reflects the growth in professional services revenue, gross profit decreased because of an increased use of third-party consultants, which are more expensive than our own professional services staff.

Operating Expenses

      During fiscal year 1997, total operating expenses for fiscal year 1997 were $6.2 million and increased 85% to $11.4 million for fiscal year 1998, representing 231% and 134% of total revenue, respectively.

      Research and development. Research and development expense for fiscal year 1997 was $2.5 million and increased 43% to $3.6 million for fiscal year 1998. The increase was largely due to an increase in the number of developers working on new versions of our software.

      Sales and marketing. Sales and marketing expense was $2.1 million in fiscal year 1997 and increased 184% to $6.1 million for fiscal year 1998. This increase reflects a significant expansion of our United States and United Kingdom direct sales force from 11 to 16 employees at September 30, 1997 and 1998, respectively, along with increases in marketing personnel and programs.

      General and administrative. General and administrative expense for fiscal year 1997 was $1.3 million and increased 23% to $1.6 million for fiscal year 1998. This increase is primarily attributable to costs associated with an increase in the number of administrative personnel, increased office space and the increase in related infrastructure to support our rapid growth.

      Non-cash stock-based compensation. Non-cash stock-based compensation expense for fiscal year 1997 was $215,000 and decreased 44% to $120,000 for fiscal year 1998. Both periods include compensation resulting from a 1997 amendment of our stock option plan and the related remeasurement of compensation associated with outstanding options.

Interest Income

      Interest income was $144,000 for fiscal year 1997 and increased 106% to $297,000 for fiscal year 1998. This increase results from interest earned on a higher average available cash and cash equivalent balance between the two fiscal years.

Provision for Income Taxes

      We have net operating loss carryforwards for United States federal and state, and German, Israeli and United Kingdom purposes. Subject to certain limitations, these net operating loss carryforwards are available to offset future taxable income. Due to uncertainty surrounding the timing or realization of the benefits of using these net operating loss carryforwards in future tax returns, we have placed a full valuation allowance against these deferred tax assets.

Quarterly Results of Operations

      The following table sets forth the unaudited consolidated statement of operations data for the five quarters in the period ended December 31, 1999. This information has been derived from the unaudited interim consolidated financial statements that, in our opinion, have been prepared on a basis consistent with the Consolidated Financial Statements contained elsewhere herein, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and related notes thereto. The results of operations for any quarter are not necessarily indicative of results for any future period.

                                              Three Months Ended
                          -----------------------------------------------------------
                          December 31, March 31, June 30,  September 30, December 31,
                              1998       1999      1999        1999          1999
                          ------------ --------- --------  ------------- ------------
                                    (in thousands, except per share data)
Revenue:
  License...............    $ 1,751     $ 1,254  $ 1,691      $ 4,019      $ 2,623
  Maintenance...........        312         303      407          439          416
  Professional
   services.............        773         951    1,294        1,200        1,306
  Joint venture
   development fees ....        --          243      204          662          445
                            -------     -------  -------      -------      -------
    Total revenue.......      2,836       2,751    3,596        6,320        4,790
                            -------     -------  -------      -------      -------
Cost of revenue:
  License...............        474         658      491          821          570
  Maintenance (1).......        248         244      305          307          277
  Professional services
   (2)..................        344         465      614          535          505
                            -------     -------  -------      -------      -------
    Total cost of
     revenue............      1,066       1,367    1,410        1,663        1,352
                            -------     -------  -------      -------      -------
Gross profit............      1,770       1,384    2,186        4,657        3,438
                            -------     -------  -------      -------      -------
Operating expenses:
  Research and
   development (3)......      1,092       1,734    1,556        1,644        2,281
  Sales and marketing
   (4)..................      2,022       1,914    1,996        3,091        3,381
  General and
   administrative (5)...        542         614      614        2,404          809
  Non-cash stock-based
   compensation.........         92         128      148           74          133
                            -------     -------  -------      -------      -------
    Total operating
     expenses...........      3,748       4,390    4,314        7,213        6,604
                            -------     -------  -------      -------      -------
Operating loss..........     (1,978)     (3,006)  (2,128)      (2,556)      (3,166)
  Interest income.......         15          97       73           78           47
  Interest expense......        --          --       --           (15)         (36)
                            -------     -------  -------      -------      -------
Loss before income taxes
 and equity in loss of
 joint venture..........     (1,963)     (2,909)  (2,055)      (2,493)      (3,155)
  Provision for income
   taxes................        --          --       --           --           --
  Equity in loss of
   joint venture........        --         (379)    (394)        (281)        (371)
                            -------     -------  -------      -------      -------
Net loss................     (1,963)     (3,288)  (2,449)      (2,774)      (3,526)
  Accretion of
   redeemable preferred
   stock................       (837)       (868)  (1,021)        (957)      (1,505)
                            -------     -------  -------      -------      -------
Net loss available for
 common stockholders....    $(2,800)    $(4,156) $(3,470)     $(3,731)     $(5,031)
                            =======     =======  =======      =======      =======
Basic and diluted net
 loss per common share..    $ (0.41)    $ (0.55) $ (0.45)     $ (0.48)     $ (0.63)
                            =======     =======  =======      =======      =======
Weighted average number
 of common shares.......      6,860       7,611    7,735        7,816        7,958
                            =======     =======  =======      =======      =======

--------
(1) Exclusive of non-cash stock-based compensation of $0, $1, $1, $0 and $1.
(2) Exclusive of non-cash stock-based compensation of $2, $3, $2, $1 and $3.
(3) Exclusive of non-cash stock-based compensation of $40, $56, $65, $33 and $49.
(4) Exclusive of non-cash stock-based compensation of $30, $41, $48, $24 and $55.
(5) Exclusive of non-cash stock-based compensation of $20, $27, $32, $16 and $25.

      Our revenue and related cost of revenue has been subject to fluctuations from quarter to quarter. While there is a general trend of increasing revenue over time, any one quarter can be significantly influenced by one or a few software sales. Furthermore, our fourth quarter revenue tends to be larger than other quarters as customers believe they can secure more favorable terms by waiting until close to our year-end to finalize contract negotiations and as our sales force increases efforts to achieve annual quota. We expect these quarterly fluctuations to continue until greater volumes mitigate the effects of large software sales. Nonetheless, we expect the fourth quarter to continue to comprise a disproportionately large share of annual revenue. We also expect revenue to continue to grow as the market for technology infrastructure management software solutions develops and expands and as we continue to invest, expand and grow our sales and marketing resources.

      Consistent with our deliberate plan of investment, expansion and growth in all areas of our operations, operating expenses have generally increased quarter-to-quarter. We expect continued increases in quarterly operating expenses as we expand our business and revenue base.

Liquidity and Capital Resources

      Upon inception and prior to our first round of venture capital financing in April 1996, we were funded by our founder, Interchip, a German technology company, Formula Technologies, Ltd., an Israeli technology company, and by Israeli governmental programs. The Israeli governmental program funds included equity capital from Yozma Venture Capital Ltd. and development grants from the Israeli Office of the Chief Scientist. Total equity capital raised during this period amounted to $1.3 million. The development grants amounted to $365,000.

      Beginning in April 1996 and through January 2000, we were funded with four rounds of venture capital financing totaling $48.1 million. We raised $6.3 million with the first private placement of equity securities in April 1996. We raised an additional $10.0 million with the second private placement of equity securities in September and December 1997, and we raised another $14.0 million with the third private placement of equity securities in December 1998, and April and June 1999. Most recently, we raised $17.8 million with the fourth private placement of equity securities in January 2000.

      Net cash used in operating activities for fiscal years 1997, 1998 and 1999, and for the three months ended December 31, 1998 and 1999, amounted to $4.0 million, $8.1 million, $9.1 million, $2.3 million and $4.3 million, respectively. This use of cash reflects our deliberate plan of investment, expansion and growth in all areas of operations.

      Net cash used in investing activities for fiscal years 1997, 1998 and 1999, and for the three months ended December 31, 1998 and 1999, amounted to $446,000, $390,000, $1.8 million, $237,000 and $750,000, respectively. Most of this use of cash was for computers, furniture, office equipment and leasehold improvements to support an increasing number of employees. During the year ended September 30, 1999, $603,000 was used to complete the acquisition of ValueSolution.

      Net cash provided by financing activities for fiscal years 1997, 1998 and 1999, and for the three months ended December 31, 1998 and 1999, amounted to $7.8 million, $2.8 million, $15.5 million, $9.7 million and $265,000, respectively. Net cash provided by financing activities was primarily the result of the equity capital financings discussed in the first two paragraphs of this section.

      As of December 31, 1999, we had $1.7 million of cash and cash equivalents and $7.0 million of accounts receivable. On January 26, 2000, we completed our fourth private placement and our cash and cash equivalent balances increased by $17.7 million. Also in January we borrowed an additional $675,000 for equipment under our bank credit facility.

      Our principal commitments consist of our bank credit facility and our operating lease for headquarters office space. We have a $6.1 million secured bank credit facility, which provides us with a $3.0 million line of credit supported by accounts receivable, a $2.5 million equipment loan commitment and a $565,000 acquisition loan for ValueSolution. Pursuant to the terms of the bank credit facility, we are restricted from paying any dividends or making any other distributions in relation to our capital stock and we are required to maintain quick ratio, tangible net worth and maximum quarterly net loss levels, exclusive of non-cash charges. The bank credit facility is secured by all of our assets. The line of credit portion of the bank credit facility renews annually. We have borrowed a total of $1.7 million for equipment and we expect to borrow the remainder of the equipment loan advance, or $825,000, during the balance of fiscal year 2000. We have borrowed $565,000 for the ValueSolution acquisition. We are utilizing $296,000 of the available line of credit to support a letter of credit to secure the lease of our headquarters office space. The remaining $2.7 million on our line of credit is unutilized. Under the terms of our non-cancelable operating lease, we are committed to annual rent payments of approximately $1.2 million through fiscal year 2004.

      We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that these expenses will be a material use of our cash resources, particularly if planned revenue growth rates are not realized. We also expect to experience increased capital expenditures and lease commitments commensurate with the anticipated growth in operations, infrastructure and personnel. We believe that the net proceeds of the offering, together with existing cash and cash equivalents, accounts receivable and bank credit facility, will be sufficient to meet anticipated cash needs for at least the next twelve months. Thereafter, we may need additional debt or equity financing. However, if we acquire any complimentary businesses, technologies or services we may need additional financing during the next twelve months. We currently have no arrangements to engage in acquisition transactions, but could do so at anytime in the future.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS 133, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133," is effective for all fiscal quarters of the Company's fiscal year ending September 30, 2001. We do not engage or plan to engage in the use of derivative instruments. Regarding embedded derivatives, we do not expect SFAS 133 to have a material impact.

      Staff Accounting Bulletin 101 (SAB 101), issued in December 1999, provides guidance on the recognition and disclosure of revenue in financial statements. Provided the registrant's former policy was not an improper application of Generally Accepted Accounting Principles (GAAP), registrants may adopt a change in accounting principle to comply with the SAB no later than the first quarter of the fiscal year beginning after December 15, 1999. We have assessed that our current revenue recognition policies are in accordance with GAAP.

Qualitative and Quantitative Disclosures about Market Risk

      We report our financial results in United States dollars but conduct business in a number of other currencies, principally the Deutsche Mark, Swiss Franc, British Pound and Israeli Shekel. Most of our distributor agreements require settlement in United States dollars, although some have been settled in Deutsche Marks, Swiss Francs and British Pounds. We made expenditures in Israeli Shekels but no revenue has been generated in this currency. Substantially all of our sales are currently made in U.S. dollars. A strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure.

                                    BUSINESS

      The prospectus contains forward-looking statements that include risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

Overview

      We are a leading provider of e-infrastructure management software that enables an organization to maximize the value of its e-infrastructure by aligning technology investments with the business processes that they support. Our software enables organizations to manage the complete e-infrastructure life-cycle, including planning, procurement, deployment, tracking, managing and disposal of e-infrastructure assets. Our Internet-based software is easily configured and interoperates with existing technology assets, enabling organizations to continue the use of existing e-infrastructure management solutions without costly customization. In addition, our software provides users throughout an organization with the information necessary to control the cost of e-infrastructure. The recent introduction of our Web-based ASP subscription service allows organizations, regardless of size and level of technological requirements, to reap the benefits of our software without incurring up-front licensing fees and implementation expenses.

Industry Background

      Global competitive pressures are driving organizations to seek innovative ways to develop, market and maintain their products and services and to attract, serve and retain their customers. To enhance their competitiveness, organizations are increasingly utilizing the Internet to enable employees, customers, partners and vendors to communicate and conduct business electronically, commonly referred to as e-business. For example, enterprise resource planning, or ERP, applications once the exclusive domain of corporate networks, are increasingly enabling customers to enter orders and view and pay bills using the Internet. In addition, customer relationship management applications, once internally focused on the individual organization, are now utilizing the Internet to establish, maintain and improve relationships. Furthermore, e-business is driving the emergence of whole new categories of companies whose core offerings are dependent on the Internet. These companies include online merchants, Web-hosting companies and ASPs, which are companies that host software applications on behalf of their customers and offer related services.

      To enable and support these e-business initiatives, as well as traditional business processes, organizations are dependent upon, and investing significantly in, their infrastructure of technology, resources and services, or e-infrastructure. More specifically, this e-infrastructure consists of all of the information technology, or IT, assets of an organization, such as file servers, desktop PCs, laptops, software and network components, as well as non-traditional IT assets, such as telecommunications and wireless equipment. According to the Gartner Group Worldwide, IT spending will grow from $2.2 trillion in 1999 to $3.3 trillion by 2002. In order to support e-business initiatives, organizations have added new networks, systems and applications, effectively layered new technologies on top of existing technologies and creating an increasingly heterogeneous, complex and widely dispersed computing environment. Time-to-market pressures and the increasing adoption of e-business activities place a significant strain on an organization's e-business infrastructure, and are driving the need for investments in the infrastructure to enable it to interact with the businesses of customers, partners and vendors. This environment is further complicated by rapid and unpredictable technological changes dictated by the emergence of new and more sophisticated products with shorter product life cycles.

      Since e-infrastructure is strategically important to organizations to meet their business objectives, it is critical for them to manage their e-infrastructure investments. e-infrastructure management aligns e-infrastructure assets with business objectives to increase revenue and achieve competitive differentiation. Effective management of this increasingly sophisticated e-infrastructure is complex and challenging. In many organizations, geographically dispersed computing environments have decentralized decision-making regarding the control of e-infrastructure assets, creating a lack of uniform policies and a failure to keep comprehensive and centralized information regarding e-infrastructure assets. The practical impact of this is that organizations do not know what e-infrastructure assets they have across the organization or understand the manner in which each e-infrastructure asset contributes to the organization's overall business objectives. Furthermore, organizations are often unaware of the potential e-infrastructure implications resulting from new corporate strategies. This problem is compounded by merger and acquisition activities that create increasingly mixed e-infrastructure environments and management policies. The lack of comprehensive information regarding e-infrastructure assets inhibits intelligent decision-making at the corporate level throughout the organization and at the operating level throughout the life cycle of each e-infrastructure asset. This decentralized process runs counter to the objective of e-infrastructure management of delivering substantial cost savings through increased efficiencies in the utilization of e-infrastructure assets across the organization. Given the critical importance of managing this complex environment, organizations are investing significantly in management of e-infrastructure. According to International Data Corporation, the market for software that manages e-infrastructure, will grow from $1.2 billion in 1998 to $3.8 billion in 2003.

      Existing software solutions fail to address the complete e-infrastructure management needs of an organization. The four most prevalent approaches to managing e-infrastructure are:

    . Internal help desk software. This software focuses on assisting IT help desks with service and maintenance of existing e-infrastructure assets. Internal help desk software lacks the ability to manage the complete life cycle of e-infrastructure assets and does not provide the planning tools required to manage the development of e-infrastructure to support business goals;

    . Enterprise management software. This software is designed to automate and centralize the management function of network, system and application resources across an organization's e-infrastructure. Enterprise management software functions on an operational level only and does not enable business managers to understand, plan and manage the total cost of their e-infrastructure assets, nor does it empower employees to self-service their technology needs by streamlining the procurement, deployment, management and servicing of e-infrastructure;

    . Point products. This software is either focused on the physical e-infrastructure assets themselves, and delivers functionality such as network device administration or software distribution, or it is focused on a specific financial implication of e-infrastructure assets. This software is not capable of addressing both the physical and financial requirements of effective e-infrastructure management. Furthermore, since this software is typically limited in scope and scale, it has difficulty managing enterprise-wide assets on a global and consolidated basis and is unable to provide a comprehensive view of all of an organization's e-infrastructure assets; and

    . Internally developed software. This software is designed to address an organization's particular e-infrastructure needs. This customized software is often costly to develop, maintain and upgrade and does not address the rapid change of an organization's e-business infrastructure.

      There exists an opportunity for intelligent e-infrastructure management software that provides an end-to-end life cycle management solution. This solution should provide an organization with a single, comprehensive view of all its e-infrastructure assets and deliver both a physical and business perspective of these assets in order to manage costs and align its e-infrastructure investments with the organization's business objectives. Furthermore, the software must integrate with existing products that manage various aspects of the e-infrastructure and leverage the Internet to maximize access and ease of use for the user.

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

The MainControl Solution

      We offer a comprehensive suite of software that enables an organization to optimize the value of its e-infrastructure by aligning technology investments with the business objectives and processes that they support. Specifically, our software provides the following key benefits:

    . Manages the complete e-infrastructure life cycle. Our software provides organizations with complete e-infrastructure life cycle management covering the processes of planning, acquiring, deploying, tracking, managing and disposing of e-infrastructure assets. These management tasks can be quickly executed from one consolidated repository of e-infrastructure data, obviating the need for costly, error-prone integration of previously disparate databases and sub-processes;

    . Provides a single fully integrated view of e-infrastructure. Our software provides organizations with a single, comprehensive view of their e-infrastructure. Our software helps organizations build a comprehensive, accurate and dynamic e-infrastructure repository, which includes all relevant information on the e-infrastructure environment, including physical asset inventory, which assets are required or authorized, asset values, contract specifications, ordering and procurement information. With this information, organizations can ensure that their e-infrastructure asset values are updated as changes are made to each asset, which improves the accuracy of corporate financial records and aids in budgeting and planning for technology resources. In addition, our software is scalable, which ensures the accuracy of this process as an organization's e-infrastructure expands;

    . Leverages the Internet. Our Internet-based software enables organizations to use standard Internet browser technology and global access to delegate appropriate authority throughout a globally disbursed organization while maintaining centralized planning and control. For example, individuals can order a new PC over the Internet under user-specific budgetary constraints and preferred-vendor guidelines, or an office manager can report an office move, initiating a new e-infrastructure planning cycle;

    . Interoperates with other software applications. Our software is flexible and highly configurable, which enables organizations to continue use of existing e-infrastructure management solutions without costly software customization. We provide complete integration products as well as numerous packaged integration modules to expedite customer integration of our software with other third party software applications, such as procurement, ERP, help desk and enterprise management software, point products and internally developed software. This integration functionality enables our customers to maximize the value derived from prior, current and future technology investments;

    . Provides business intelligence. Our software provides reporting and analysis functionality that aids decision-makers in managing the development of their e-infrastructure to meet business objectives. Our data extraction capabilities help users identify business trends and potential problem areas, leading to a reduction in support and service costs. Moreover, by maximizing the information an organization has about its e-infrastructure operations, it can better align its technology investments with the business processes they are designed to support. In so doing, organizations can optimize revenue generating business activities and improve its competitive positioning; and

    . Identifies total cost of ownership. Our software provides users throughout an organization with the information they need to understand and control the cost of e-infrastructure. In addition, our software provides administrators and executive management with comprehensive analytical, reporting and planning capabilities to explain and allocate the cost of e-infrastructure, plan for additional e-infrastructure investments and justify existing and planned investment through return-on-investment calculations.

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

Strategy

      Our objective is to become the leading provider of e-infrastructure management solutions. Key elements of our strategy include:

    . Expand our customer base by offering subscription services. We recently introduced our e-infrastructure management software on a subscription basis targeted at small and medium sized organizations. This subscription-based service provides our software to customers over the Internet through an Internet-based, externally-hosted service, which is currently being installed at the USI data center. Through this service, we allow organizations, regardless of size and level of technological requirements, to take advantage of our software by substantially reducing the up-front licensing and implementation costs as well as shortening implementation time and service requirements. We believe that the e-infrastructure management needs of small and medium sized organizations are under-served and that our subscription service delivers an innovative solution;

    . Increase our presence worldwide. We believe that both the domestic and international markets represent substantial growth opportunities as the worldwide market for e-infrastructure assets expands and organizations recognize the need for solutions to manage their e-infrastructure. We will expand our global presence by further developing our international operations, distribution channels and sales and marketing activities;

    . Extend core functionality by pursuing strategic relationships or acquisitions. We will continue to explore strategic opportunities in the highly fragmented and rapidly evolving e-infrastructure management market. We intend to forge technology and joint marketing relationships with vendors that offer software with functionality that complements or helps to maximize the benefit of our e-infrastructure management software. Immediate areas of interest include Internet-based market place, software compliance management and telecommunications management. In addition, we may consider acquiring companies that offer products and technologies that enable us to enhance and expand our existing software offerings;

    . Maintain and extend our technology leadership. We believe that our suite of software products provides the most complete, robust and scalable solution to manage e-infrastructure assets. We will continue to make substantial investments in research and development to meet the changing requirements of our customers and to remain at the forefront of e-infrastructure management. Furthermore, our open architecture will enable us to continue to forge technology relationships with major enterprise application vendors and online procurement vendors to facilitate the integration of our software with their offerings. In so doing, we help our customers by reducing implementation times and maximizing their existing IT investments; and

    . Build our business-to-business solutions. We intend to build our business-to-business solutions to address the e-infrastructure needs of the e-commerce environment. This includes solutions and relationships that will facilitate business-to-business e-commerce activities to address e-infrastructure planning, procurement, management and retirement. We believe that this is an opportunity to bring additional value to our customers, forge business-to-business e-commerce relationships and generate incremental revenue.

Products

      Our existing MC/EMpower software suite and our next generation MC/EMpower i.series software, which we have begun to release, provide an extensive set of application modules that cover a variety of e-infrastructure management functions including planning, Internet-based procurement, contract management, financial management, service management, inventory management, software management and electronic distribution, total cost of ownership management, decision support and integration with different systems and software. The MC/EMpower i.series represents an evolution of our previous MC/EMpower software suite by enhancing functionality, scalability and flexibility and by providing an Internet-based platform. We also recently introduced our MC/EMpower i.series software suite on a subscription service basis. The MC/EMpower i.series software family is summarized below:

The MC/EMpower i.series software suite and its intended benefits

      We have recently released the following modules of the MC/EMpower i.series software suite:

    . i.advise. Provides tools to plan e-infrastructure management, financial management, contract monitoring and vendor and procurement management. i.advise enables users to quickly and easily analyze information about e-infrastructure resources, including inventory information, procurement data, budget/cost information, contract administration and service management activity. Users are also able to perform multi-dimensional analysis of this information, allowing for fast, cost effective decisions;

    . i.request. Allows users to create, forward, track and check on service requests and purchase requisitions automatically through the Internet on an Intranet. i.request streamlines both the service management and procurement processes and increases service levels to users;

    . i.receive. Establishes the link between the procurement process and inventory management in order to service the full life cycle of the e-infrastructure asset. i.receive enables users to register e-infrastructure assets directly from i.procure or from a third party vendor procurement product and receive them into i.infrastructure manager, minimizing deployment times;

    . i.infrastructure manager. Delivers a repository of information on all e-infrastructure assets and their relationship with the user and corporate community. i.infrastructure manager is a modular business solution made up of four core components: i.inventory, i.collect, i.track, and i.retire;

    . i.collect. Provides an Internet, Intranet and e-mail based, centrally managed collection agent that is distributed to e-infrastructure assets for the purpose of collecting inventory and configuration information. This agent is a very small, intelligent, web centric application which understands server managed scheduling and self-upgrade instructions and delivers accurate inventory and configuration information to the i.inventory repository using Internet and e-mail transport mechanisms. i.collect reduces the heavy implementation and resource costs of taking manual inventory and allows for centralized configuration, electronic distribution and electronically scheduled inventory scans;

    . i.track. Allows users to manage e-infrastructure moves, additions and changes throughout the e-infrastructure life cycle. i.track enables users to easily drag and drop e-infrastructure assets to different locations, users or chargeback codes, as well as initiate a reconfiguration process for single or multiple corporate assets by a dragging and dropping specific components from the asset; and

    . i.audit. Offers business tools to compare planned e-infrastructure assets with the actual deployed resources. i.audit enables organizations to compare deployed e-infrastructure assets with corporate plans and check any changes over the life cycle of these assets to maintain compliance with corporate policies. i.audit also assists users in maintaining accurate books and records with respect to their e-infrastructure.

      We intend to release shortly the following MC/EMpower i.series modules, which represent the next generation of currently available MC/EMpower modules:

    . i.inventory. Creates a flexible enterprise-wide repository of information by collecting information on all deployed e-infrastructure assets and storing the information in the enterprise information technology depository. i.inventory tracks modifications to all hardware and software throughout the enterprise automatically, allowing organizations to develop a comprehensive inventory repository of corporate information;

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

    . i.retire. Supports the ability to retire corporate e-infrastructure assets after their usable life has expired as designated by the user. i.retire permits users to drag and drop assets into designated resale, donation or scrap bins;

    . i.contract. Tracks and manages contracts of all types, inclding purchase, lease, maintenance, software license, subscription and service. i.contract enables payment management, including payment audits, the process of receiving invoice amounts with contract specifications, and payment scheduling. i.contract refines the ability to monitor vendor compliance with contracts, strengthens problem resolution ability by providing easy access to warranty and maintenance contracts, enables corporate compliance with software licensing agreements and reduces redundant spending on contractually covered assets and services;

    . i.finance. Gives users the ability to compare actual costs from requisitions, orders and contracts with the planned budget and to perform budget tracking by account, cost center and cost type. i.finance enables better planning and control of expenses, increases the accuracy of financial records and improves accountability for e-infrastructure budgets;

    . i.chargeback. Provides users the ability to manage chargeback and cost center allocation to individual e-infrastructure resources purchased or leased by an organization. i.chargeback allows bundles of e-infrastructure assets, as well as separate line item assets, to have internal chargeback allocations, enhancing internal accountability, fairness and cost control;

    . i.integrate. Assists users in building a comprehensive repository of information about the integration of their e-infrastructure with their other system management tools. i.integrate enables users to map fields from one database to another, providing a simple and affordable means to exchange data between different e-infrastructure and systems management tools; and

    . i.implement. Provides functionality that allows users to safely, accurately and rapidly import e-infrastructure asset related data to initiate the management process. i.implement also has administration capabilities that allow users to accelerate the adaptation of e-infrastructure asset management practices to existing business processes.

      The following MC/EMpower i.series modules represent the next generation of MC/EMpower modules and are currently in development:

    . i.procure. Delivers comprehensive, online management of e-infrastructure procurement. i.procure gives users the ability to specify standard configuration profiles based on job descriptions, choose equipment from existing catalogs, allocate planned expenses to budget accounts and approve requests electronically. i.procure integrates with ERP systems of organizations. Additionally, it offers the ability to search Web-enabled catalogs and transact with suppliers electronically through integration with Internet-based procurement software. i.procure streamlines and simplifies the e-infrastructure procurement process, increases utilization of organizational purchasing power and reduces redundant purchases; and

    . i.service. Provides the focal point for managing user requests, such as requests for new hardware or software or service requests. i.service offers a user-friendly interface for entering and retrieving data on user problems and software throughout the organization. i.service improves the ability to track the status of service requests, enables better planning of change and service activities, streamlines user support processes and improves service level and responsiveness to users.

      Our products give users the benefits of a flexible, integrated software suite, where each module is capable of working either alone or in conjunction with other modules. This permits an organization to determine its most critical e-infrastructure management needs and implement a solution in accordance with time and budget constraints. At a later date, an organization may expand this solution by adding other software modules and targeted groups of modules as corporate needs change or additional budget dollars become available.

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

Technology

      Our software suite, MC/EMpower i.series, was built using a flexible object-oriented architecture we developed and have continually improved since our inception in 1994. Each object within the MC/EMpower i.series environment lies in its own separate layer, including platforms, database structures, interfaces and communication protocols, so components can be easily added, exchanged or removed as new technologies as they emerge or as an organization's requirements change.

                                      LOGO

In the technology section--

Title: MainControl MC/EMpower i.series Architecture

The first tier box contains the words "Standard Web Browser." Linked to this first tier box and directly below it is a smaller box labeled "MC/EMpower i.series Web Interface."

The second tier box contains the words "Standard Web Server." Linked to this second tier box and directly below it is a smaller box labeled "Standard Web Application Server." The first and second tier boxes are connected with a solid line.

The third tier box contains the words "MC/EMpower i.series Applications." Directly below this third tier box are nine individual boxes (3x3) labeled from left to right, then top to bottom 1) Advise, 2) Plan, 3) Request, 4) Procure,
5) Deploy, 6) Manage, 7) Service, 8) Dispose, 9) Integrate. The third and second tier boxes are connected with a solid line. The third tier box is also connected to the box labeled "MC/EMpower i.series Web Interface" by a solid line. Both the "MC/EMpower i.series Web Interface" box and the "MC/EMpower i.series Applications" box are connected to a circle labeled "Business Process Oriented User Interface" on the right hand side of this diagram.

The fourth tier box contains the words "MC/EMpower i.series Repository." Directly below this fourth tier box is a smaller box labeled "Standard Relational Database." The third and fourth tier boxes are connected by a solid line.

Running across the left side of the tiered boxes are the words "Standard Internet Communication."

      MC/EMpower i.series supports multiple commercial databases, operating systems, Web servers and Internet browsers to support an organization's heterogeneous environments, including:

    . all Windows-based operating systems and the most widely used UNIX operating systems, including Sun, HP, IBM/AIX;

    .  standard relational databases, including Oracle, Microsoft
       SQL/Server, Informix, IBM's DB2 and Sybase, which are shared by our software and integrated third party applications;

    .  Microsoft Internet Explorer and Netscape Navigator Internet browsers;
       and

    .  Web servers including Microsoft IIS, Netscape and Apache.

      Our software architecture is designed to be reliable in large networks and to support Internet technologies including connectivity to business-to-business environments. All business logic resides on the application server and its presentation layer is served via Java applet to standard Internet browsers. Its repository is flexible, adaptable and scalable to customer business processes utilizing a metadata layer, which allows customers to modify the application to their business needs without the need for development or programming. In addition, we provide Java-based integration tools that enable third party repositories or applications to be easily integrated to the e-infrastructure management solution.

      Most of our functionality is Web-enabled and can be accessed by using a standard Internet browser. Also, several key modules have been converted to the Java programming language to exploit new and future emerging capabilities, while other modules have been developed using proven and robust technologies such as C++, Java and VisualAge.

      MC/EMpower i.series architecture is designed for rapid integration with our customers' existing systems and applications. As a result, we enable organizations to leverage previous e-infrastructure and software investments and implement a comprehensive, enterprise-wide solution, without the requirement for internal staff to function as systems integrators. Integration can be accomplished at two levels:

    . Database level: Integration at the database level can be achieved through our Java-based MC/EMpower i.series integration module i.integrate. i.integrate provides an easy method for integration with business and financial applications such as Internet-based procurement. i.integrate also provides out of the box interfaces to network and systems administration software such as Microsoft SMS and Tivoli inventory and software distribution products. Additionally, i.integrate delivers integration capabilities with external procurement systems from companies including SAP AG, Oracle Corporation and JD Edwards & Company, and to e-commerce procurement products from companies including Ariba, Inc., Commerce One, Inc., Intelisys Electronic Commerce One, Inc., Intelisys Electronic Commerce, Inc., Dell Computer Corporation and Compaq Computer Corporation; and

    . Application level: Integration is possible at the application level through our published application programming interfaces, or APIs. These APIs provide an easy method for data exchange and business process integration between our software and external ERP applications by producing an external application that can invoke our screen and pass data to it while maintaining the business process and role based integrity of the external application.

Customer list

      The following is a representative list of organizations in the United States and Europe that had purchased licenses to manage their e-infrastructure assets with MC/EMpower as of March 31, 2000:

             United States                               Europe
          Andersen Consulting                       BG International
     Computer Sciences Corporation                   Computacenter
               Home Depot                  DeTeCSM (a subsidiary of Deutsche
          Sears, Roebuck & Co.                        Telekom AG)
           Southwest Airlines                        Deutsche Post
                Unilever                            HypoVereinsbank
                                                      Swisscom AG

Customer case study


      Swisscom. Swisscom is Switzerland's leading telecommunications company, offering a full range of voice and data communication services on fixed-line and mobile networks. Swisscom has a large, distributed IT network with over 20,000 PCs and 200,000 technology assets. Due to the vast nature of its e-infrastructure, Swisscom required a method to align its technology with its business processes in order to control e-infrastructure costs and improve the return on its technology investment. Swisscom also needed a solution that would help it ensure deployment of e-infrastructure assets according to corporate policies and standards. Our MC/EMpower software provided Swisscom with an automated, centralized information repository for its technology resources to help it centralize control of its large distributed network. MC/EMpower enabled Swisscom to implement its planned chargeback for use of PCs to each internal department. In addition, through integration with Swisscom's SAP system, our software helped streamline procurement by allowing baseline demographic and financial information to be shared among various management systems, thus eliminating the need for duplicate data entry. As a result, Swisscom has been able to significantly lower its cost of owning technology and achieve a better return on its e-infrastructure investments.

Sales and Marketing

      We employ our own direct sales force, as well as resellers and international distributors.

      Direct sales force. As of December 31, 1999, we had a direct sales force of 28 account executives and pre-sales software engineers in seven locations in North America and Europe. We are expanding our sales force in North America and Europe to achieve greater market penetration. The sales force is closely supported by the marketing organization, through the creation of marketing material, customer demonstrations and lead generation. Moreover, an integral part of the sales team are the pre-sales software engineers, who are responsible for educating the prospective customer about the technical features of the products.

      Resellers. We have established reseller and other relationships to promote, market and service our software in the United States and internationally. These relationships include:

    . Unisys Corporation, a global provider of e-infrastructure, outsourcing and IT solutions, that is reselling our software and offering its own complementary services;

    . Compaq Computer Corporation, one of the largest suppliers of computing systems in the world, that includes our software in its enterprise computing solutions;

    . Computer Sciences Corporation, a major information technology service provider and integrator, that has selected our software to become part of its asset outsourcing service offering;

    . PeopleSoft, Inc., a global leader in enterprise resource planning solutions, that is integrating our software into its customer relationship management solutions;

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

    . Amdahl Corporation, a provider of integrated computing solutions, that markets our software internationally;

    . Inacom Corporation, a prominent service provider in the e-infrastructure managment field, that has selected our software for its technology life cycle management services; and

    . KPMG Consulting, an e-business professional services firm, that is delivering implementation services for our software.

      International Distributors. We also market our products through distributors whose territories cover primarily Europe and, to a lesser extent, Latin America. Our European distributors are:

    .  Interchip, an affiliate of ours, headquartered in Munich, Germany;

    . Selesta Gestion Centros, located in Madrid, Spain and Selesta Gestione Centri, located in Milan, Italy; and

    .  CIEME Informatique and Tethys, both located in Paris, France.

Customer Services

      We have a skilled team of professionals to help our customers analyze, design, implement and support their e-infrastructure technology requirements. We are committed to delivering a range of high quality consulting, implementation, training and support services. We further believe that providing superior services allows us to form a working relationship with our customers to produce a long-term, successful and effective solution. The relationships we form as part of our customer service strategy will continue to be a key source of loyalty as we develop and deliver solutions through the e-infrastructure marketplace.

      Our service delivery is designed to accomplish the following goals:

    . Professional services. As part of product delivery, we provide professional services to assist our clients in shortening the time between the purchase of our applications and the realization of their business value. Our applications come with powerful tools that permit them to be tailored to the precise business processes customers wish to implement. Our professional services organization offers training, implementation services and ongoing project management to deliver a complete, fully-adapted and immediately useful solution to a trained and prepared customer organization;

    . Training services. Our training department provides a comprehensive training program that covers the e-infrastructure resource planning discipline as well as expert courses in all of our products. We provide a full range of hands-on training courses designed to give a comprehensive, practical understanding of the capabilities and operation of the e-infrastructure software solutions. Upon completion of certain levels of these courses, students receive certification as user, administrator or specialist. Training is provided both internally to our employees and externally to customers and prospects;

    . Effective problem solving. We work to identify the customer's problem areas and prioritize them based on their impact to the company. As a result, our solution will have the most impact and value for the customer; and

    . Customer competitive advantage. We believe that our customers gain competitive advantage by creating efficient information technology operational processes, which allows our customers to align their e-infrastructure with their business objectives, resulting in enhanced productivity.

Research and Development

      We have made substantial investments in product research and development. We believe that our future performance will depend in large part on our ability to maintain and enhance our current product line, develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As of December 31, 1999, our research and development staff consisted of 48 employees.

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

Competition

      The market for our software is highly competitive, fragmented and subject to rapid technological change and frequent new software introductions and enhancements. Competitors vary in size and in the scope and breadth of software and services offered. While we believe that only one other company, Peregrine Systems, Inc., positions itself as a direct competitor to us, we encounter competition from a number of additional sources, including:

    . providers of internal help desk software applications, such as Remedy Corporation, which are developing new software to complement these applications in order to broaden the scope of their e-infrastructure management solutions;

    .  enterprise management software companies such as Microsoft
       Corporation, Tivoli Systems, Inc., a subsidiary of IBM, Computer Associates International, Inc. and Hewlett-Packard Company;

    . point product offerings such as inventory management, software distribution and other database application offerings from companies such as Janus Technologies, Inc., Tally Systems Corporation and Tangram Enterprise Solutions, Inc.; and

    .  internally developed software applications.

      We believe that we are differentiated from our competitors by our software's ability to combine the functions of these disparate solutions in one integrated solution. We believe that none of our competitors provide all of this functionality in a single solution. We believe that we also compete on our software's ability to operate across multiple operating systems.

      Some of our competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. In addition, we anticipate additional competition from other established and emerging companies as the market for e-infrastructure management software applications expands. We further expect software industry consolidation to continue in the future, and it is possible that alliances among competitors may emerge and rapidly acquire significant market share.

      We believe that major competitive factors affecting the market for our software include:

    . product features including breadth of functionality, design, performance, flexibility, scalability, ease of use and ability to interface with other software products;

    .  effectiveness of marketing activities and distribution channels; and

    .  price.

      We believe that our MC/EMpower i.series software compares favorably with other products with respect to each of these factors. However, our market is evolving rapidly and we may not be able to maintain our competitive position against current and potential competitors.

Proprietary rights and licenses

      Protection of proprietary information. Our success is dependent, in large part, upon our proprietary technology, and our attempt to protect it by relying on trademark, service mark, copyright and trade secret law, together with confidentiality arrangements which include restrictions on disclosure and transfer of title. While we currently have no patents or patents pending, we consider the appropriateness of applying for patents from time to time. We generally enter into confidentiality and related agreements with our employees and consultants, and attempt to control access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

      Product licenses. We typically distribute our products under software license agreements that grant customers non-exclusive licenses to use the MC/EMpower suite of products. This license generally is restricted to internal use on a designated number of computers, assets or users, as applicable, and is subject to terms and conditions prohibiting unauthorized reproduction or transfer of the software products. Exceptions have been made for outsourcing providers. We authorize resellers and distributors to sublicense our software under sublicense agreements on generally the same terms and conditions as the our standard license agreement to the extent the terms and conditions are recognized by local law. We routinely include third-party software programs and tools in our software subject to the terms of license agreements with those third parties. Under certain limited circumstances, we may make available the source code for our software or technology under an escrow arrangement which restricts access to, and use of, the source code.

      Intellectual property rights. The intellectual property rights to the products sold by us generally fall into three categories:

    .  intellectual property rights owned by us;

    . intellectual property rights relating to products developed and owned by us which utilize the technology of third parties under non-exclusive term license agreements; and

    . intellectual property and development rights owned by ValueSolution, our German joint venture with USU.

      We generally retain intellectual property rights in agreements relating to the provision of professional services, except for nonexclusive grants solely for internal use provided to the particular customer.

      Trademarks. We have registered and applied for registration of some of the trademarks and service marks we use with the United States Patent and Trademark Office and other appropriate agencies internationally, especially in Europe. We will continue to analyze whether we should register additional trademarks and service marks. This prospectus also makes reference to other trademarks that we own, some of which we may seek registration for, and to trademarks of other companies.

      Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are delivered or made available through the Internet and policing unauthorized use of our proprietary information is difficult. Although we are not aware of any claims that our software, trademarks or other proprietary rights infringe on the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or that such assertion may not result in costly litigation to defend. See "Risk Factors--Disputes regarding our intellectual property could harm our ability to sell our software."

Employees

      As of December 31, 1999, we had 152 full-time employees worldwide, of whom 48 were engaged in product development, 46 in sales and marketing, 8 in technical support, 23 in professional services, and 27 in administration.

      None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Legal proceedings

      As of the date of this prospectus, we are not a party in any litigation or other legal proceeding that, in the opinion of management, could harm our business, operating results or financial condition.

Facilities

      United States. Our headquarters, which include administrative, research and development, customer service, sales and marketing, training and general corporate facilities, occupy approximately 40,000 square feet of leased space in a single building in McLean, Virginia, U.S.A. The lease term extends through September 30, 2004 and we have a limited right of first offer for additional space that may become available in the building.

      United Kingdom. Our United Kingdom subsidiary has leased full-service office and meeting room facilities of approximately 1,500 square feet until May 27, 2001.

      Germany. We have incorporated a German subsidiary and expect to lease office space in or near Munich.

                                   MANAGEMENT

Executive Officers and Directors

      Our executive officers and directors, and their respective ages and positions as of April 7, 2000, are as follows:

                Name                  Age                  Position
                ----                  ---                  --------
Alex Pinchev.........................  49 Chairman, Chief Executive Officer and
                                          President
David J. Piper.......................  43 Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary
Zack Margolis........................  49 Senior Vice President Marketing and
                                          Operations
Marty Babst..........................  54 Vice President Business Services
Wayne Monk...........................  40 Vice President North America Sales
John Griffin.........................  52 Vice President Europe, Middle East and
                                          Africa Sales
Werner Knoblich......................  35 Vice President Global Services
Christopher Germann..................  37 Vice President Corporate Strategy
David G. Basil.......................  32 Vice President Strategic Alliances
Yair Granek..........................  44 Vice President Research and Technology
Gregg B. Schor.......................  35 Vice President and General Counsel
Meir Barel...........................  49 Director
Jon Bayless..........................  60 Director
J. Carter Beese......................  43 Director
John Burton..........................  48 Director
Dennis J. Gorman.....................  41 Director
Carl H. Hahn.........................  73 Director
Dieter Riffel........................  56 Director

      Alex Pinchev, one of our original founders, has served as chairman, chief executive officer and president since our inception in 1996. From 1987 to 1996, Mr. Pinchev was president and chief executive officer of Interchip, a German company founded by Mr. Pinchev that provides software development, marketing and integration services for large corporations in Germany, Austria and Switzerland. Mr. Pinchev received a Bachelor of Science in Applied Mathematics and Computer Science from the University of St. Petersburg in 1973 and a Masters in Computer Science from Tel Aviv University in 1974.

      David J. Piper has served as our senior vice president since October 1999 and as chief financial officer since June 1997. Prior to joining us, Mr. Piper spent 17 years with Price Waterhouse LLP, including 5 years as a partner in its high technology practice in Northern Virginia. More recently, he was a consultant providing CFO services to public and pre-IPO technology companies, including MainControl in 1996 and 1997. Mr. Piper is a Certified Public Accountant and received a Bachelor of Science in Accounting from the University of Maryland in 1978.

      Zack Margolis joined us in 1996 as vice president of marketing and has served as senior vice president of marketing and operations since March 2000. Prior to that, Mr. Margolis spent 17 years in various engineering, sales and marketing executive positions with IBM. Mr. Margolis received a Bachelor of Science in Engineering from Tel Aviv University in 1978.

      Marty Babst joined us in June 1999 as vice president of business services. Mr. Babst is responsible for developing our application service provider Web-enabled software of subscription services. Prior to joining us, Mr. Babst was a vice president of Computer Sciences Corporation. Mr. Babst received a Bachelor of Science in Mathematics from the University of Maryland in 1967.

      Wayne Monk joined us in September 1998 as director of North America channels and has served as vice president of North America sales since October 1999. From June 1995 to September 1998, Mr. Monk served as a vice president of Savior Technology Group, Inc. Mr. Monk received a Bachelor of Science in Computer Science from Virginia Polytechic Institute and State University in 1982.

      John Griffin joined us in November 1999 as vice president of Europe, Middle East and Africa sales. From 1996 to 1999, Mr. Griffin was vice president of Europe, Middle East and Africa for Centura Software Corporation. Prior to that, Mr. Griffin spent 15 years with IBM, including as regional manager of channel marketing. Mr. Griffin received an Economics and Law degree from Keele University in 1968.

      Werner Knoblich joined us in 1997 as product manager and has served as vice president of customer service delivery since September 1999. Mr. Knoblich has been involved with asset management implementations in Germany and the United States and, since April 1999, has been responsible for implementation of the MC/EMpower software suite on a worldwide basis. Prior to joining us, Mr. Knoblich was a project manager and consultant for USU from 1992 to 1997. Mr. Knoblich received a Diplom Okonom from the University of Stuttgart Hohenheim in 1991.

      Christopher Germann joined us in July 1999 as vice president of corporate strategy. Prior to joining us, he was a research director for Gartner Group, Inc., where he focused on IT asset management tools, asset management implementation strategies, and software license management technologies. Mr. Germann received a Bachelor of Science in Computer Science and International Relations from Brigham Young University in 1988.

      David G. Basil joined us in April 1997 as director of professional services and has served as vice president of strategic alliances since March 1998. From 1995 to 1997 Mr. Basil was the director of life cycle asset management and technology software at GE Capital Information Technology Solutions. Prior to that, Mr. Basil worked for GE Capital Commercial Direct as a manager of software development and business process re-engineering. Mr. Basil received a Bachelor of Science in Computer Science and Business from Siena College in 1990.

      Yair Granek joined our predecessor Israeli company in August 1994 as vice president of research and development and has served as vice president of research and technology since March 2000. Prior to joining us, he worked for four years at PC Soft International Ltd. Mr. Granek received a Diploma from the Mamran Software Programming School of the Israel Defense Forces in 1976.

      Gregg B. Schor has served as our general counsel since January 1998 and has served as a vice president since October 1999. Prior to joining us, he held various positions at Softworks, Inc., most recently as deputy general counsel and director of European operations. Mr. Schor received a Juris Doctor degree from St. John's University School of Law in 1990, and a Bachelor of Arts degree in Political Science from Queens College in 1987.

      Meir Barel, Ph.D., has served as a member of our board of directors since 1998. Dr. Barel is the founder and managing partner of the STAR entities, a venture capital firm which has been investing in Israel related companies since 1992. From 1986 to 1992, Dr. Barel was an investment manager and later a managing partner of TVM Techno Venture Management GmbH & Co. KG, a large venture capital company based in Germany. He currently serves on the board of Advanced Vision Technology Ltd., BreezeCOM Ltd., Chiaro Networks Ltd., Floware Wireless Systems Ltd., Mutek Solutions Ltd., RT-Set Ltd., Orckit Communications Ltd and SunGard Data Systems, Inc. Dr. Barel holds a Master's Degree and Ph.D. in Electrical Engineering from the Department of Data Communications at the Technical University in Aachen, Germany.

      Jon Bayless, Ph.D., has served as a member of our board of directors since 1998. Dr. Bayless has been a partner in Sevin Rosen Funds since 1981. Prior to joining Sevin Rosen Funds, Dr. Bayless held management and engineering positions with Arthur A. Collins, Inc., Defense Communications Agency, E-Systems, and Motorola, Inc. Dr. Bayless received a Bachelor of Science in Electrical Engineering from the University of Oklahoma, a Master's Degree in Electrical Engineering from the University of Alabama and a Ph.D. in Electrical Engineering from Arizona State University.

      J. Carter Beese has served as a member of our board of directors since January 2000. Mr. Beese has served as president of Riggs Capital Partners, a division of Riggs National Corporation, since July 1998. From September 1997 until July 1998, he served as vice chairman of the Global Banking Group of BT Alex. Brown. Prior to the mergers of Bankers Trust and Alex. Brown, Mr. Beese was chairman of Alex. Brown International. From February 1992 until November 1994, Mr. Beese served as a Commissioner of the U.S. Securities and Exchange Commission. Mr. Beese also serves as a senior advisor to the Center for Strategic and International Studies. He is a member of the board of directors of Aether Systems, Inc., China.com Corporation, Internet Securities, Inc. and Natural Solutions, Inc.

      John Burton has served as a member of our board of directors since May 1997. Mr. Burton is currently a managing director of Updata Capital, Inc., an investment banking firm specializing in mergers and acquisitions in the information technology industry. From 1989 to 1995, Mr. Burton was president and later CEO of Legent Corporation. He currently serves on the board of directors of Banyan Systems, Inc., Axent Technologies, Inc. and SAGA Software, Inc. Mr. Burton graduated from Boston College.

      Dennis J. Gorman has served as a member of our board of directors since April 1996. Mr. Gorman currently sits on the board of other high-tech companies. From 1984 to 1998, Mr. Gorman was a general partner in Sevin Rosen Funds. Prior to his time at Sevin Rosen Funds, Mr. Gorman was employed at the Central Research Laboratory of Texas Instruments, Inc. Mr. Gorman received a Bachelor of Science, a Master of Science and a Master in Business from the Massachusetts Institute of Technology.

      Carl H. Hahn was chairman of the board of management of Volkswagen AG from 1982 to 1992. He served as chairman of the board of management of Continental Gummi-Werke Hannover, a global tire manufacturer, from 1972 to 1982. Prior to that time, Dr. Hahn served in a variety of senior management positions for Volkswagen, including chief executive officer of Volkswagen of America and as a member of its board of management. He is also a member of the board of directors of Gerling Global Group, HAEESKO AG, Sachsenring Automobiltechnik AG and Perot System Corporation and of the international advisory boards of Timken Company and Textron, Inc. In addition, he is an advisor to the board of TRW, Inc.

      Dieter Riffel has been a member of our board of directors since January 1996. Mr. Riffel is our co-founder and served as a director of MainControl, Ltd., our Israeli predecessor. Mr. Riffel has served as the president and CEO of Interchip, since 1987. Mr. Riffel received his Master's Degree in Electronics from the Technical University in Munich, Germany, in 1968.

Board of directors

      Our board of directors currently consists of eight positions. The directors have a term of twelve months. Effective upon the offering, our board of directors will be divided into three classes. Directors of each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

Director Compensation

      We are a party to an employment agreement with Alex Pinchev, our chief executive officer, which provides terms, including annual salary, profit sharing bonus, reimbursement for automobile, cellular phone and work-related entertainment expenses, medical insurance, stock options and appropriate noncompetition and nondisclosure provisions. In addition, we are required to procure $4.0 million worth of term life insurance for Mr. Pinchev, $2.0 million to be payable to us and $2.0 million to be payable to Mr. Pinchev's estate.

      Independent directors not affiliated with investors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board of director meetings.

Executive Compensation

      The following table sets forth information concerning compensation of our chief executive officer and our other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during fiscal year 1999, or named executive officers.

                           Summary Compensation Table

                                              Annual            Long-Term
                                         Compensation (1)  Compensation Awards
                                         ----------------- --------------------
                                                   Bonus   Number of Securities
      Name and Principal Position         Salary    (2)     Underlying Options
      ---------------------------        -------- -------- --------------------
Alex Pinchev...........................  $375,000 $385,000         --
 Chairman of the Board, Chief Executive
 Officer and President
David J. Piper.........................  $150,000 $ 50,450         --
 Senior Vice President, Chief Financial
 Officer,
 Treasurer and Secretary
John de Wit............................  $150,000 $115,500         --
 Vice President Worldwide Sales (3)
Zack Margolis..........................  $150,000 $ 75,450         --
 Senior Vice President Marketing and
 Operations
Yair Granek............................  $145,000 $ 50,450         --
 Vice President Research and Technology

--------
(1) With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities, or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.
(2) Includes bonus amounts earned in fiscal year 1999 and paid in fiscal year 2000.
(3) As of January 31, 2000, John de Wit is no longer an executive officer of MainControl.

Aggregate Option Exercises in Fiscal Year 1999 and Year-end Option Values

      The following table sets forth information concerning exercises of stock options during fiscal year 1999 by each of our named executive officers and the number and value of their option holdings.

                                             Number of
                                       Securities Underlying                      Value of In-the-Money       Value of
                                        Unexercised Options       Number of      Unexercised Options at     In-the-Money
                    Shares             at September 30, 1999  Securities Subject September 30, 1999 (1)  Securities Subject
                  Acquired on  Value   ----------------------  to Repurchase at  ------------------------ to Repurchase at
      Name         Exercise   Realized  Vested     Unvested   September 30, 1999   Vested     Unvested   September 30, 1999
      ----        ----------- -------- ---------- ----------- ------------------ ----------- ------------------------------
Alex Pinchev....       --          --         --          --         5,000       $       --  $       --       $19,650
David J. Piper..    50,000    $130,000        --       50,000       66,667               --      196,500      284,751
John de Wit.....       --          --      27,083      72,917       45,833           106,438     286,563      203,958
Zack Margolis...       --          --      18,958      51,042       21,667            74,506     200,594       96,417
Yair Granek.....       --          --      13,542      36,458       27,083            53,219     143,281      120,521

--------
(1) The value of "in-the-money" options represents the positive difference between the exercise price of stock options and the fair market value of our common stock as of September 30, 1999.

1996 Stock Option Plan

      Our 1996 Stock Option Plan, as amended, has a total of 6,000,000 shares of common stock reserved for issuance. The 1996 Stock Option Plan, which is administered by our board of directors, provides for the granting of either incentive stock options or non-qualified stock options to purchase shares of our common stock to employees, non-employee members of our board of directors and consultants. Stock options granted under the 1996 Stock Option Plan generally have a ten-year contractual life and are exercisable on the date of grant. Unvested shares of common stock issued upon exercise of the options are subject to a repurchase right in our favor, which expires at the rate of 25 percent on the one year anniversary of the date of grant and ratably thereafter over the following three-year period as the optionee becomes vested in the issued shares. As of December 31, 1999, there were 2,377,752 options outstanding pursuant to the 1996 Stock Option Plan and 2,105,468 additional shares of common stock reserved for issuance under the plan.

401(k) Plan

      Our 401(k) Savings Plan is intended to encourage and facilitate employee preparation for retirement. The plan allows us to provide matching discretionary contributions of up to 100% of participant contributions. Effective January 1, 2000, our board of directors approved a matching contribution by the Company of 50% for the first 6% contributed by each employee. The 401(k) Savings Plan is designed to qualify under Section 401 of the Code, so that contributions by employees or by us to the plan, and income earned on the plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made.

Limitation of liability and indemnification matters

      Our restated certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporate Law, or DGCL, our directors shall not be personally liable to MainControl or its stockholders for monetary damages for any breach of fiduciary duty as directors of MainControl. Section 145 of the DGCL allows a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. However, this provision does not eliminate or limit the liability of a director:

    . for any breach of the director's duty of loyalty to the corporation or its stockholders;

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    .   for arising under Section 174 of the DGCL; and

    . for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification may be supplemented by any other rights which the directors and officers have under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

      Our bylaws provide that we shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of MainControl, or is or was serving at the request of MainControl as a director, officer, employee or agent of another entity, against expenses, judgements, fines and amounts paid in settlement incurred by such person in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of MainControl. However, indemnification is not generally available if such person is found to be liable for negligence or misconduct in the performance of his or her duties to MainControl.

      Our bylaws also permit us to secure insurance on behalf of any person who is or was a director, officer, employee or agent of MainControl, or is or was serving at the request of MainControl as a director, officer, employee or agent of another entity, for any liability arising out of his or her actions in such capacity or his or her status as such, regardless of whether the Bylaws or the DGCL would permit indemnification. We have obtained liability insurance for our officers and directors.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

      We are a party to an international marketing agreement with Interchip, which is owned by MainControl's Chief Executive Officer and another member of our board of directors. The original term of the agreement extended through December 2000 but has been amended to extend through April 2001, subject to specified conditions. Under the marketing agreement, Interchip has a non-exclusive right, to market our products, other than the ValueSolution software, in Germany, Austria and Switzerland. Interchip is generally entitled to retain 50% of license and maintenance revenue. During the year ended September 30, 1999 we recognized revenue of $2.7 million from Interchip.

      In December 1998, MainControl and USU, a stockholder of MainControl, formed a joint venture, ValueSolution, a limited partnership organized under the laws of Germany, for the purpose of developing, enhancing and marketing information technology asset management software, including the ValueSolution software, which was contributed to ValueSolution by USU. We purchased a 50% interest, with a two-vote majority, in the joint venture for approximately $2.7 million, consisting of $603,000 in cash and $2.1 million related to stock-based consideration. In August 1998, we issued 750,000 shares of common stock to USU for $465,000. The shares of common stock were subject to repurchase until ValueSolution was formed in December 1998. While under the terms of the partnership agreement we maintain a two-vote majority, specialized matters require the consent of all stockholders' thus eliminating our ability to exercise control over matters other than the development and enhancement of the software. In connection with the joint venture, we entered into a marketing and distribution agreement with ValueSolution, pursuant to which we have the exclusive right to market and sublicense to customers the ValueSolution software worldwide except in Germany, Austria and Switzerland. USU has also entered into a marketing and distribution agreement with ValueSolution pursuant to which USU has the exclusive right to market and sublicense to customers the ValueSolution software in Germany, Austria and Switzerland. MainControl and USU maintain these exclusive software distribution rights in exchange for royalty payments to the joint venture equal to 30% of product sales and maintenance fees. We provide product development support to the joint venture and are reimbursed for expenditures attributable to the performance of such services in monthly installments from the joint venture. Payments to us from the joint venture for product development are contractually limited to a predetermined percentage of the joint venture's royalties less expense. Currently, this percentage is equal to 95% of such royalties and will decrease to 70% over the next four years.

      Each party may terminate the joint venture agreement for cause at any time and may terminate it without cause at any time after September 30, 2008 upon one year's notice. In the event that a party elects to terminate its participation, the other party may continue the joint venture upon the payment of certain compensation to the terminating party. The parties may not produce or distribute products which compete with ValueSolution's products until one year after their withdrawal from the joint venture. During the year ended September 30, 1999, we incurred approximately $1,657,000 in research and development expense and recognized approximately $1,109,000 in product development revenue in connection with joint venture product development activities. Additionally, during the year ended September 30, 1999, we incurred approximately $778,000 in royalty expense in connection with software sales.

      In conjunction with the formation of ValueSolution with USU, we entered into a consulting agreement with Karin Strehl, a member of the board of directors of USU, for the provision of advice and counsel to us regarding the legal and procedural aspects of operating a business in Germany. As consideration for these services, Ms. Strehl was issued 50,000 shares of our common stock.

      From time to time we engage USU's consultants for professional services and development work. During the year ended September 30, 1999, we incurred expenses of approximately $451,000 in connection with the engagement of USU consultants.

      MainControl, Ltd. obtained from the Office of the Chief Scientist, an agency of the Israeli Government, funds which were used to develop Enterprise Explorer and Software Jet software through March 31, 1996, and under applicable Israeli laws and regulations, the "know-how" related to this software may not be transferred out of MainControl, Ltd. or Israel without approval. We have applied to the Office of the Chief Scientist for transfer of manufacturing rights from MainControl, Ltd. to the parent company.

      MainControl, Ltd. is obligated to pay royalties to the Office of the Chief Scientist equal to 3% to 5% of worldwide sales and maintenance fees related to MainControl, Ltd. software developed using the Office of the Chief Scientist funding until cumulative royalties have been paid equaling up to 300% of the initial amount of the Office of the Chief Scientist funding, resulting in royalty payments of $1.1 million.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of the shares of our common stock as of April 7, 2000 and reflects the sale of the shares of common stock in this offering by:

    . each stockholder known by us to own beneficially more than 5% of the outstanding shares of our common stock;

    .  each of our directors;

    . each of our executive officers listed in the Summary Compensation Table above; and

    .  all of our directors and executive officers as a group.

      In the event the over-allotment option is not exercised in full, the selling stockholders may sell fewer shares of common stock and therefore own more shares of common stock after the offering than indicated in the table below.

                                                               Percentage of
                                                                  Shares
                                         Number of             Beneficially
                                Shares Beneficially Owned(1)       Owned
                                ---------------------------- -----------------
                                                              Before   After
Name of Beneficial Owner                   Number            Offering Offering
------------------------        ---------------------------- -------- --------
Evergreen Canada Israel
 Management Ltd. (2)...........           1,335,796            5.68%
Private Equity Bridge Invest
 Ltd. (3)......................           1,289,209            5.49%
JAFCO America Ventures, Inc.
 (4)...........................           1,179,241            5.02%
Sevin Rosen Fund V L.P. (5)....           2,540,010           10.78%
SVM Star Ventures Management
 GmbH Nr. 3 (6)................           3,150,951           13.37%
Formula Ventures L.P. (7)......           2,501,802           10.65%
Charles River Partnership VII,
 L.P. (8)......................           2,166,078            9.22%
Alex Pinchev (9)...............           1,931,541            8.22%
David J. Piper.................             200,000               *       *
John de Wit (10)...............              97,917               *       *
Zack Margolis..................             200,000               *       *
Yair Granek....................             200,000               *       *
Dieter Riffel (11).............           1,110,231            4.72%
Meir Barel (12)................           3,150,951           13.37%
Jon Bayless (13)...............           2,540,010           10.78%
J. Carter Beese................              60,000               *       *
John Burton....................              60,000               *       *
Dennis J. Gorman...............             163,298               *       *
Carl H. Hahn...................              60,000               *       *
All executive officers and
 directors as a group (18
 persons)......................          10,815,135           43.51%

--------
*   Less than 1% of outstanding shares of common stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares of common stock beneficially owned by an organization or individual and the percentage ownership of that organization or individual, shares of common stock subject to options or warrants held by that organization or individual which are currently exercisable or exercisable within 60 days of April 7, 2000 are deemed outstanding. Such shares of common stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other organization or individual. This table lists ownership based on 23,500,074 shares of common stock outstanding as of April 7, 2000, assuming the conversion of our convertible preferred stock into 15,550,299 shares of common stock. The percentage beneficially
      owned after the offering reflects the sale of         shares of common
      stock in this offering. Unless otherwise indicated, each person has sole voting and sole investment power with respect to the shares of common stock listed.

 (2) The address of Evergreen Canada Israel Management Ltd. is 96 Rothschild Blvd., Tel Aviv 65224, Israel. Includes: (a) 22,144 shares of common stock owned by Evergreen Canada Israel Management Ltd.; (b) 525,230 shares of common stock owned by Evergreen Partners U.S. Direct Fund III, L.P.; (c) 58,359 shares of common stock owned by EPF3 (Overseas) Ltd.;
      (d) 197,491 shares of common stock owned by First Union Financial Co. Ltd.; (e) 205,485 shares of common stock owned by IJT Technologies Ltd.;
      (f) 66,725 shares of common stock owned by AB Shaked Lavan Ltd.; and (g) 260,362 shares of common stock owned by Periscope I Fund L.P. All are part of an affiliated group of investment entities.

 (3) The address of Private Equity Bridge Invest Ltd. is P.O. Box 30846 SMB, The Grand Pavillion Commercial Center, West Bay Road, Grand Cayman, Cayman Islands, B.W.I.

 (4) The address of JAFCO American Ventures, Inc. is 505 Hamilton Ave., Suite 310, Palo Alto, CA 90301. Includes: (a) 36,558 shares of common stock owned by JAFCO America Ventures, Inc.; (b) 26,410 shares of common stock owned by JAFCO Co., Ltd.; (c) 943,394 shares of common stock owned by U.S. Information Technology No. 2 Investment Enterprise Partnership; (d) 48,700 shares of common stock owned by JAFCO G-6(A) Investment Enterprise Partnership; (e) 48,700 shares of common stock owned by JAFCO G-6(B) Investment Enterprise Partnership; (f) 43,012 shares of common stock owned by JAFCO R-3 Investment Enterprise Partnership; (g) 25,806 shares of common stock owned by JAFCO JS-2 Investment Enterprise Partnership; and (h) 6,661 shares of common stock owned by JAFCO JS-3 Investment Enterprise Partnership. All are part of an affiliated group of investment entities.

 (5) The address of Sevin Rosen Fund V L.P. is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, TX 75240. Includes: (a) 2,369,606 shares of common stock owned by Sevin Rosen Fund V L.P.; (b) 101,304 shares of common stock owned by Sevin Rosen V Affiliates Fund L.P.; and (c) 9,100 shares of common stock owned by Sevin Rosen Bayless Management Company. All are part of an affiliated group of investment entities. In addition, includes 60,000 stock options owned by Dr. Bayless. All of the shares of common stock indicated are owned of record by Seven Rosen Fund V L.P., Sevin Rosen V Affiliates Fund L.P. and Sevin Rosen Bayless Management Company. Dr. Bayless is a director of MainControl and disclaims beneficial ownership of the shares of common stock held by such entities except to the extent of his proportionate interest therein.

 (6) The address of SVM Star Ventures Management GmbH Nr. is Possartstr 9, D-81679 Munchen, Germany. Includes: (a) 480,963 shares of common stock owned by SVM STAR Ventures Management GmbH Nr. 3; (b) 178,700 shares of common stock owned by JUSTY LTD.; (c) 182,756 shares of common stock owned by Star Management of Investments (1993) Limited Partnership; (d) 601,456 shares of common stock owned by SVE Star Ventures Enterprises No. III Gbr; (e) 50,233 shares of common stock owned by SVE Star Ventures Enterprises No. IIIA Gbr; (f) 264,631 shares of common stock owned by SVM STAR Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG; (g) 542,245 shares of common stock owned by SVE STAR Ventures Enterprises No. V GbR; and (h) 789,967 shares of common stock owned by Star Growth Enterprise. All are part of an affiliated group of investment entities. In addition, includes 60,000 stock options owned by Dr. Barel. All of the shares of common stock indicated are owned of record by SVM STAR Ventures Management GmbH Nr. 3, JUSTY LTD., Star Management of Investments (1993) Limited Partnership, SVE Star Ventures Enterprises No. III Gbr, SVE Star Ventures Enterprises No. IIIA Gbr, SVM STAR Ventures Managementagesellschaft mbH Nr. 3 & Co. Beteiligungs KG, SVE STAR Ventures Enterprises No. V GbR, and Star Growth Enterprise. Dr. Barel, who is affiliated to these entities, is one of our directors and disclaims beneficial ownership of the shares of common stock held by such entities except to the extent of his proportionate interest therein.

 (7) The address of Formula Ventures L.P. is 39 Hagalim Boulevard, P.O. Box 2062, Herzliya, Israel 46120. Includes: (a) 941,652 shares of common stock owned by Formula Ventures L.P.; (b) 894,891 shares of common stock owned by Formula Ventures (Israel) L.P.; (c) 17,259 shares of common stock owned by FV-PEH L.P.; (d) 408,000 shares of common stock owned by Dan Goldstein;
    (e) 168,000 shares of common stock owned by Gad Goldstein; and (f) 72,000 shares of common stock owned by Shai Beilis. The partnerships are part of an affiliated group of investment enities and the individuals are affiliated with those entities.

 (8) The address of Charles River Partnership VII, L.P. is 1000 Winter Street, Suite 3300, Waltham, MA 02154.

 (9) Mr. Pinchev is the Chairman of the Board of Directors, Chief Executive Officer and President of MainControl. Includes: (a) 1,731,541 shares of common stock owned by Mr. Pinchev; (b) 100,000 shares of common stock held by Mr. Pinchev as custodian for his daughter under the Virginia Uniform Gifts to Minors Act; and (c) 100,000 shares of common stock held by Mr. Pinchev as custodian for his son under the Virginia Uniform Gifts to Minors Act. Plethora is an affiliate of Interchip in which Mr. Pinchev has an ownership interest. Mr. Pinchev disclaims beneficial ownership of all shares of common stock not held by him personally.
(10) As of January 31, 2000, John de Wit is no longer an executive officer of MainControl.

(11) Mr. Riffel is a director of MainControl. Includes: (a) 910,231 shares of common stock owned by Mr. Riffel; and (b) 200,000 shares of common stock owned by Mr. Riffel's son. Mr. Riffel disclaims beneficial ownership of the shares of common stock owned by his son.

(12) Dr. Barel is a director of MainControl. Also included are shares of common stock beneficially owned by Star Ventures entities to which Dr. Barel is affiliated. Dr. Barel disclaims beneficial ownership of such shares of common stock except to the extent of his proportionate interest therein.

(13) Dr. Bayless is a director of MainControl. Also included are shares of common stock beneficially owned by Sevin Rosen entities to which Dr. Bayless is affiliated. Dr. Bayless disclaims beneficial ownership of such shares of common stock except to the extent of his proportionate interest therein.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of our securities summarizes certain provisions of our restated certificate of incorporation and our bylaws. Our authorized capital stock currently consists of 30,000,000 shares of $0.001 par value common stock and 20,000,000 shares of $0.001 par value preferred stock.

Common stock

      Based upon the number of shares of common stock outstanding as of December 31,1999 and giving effect to the issuance of the shares of common stock in this offering (assuming no exercise of the underwriters' over-allotment option), the issuance of 3,805,481 shares of Series D convertible preferred stock in January 2000 and the conversion of all of our outstanding shares of convertible preferred stock into 15,550,299 shares of common stock,
there will be     shares of common stock outstanding upon the consummation of this offering. If the offering price is less than $9.00 per share, an additional 632,418 shares of common stock will be outstanding. In addition, as of December 31, 1999, there were outstanding stock options to purchase an aggregate of 2,377,752 shares of common stock and there were 2,105,468 options available for grant. During the period from January 1, 2000 to February 18, 2000, 283,015 stock options were granted.

      Except as described below under "Anti-takeover effects of certain provisions of Delaware law and our restated certificate of incorporation and bylaws," holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of MainControl, the holders of common stock are entitled to receive ratably the net assets of MainControl available after the payment of all debts and other liabilities of MainControl, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of shares are subject to, and may be adversely affected by, the rights of the holders of shares of common stock of any series of preferred stock which we may designate and issue in the future.

Preferred stock

      All of the outstanding shares of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock will convert into 6,300,000, 2,688,171, 3,056,647 and 3,505,481 shares of common stock, respectively. If the offering price is less than $9.00 per share an additional 632,418 shares will be issued to the Series C preferred stockholders.

Anti-takeover effects of certain provisions of Delaware law and our restated certificate of incorporation and bylaws

      We are subject to Section 203 of the Delaware General Corporation Law, which, subject to various exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. This restriction applies unless:

    . the transaction is approved by the board of directors prior to the date the stockholder became an interested stockholder;

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
       (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine individually whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines business combination to include:

    . any merger or consolidation involving the corporation and the interested stockholder;

    . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation in the interested stockholder, subject to various exceptions;

    . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an interested stockholder as any entity or person who owns 15% or more of the outstanding voting stock of the corporation, and any entity or person affiliated with or controlling or controlled by the entity or person.

      In addition, certain provisions of the certificate and bylaws may be deemed to have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for the common stock is

Nasdaq National Market Listing

      We have applied for the listing of our common stock on the Nasdaq National Market, subject to official notice of issuance, under the symbol "MNCL."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

      Upon completion of this offering, we will have      shares of common
stock outstanding, assuming no exercise of options outstanding as of December
31, 1999.     shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule
144 under the Securities Act. The remaining        shares of common stock
outstanding are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. Taking into account the contractual restrictions described in "Underwriting" and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

    . none of the restricted shares will be eligible for immediate sale on the date of the prospectus; and

    . the restricted shares will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this prospectus subject to Rule 144 holding periods and manner of sale restrictions.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of
common stock, which will be approximately        shares immediately after this
offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144 . Sales under Rule 144 are also subject to manner of sale, provisions, notice requirements and the availability of current public information about us. Any person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares that are "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell the shares under Rule 144 (k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

      Our employees, directors, officers, consultants or advisers who purchased common stock from us prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of these persons may rely on Rule 701 with respect to the resale of that stock. Rule 701 also will apply to stock options we granted before we became subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Shares of common stock we issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, persons other than affiliates may sell those shares subject only to the manner of sale provisions of Rule 144. Persons who are affiliates under Rule 144 may sell those shares without compliance with its minimum holding period requirements.

                                  UNDERWRITING

      We intend to offer the shares of common stock through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Dain Rauscher Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares of common stock listed opposite their names below.

          Underwriter                                           Number of Shares
          -----------                                           ----------------
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.........................................
     Banc of America Securities LLC............................
     Dain Rauscher Incorporated................................
          Total................................................

      The underwriters have agreed to purchase all of the shares of common stock sold under the purchase agreement if any of these shares of common stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

      We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of common stock, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

      The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may re-allow, a discount
not in excess of $    per share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to MainControl and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
     Public offering price...............      $           $             $
     Underwriting discount...............      $           $             $
     Proceeds, before expenses, to
      MainControl........................      $           $             $
     Proceeds, before expenses, to the
      selling stockholders...............      $           $             $

      The expenses of the offering, not including the underwriting discount,
are estimated at $     and are payable by MainControl. The selling stockholders
will pay their out-of-pocket expenses incurred in connection with the offering.

Over-allotment option

      We and the selling stockholders have granted an option to the underwriters to purchase up to additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of common stock proportionate to that underwriter's initial amount reflected in the above table.

Reserved shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to      shares of common stock offered by this
prospectus for the sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares of common stock, this will reduce the number of shares of common stock available for sale to the general public. Any reserved shares of common stock that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus.

No sales of similar securities

      We, our executive officers and directors, the selling stockholders and certain other existing stockholders have agreed, with certain exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch Co. Specifically, we and these other individuals have agreed not to directly or indirectly:

    .  offer, pledge, sell or contract to sell any common stock,

    .  sell any option or contract to purchase any common stock,

    .  purchase any option or contract to sell any common stock,

    .  grant any option, right or warrant for the sale of any common stock,

    .  lend or otherwise dispose of or transfer any common stock,

    . request or demand that we file a registration statement related to the common stock, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires to power of disposition.

Quotation on the Nasdaq National Market

      We expect the shares of common stock to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "MNCL."

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    . the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

    .  our financial information;

    . the history of, and the prospects for, our company and the industry in which we compete;

    . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

    .  the present state of our development; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares of common stock in the aggregate to accounts over which they exercise discretionary authority.

Price stabilization, short positions and penalty bids

      Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares of common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriter's short position or to stabilize the price of such shares of common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of common stock. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Shearman & Sterling, Washington, D.C. Certain legal matters relating to the offering will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

      The consolidated financial statements of MainControl, Inc. as of September 30, 1998 and 1999, and for the years ended September 30, 1997, 1998 and 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are available to the public from the Commission's Web site at http://www.sec.gov.

      Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Commission's public reference room, and the Web site of the Commission referred to above.

                               MAINCONTROL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----


Report of Independent Accountants........................................ F-2


Consolidated Balance Sheets as of September 30, 1998 and 1999 and
 December 31, 1999 (unaudited)........................................... F-3


Consolidated Statements of Operations for the years ended September 30,
 1997, 1998 and 1999 and the three months ended December 31, 1998
 (unaudited) and 1999 (unaudited)........................................ F-4


Consolidated Statements of Changes in Stockholders' (Deficit) Equity for
 the years ended September 30, 1997, 1998 and 1999 and the three months ended December 31, 1999 (unaudited)..................................... F-5


Consolidated Statements of Cash Flows for the years ended September 30,
 1997, 1998 and 1999 and the three months ended December 31, 1998
 (unaudited) and 1999 (unaudited)........................................ F-6


Notes to Consolidated Financial Statements............................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of MainControl, Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' (deficit) equity and of cash flows present fairly, in all material respects, the financial position of MainControl, Inc. and its subsidiaries at September 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

McLean, Virginia
January 31, 2000

                               MAINCONTROL, INC.

                          CONSOLIDATED BALANCE SHEETS

                               September 30,                       Pro Forma at
                         --------------------------  December 31,  December 31,
                             1998          1999          1999          1999
                         ------------  ------------  ------------  ------------
                                                            (unaudited)
ASSETS
Current assets:
 Cash and cash
  equivalents..........  $  1,769,082  $  6,424,786  $  1,663,669
 Accounts receivable...     3,605,897     6,425,167     7,000,957
 Other current assets..       646,480       645,214       729,554
                         ------------  ------------  ------------
   Total current
    assets.............     6,021,459    13,495,167     9,394,180
 Fixed assets, net.....       953,875     1,475,684     2,070,391
 Investment in joint
  venture..............           --      1,660,416     1,290,196
 Other non-current
  assets...............       412,838       309,979        13,492
                         ------------  ------------  ------------
   Total assets........  $  7,388,172  $ 16,941,246  $ 12,768,259
                         ============  ============  ============
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
 (DEFICIT) EQUITY
Current liabilities:
 Accounts payable......  $    807,570  $    978,913  $  1,003,387
 Accrued payroll.......     1,022,826     2,171,197     1,150,310
 Accrued expenses......       474,248     1,068,485       706,188
 Accrued royalties.....       175,272       399,374       445,076
 Deferred revenue......       945,042       812,145     1,139,804
 Current portion of
  long-term debt.......           --        433,931       638,788
 Other current
  liabilities..........        99,725       206,037       201,703
                         ------------  ------------  ------------
   Total current
    liabilities........     3,524,683     6,070,082     5,285,256
 Non-current portion of
  long-term debt.......           --        799,377       857,727
 Other non-current
  liabilities..........       179,634        43,643         7,226
                         ------------  ------------  ------------
   Total liabilities...     3,704,317     6,913,102     6,150,209
Commitments and
 contingencies (Note
 13)...................           --            --            --
                         ------------  ------------  ------------
Mandatorily redeemable
 preferred stock:
 Convertible preferred
  stock, $0.001 par
  value; 8,988,171,
  12,677,236 and
  12,677,236
  (unaudited) shares
  authorized, issued
  and outstanding,
  actual; none
  authorized, issued
  and outstanding, pro
  forma................    19,814,326    37,439,026    38,943,973  $        --
                         ------------  ------------  ------------  ------------
Stockholders' (deficit)
 equity:
 Common stock, $0.001
  par value; 30,000,000
  shares authorized;
  7,558,218, 7,957,029
  and 7,959,363
  (unaudited) shares
  issued and
  outstanding, actual;
  23,509,662 shares
  issued and
  outstanding, pro
  forma................         7,558         7,957         7,959        23,509
 Additional paid-in
  capital..............           --            --            --     56,643,423
 Deferred stock-based
  compensation.........    (1,234,316)   (1,351,728)   (1,584,525)   (1,584,525)
 Accumulated deficit...   (14,913,804)  (26,031,300)  (30,695,401)  (30,695,401)
 Accumulated other
  comprehensive income
  (loss)...............        10,091       (35,811)      (53,956)      (53,956)
                         ------------  ------------  ------------  ------------
   Total stockholders'
    (deficit) equity...   (16,130,471)  (27,410,882)  (32,325,923) $ 24,333,050
                         ------------  ------------  ------------  ============
   Total liabilities,
    mandatorily
    redeemable
    preferred stock and
    stockholders'
    (deficit) equity...  $  7,388,172  $ 16,941,246  $ 12,768,259
                         ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               MAINCONTROL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Three Months Ended
                                Year Ended September 30,                December 31,
                          ---------------------------------------  ------------------------
                             1997          1998          1999         1998         1999
                          -----------  ------------  ------------  -----------  -----------
                                                                         (unaudited)
Revenue:
 License................  $ 2,217,776  $  5,464,894  $  8,715,024  $ 1,750,561  $ 2,623,244
 Maintenance............      184,206       647,461     1,461,127      312,569      416,217
 Professional
  services..............      283,427     2,417,147     4,217,955      772,943    1,305,616
 Joint venture
  development fees .....          --            --      1,109,170          --       444,475
                          -----------  ------------  ------------  -----------  -----------
   Total revenue........    2,685,409     8,529,502    15,503,276    2,836,073    4,789,552
                          -----------  ------------  ------------  -----------  -----------
Cost of revenue:
 License................    1,013,499     1,752,434     2,443,772      474,157      570,221
 Maintenance, exclusive
  of non-cash stock-
  based compensation of
  $0, $951, $2,361,
  $490 (unaudited) and
  $1,225 (unaudited)....      334,414       667,784     1,104,080      248,162      277,001
 Professional services,
  exclusive of non-cash
  stock-based
  compensation of $0,
  $632, $7,779, $1,616
  (unaudited) and
  $3,265 (unaudited)....      164,051     1,683,410     1,958,237      343,663      504,652
                          -----------  ------------  ------------  -----------  -----------
   Total cost of
    revenue.............    1,511,964     4,103,628     5,506,089    1,065,982    1,351,874
                          -----------  ------------  ------------  -----------  -----------
Gross profit............    1,173,445     4,425,874     9,997,187    1,770,091    3,437,678
                          -----------  ------------  ------------  -----------  -----------
Operating expenses:
 Research and
  development,
  exclusive of non-cash
  stock-based
  compensation of
  $81,754, $34,501,
  $194,864, $40,476
  (unaudited) and
  $48,868 (unaudited)...    2,503,290     3,586,088     6,025,657    1,092,662    2,280,420
 Sales and marketing,
  exclusive of non-cash
  stock-based
  compensation of
  $120,996, $53,787,
  $142,630, $29,626
  (unaudited) and
  $54,366 (unaudited)...    2,139,350     6,085,351     9,023,321    2,021,789    3,380,885
 General and
  administrative,
  exclusive of non-cash
  stock-based
  compensation of
  $13,081, $30,129,
  $94,825, $19,696
  (unaudited) and
  $25,116 (unaudited)...    1,331,251     1,630,551     4,173,958      541,697      809,086
 Non-cash stock-based
  compensation..........      215,831       120,000       442,459       91,904      132,840
                          -----------  ------------  ------------  -----------  -----------
   Total operating
    expenses............    6,189,722    11,421,990    19,665,395    3,748,052    6,603,231
                          -----------  ------------  ------------  -----------  -----------
Operating loss..........   (5,016,277)   (6,996,116)   (9,668,208)  (1,977,961)  (3,165,553)
 Interest Income........      144,704       296,821       263,288       15,432       46,700
 Interest Expense.......          --            --        (15,486)         --       (36,530)
                          -----------  ------------  ------------  -----------  -----------
Loss before income taxes
 and equity in loss of
 joint venture..........   (4,871,573)   (6,699,295)   (9,420,406)  (1,962,529)  (3,155,383)
 Provision for income
  taxes.................          --            --            --           --           --
 Equity in loss of
  joint venture.........          --            --     (1,053,455)         --      (370,221)
                          -----------  ------------  ------------  -----------  -----------
Net loss................   (4,871,573)   (6,699,295)  (10,473,861)  (1,962,529)  (3,525,604)
 Accretion of
  redeemable preferred
  stock.................     (278,519)   (3,351,462)   (3,682,750)    (837,865)  (1,505,579)
                          -----------  ------------  ------------  -----------  -----------
Net loss available for
 common stockholders....  $(5,150,092) $(10,050,757) $(14,156,611) $(2,800,394) $(5,031,183)
                          ===========  ============  ============  ===========  ===========
Basic and diluted net
 loss per common share..  $     (0.86) $      (1.49) $      (1.89) $     (0.41) $     (0.63)
                          ===========  ============  ============  ===========  ===========
Weighted average number
 of common shares used
 in computing basic and
 diluted net loss per
 common share...........    5,979,535     6,743,791     7,505,515    6,860,392    7,957,807
                          ===========  ============  ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MAINCONTROL, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

                                                                                        Accumulated      Total
                            Common Stock     Additional     Deferred                       Other     Stockholders'
                          -----------------    Paid-In    Stock-Based    Accumulated   Comprehensive   (Deficit)
                           Shares    Amount    Capital    Compensation     Deficit     Income (Loss)    Equity
                          ---------  ------  -----------  ------------  -------------  ------------- -------------
Balance, September 30,
 1996...................  5,800,000  $5,800  $ 1,245,265  $       --    $  (3,199,680)   $  7,616    $ (1,940,999)
 Exercise of stock
  options...............    942,281     942       93,286          --              --          --           94,228
 Deferred compensation
  related to stock
  option grants.........        --      --       432,477     (432,477)            --          --              --
 Non-cash stock-based
  compensation..........        --      --           --       215,831             --          --          215,831
 Accretion of redeemable
  preferred stock.......        --      --      (278,519)         --              --          --         (278,519)
 Comprehensive loss:
 Net loss...............        --      --           --           --       (4,871,573)        --
 Foreign currency
  translation...........        --      --           --           --              --       (7,722)
 Total comprehensive
  loss..................                                                                               (4,879,295)
                          ---------  ------  -----------  -----------   -------------    --------    ------------
Balance, September 30,
 1997...................  6,742,281   6,742    1,492,509     (216,646)     (8,071,253)       (106)     (6,788,754)
 Issuance of common
  stock.................    750,000     750      464,250          --              --          --          465,000
 Exercise of stock
  options...............    207,604     208      127,802          --              --          --          128,010
 Purchase of common
  stock subject to
  repurchase rights.....   (141,667)   (142)     (14,025)         --              --          --          (14,167)
 Deferred compensation
  related to stock
  option grants.........        --      --     1,137,670   (1,137,670)            --          --              --
 Non-cash stock-based
  compensation..........        --      --           --       120,000             --          --          120,000
 Accretion of redeemable
  preferred stock.......        --      --    (3,208,206)         --         (143,256)        --       (3,351,462)
 Comprehensive (loss)
  income:
 Net loss...............        --      --           --           --       (6,699,295)        --
 Foreign currency
  translation...........        --      --           --           --              --       10,197
 Total comprehensive
  loss..................                                                                               (6,689,098)
                          ---------  ------  -----------  -----------   -------------    --------    ------------
Balance, September 30,
 1998...................  7,558,218   7,558          --    (1,234,316)    (14,913,804)     10,091     (16,130,471)
 Issuance of common
  stock on joint venture
  formation.............     50,000      50    2,110,950          --              --          --        2,111,000
 Exercise of stock
  options...............    364,561     365      370,893          --              --          --          371,258
 Purchase of common
  stock subject to
  repurchase rights.....    (15,750)    (16)      (2,599)         --              --          --           (2,615)
 Deferred compensation
  related to stock
  option grants.........        --      --       559,871     (559,871)            --          --              --
 Non-cash stock-based
  compensation..........        --      --           --       442,459             --          --          442,459
 Accretion of redeemable
  preferred stock.......        --      --    (3,039,115)         --         (643,635)        --       (3,682,750)
 Comprehensive loss:
 Net loss...............        --      --           --           --      (10,473,861)        --
 Foreign currency
  translation...........        --      --           --           --              --      (45,902)
 Total comprehensive
  loss..................                                                                              (10,519,763)
                          ---------  ------  -----------  -----------   -------------    --------    ------------
Balance, September 30,
 1999...................  7,957,029   7,957          --    (1,351,728)    (26,031,300)    (35,811)    (27,410,882)
 Exercise of stock
  options (unaudited)...      2,334       2          --           --            1,445         --            1,447
 Deferred compensation
  related to stock
  option grants
  (unaudited)...........        --      --       365,637     (365,637)            --          --              --
 Non-cash stock-based
  compensation
  (unaudited)...........        --      --           --       132,840             --          --          132,840
 Accretion of redeemable
  preferred stock
  (unaudited)...........        --      --      (365,637)         --       (1,139,942)        --       (1,505,579)
 Comprehensive loss:
 Net loss (unaudited)...        --      --           --           --       (3,525,604)        --
 Foreign currency
  translation
  (unaudited)...........        --      --           --           --              --      (18,145)
 Total comprehensive
  loss (unaudited)......                                                                               (3,543,749)
                          ---------  ------  -----------  -----------   -------------    --------    ------------
Balance, December 31,
 1999 (unaudited).......  7,959,363  $7,959  $       --   $(1,584,525)  $(30,695,401)    $(53,956)   $(32,325,923)
                          =========  ======  ===========  ===========   =============    ========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               MAINCONTROL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Three months ended
                               Year Ended September 30,               December 31,
                         --------------------------------------  ------------------------
                            1997         1998          1999         1998         1999
                         -----------  -----------  ------------  -----------  -----------
                                                                       (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(4,871,573) $(6,699,295) $(10,473,861) $(1,962,529) $(3,525,604)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation..........      190,847      377,386       586,204      102,489      154,080
 Non-cash stock-based
  compensation.........      215,831      120,000       442,459       91,904      132,840
 Equity in loss of
  joint venture........          --           --      1,053,455          --       370,221
 Loss on sale of fixed
  assets...............          --         1,751        18,180          --           --
 Changes in assets and
  liabilities:
  Accounts receivable..     (534,828)  (2,969,392)   (2,818,841)     (77,601)    (577,734)
  Other current
   assets..............     (112,797)    (400,476)       (3,656)     139,212      (85,205)
  Other non-current
   assets..............       (2,564)    (350,149)       96,003          948      296,487
  Accounts payable.....       (9,780)     586,322       175,445     (311,050)      25,537
  Accrued payroll......      301,689      523,287     1,165,385     (167,742)  (1,019,713)
  Accrued expenses.....      123,630       53,563       596,232     (142,984)    (362,446)
  Accrued royalties....      205,097      (24,879)      239,522      165,350       40,223
  Deferred revenue.....      433,061      511,981      (132,897)    (195,232)     327,659
  Other current
   liabilities.........        8,671       78,760       108,696       76,843       (4,531)
  Other non-current
   liabilities.........       23,699       69,384      (121,962)      (4,880)     (37,062)
                         -----------  -----------  ------------  -----------  -----------
   Net cash used in
    operating
    activities.........   (4,029,017)  (8,121,757)   (9,069,636)  (2,285,272)  (4,265,248)
                         -----------  -----------  ------------  -----------  -----------
Cash flows from
 investing activities:
 Purchases of fixed
  assets...............     (445,596)    (574,941)   (1,181,712)    (236,637)    (749,741)
 Investment in joint
  venture..............          --           --       (602,871)         --           --
 Proceeds from sale of
  fixed assets.........          --         2,754        33,354          --           --
 Restricted cash.......          --       182,000           --           --           --
                         -----------  -----------  ------------  -----------  -----------
   Net cash used in
    investing
    activities.........     (445,596)    (390,187)   (1,751,229)    (236,637)    (749,741)
                         -----------  -----------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds from long-
  term debt............          --           --      1,250,429          --       314,571
 Repayment of long-term
  debt.................          --           --        (17,121)         --       (51,364)
 Net proceeds from sale
  of common stock and
  exercise of stock
  options..............       94,228      593,010       371,258          --         1,447
 Purchase of stock
  subject to repurchase
  rights...............          --       (14,167)       (2,615)         --           --
 Net proceeds from sale
  of Series B preferred
  stock................    7,717,219    2,229,659           --           --           --
 Net proceeds from sale
  of Series C preferred
  stock................          --           --     13,941,950    9,654,826          --
                         -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    financing
    activities.........    7,811,447    2,808,502    15,543,901    9,654,826      264,654
                         -----------  -----------  ------------  -----------  -----------
Effect of exchange rate
 changes on cash.......        2,352      (12,153)      (67,332)     (18,084)     (10,782)
                         -----------  -----------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........    3,339,186   (5,715,595)    4,655,704    7,114,833   (4,761,117)
Cash and cash
 equivalents, beginning
 of period.............    4,145,491    7,484,677     1,769,082    1,769,082    6,424,786
                         -----------  -----------  ------------  -----------  -----------
Cash and cash
 equivalents, end of
 period................  $ 7,484,677  $ 1,769,082  $  6,424,786  $ 8,883,915  $ 1,663,669
                         ===========  ===========  ============  ===========  ===========
Supplemental disclosure
 of non-cash investing
 and financing
 activities:
 Investment in joint
  venture (Note 4).....  $       --   $       --   $  2,111,000  $   161,000  $       --
                         ===========  ===========  ============  ===========  ===========
 Accretion of
  redeemable preferred
  stock (Note 6).......  $   278,519  $ 3,351,462  $  3,682,750  $   837,865  $ 1,505,579
                         ===========  ===========  ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MAINCONTROL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

      MainControl, Inc. (the Company or MainControl), a Delaware Corporation, develops, markets and sells application software which enables an organization to manage its e-infrastructure. e-infrastructure includes all of the information technology (IT) assets of an organization, such as servers, desktop PCs, laptops, software and network components, as well as non-traditional IT assets such as telecommunications and wireless equipment.

2. Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements, which were prepared using generally accepted accounting principles in the United States (U.S. GAAP), include the accounts of the Company and its wholly-owned subsidiaries and are presented in U.S. dollars. Intercompany accounts and transactions have been eliminated. The Company accounts for its joint venture investment under the equity method of accounting (Note 4).

      MainControl Ltd. (MCL), a wholly-owned subsidiary organized under the laws of Israel, performs certain of the Company's research and development activities (Note 13).

      MainControl Ltd. (MCUK), a wholly-owned subsidiary organized under the laws of the United Kingdom, sells the Company's software in the United Kingdom and manages the Company's European and Middle East distribution channels.

      MainControl GmbH (MCDE), a wholly-owned German subsidiary organized under the laws of Germany, was formed in June 1999 and is not yet operational.

Revenue Recognition

      The Company generates revenue from licenses and sublicenses, software development, maintenance and post contract customer support and professional services. Revenue from licenses is recognized upon delivery, provided that the fee is fixed and determinable, an arrangement exists, no significant obligations remain and collection of the resulting receivable is probable. Sublicense fees from software sales through distributors, resellers and original equipment manufacturers are recorded as revenue when the related software is delivered to the end-user. Revenue from guaranteed minimum license payments is recognized in the earliest of the period received or the period in which the contracted minimum number of licenses are delivered to end-users. Notwithstanding the foregoing, if an acceptance period is required, revenue recognition is deferred until customer acceptance is achieved. Revenue from software development contracts involving significant production, modification or customization of software is recognized using the percentage-of-completion method, based on the relationship of costs incurred to the total estimated costs of the project. Maintenance and post contract customer support revenue is recognized ratably over the term of the support period. Professional services revenue, which consists primarily of training and consulting, is recognized as work is performed. For contracts with multiple elements, including licenses, maintenance and post contract customer support, the fair value of maintenance and post contract customer support, based on contractual renewal rates, is deferred and recognized ratably over the term of the respective agreement. The Company does not provide for specific upgrades on new software products.

                               MAINCONTROL, INC.

      The Company recognizes revenue in accordance with the provisions of Statement of Position (SoP) No. 97-2, "Software Revenue Recognition", as amended by SoP 98-4, "Deferral of the Effective Date of a Provision of SoP 97-2", and SoP 98-9, "Modification of SoP 97-2, with Respect to Certain Transactions". Effective October 1, 1998, the Company adopted the provisions of SoP 98-9, which require revenue to be recognized using the "residual method," if certain conditions are met. The adoption of SoP 98-9 did not have a material effect on the Company's results of operations.

      Under distribution agreements between the Company and its distributors, MainControl is generally entitled to royalties calculated as 50% of the sales price of license and maintenance revenues to end-users. In instances where the Company provides substantial sales and customer support to a distributor, the related revenue is presented on a gross basis in the Company's statement of operations, with the proceeds from the sale retained by the distributor presented as a distributor commission in the Company's cost of revenue. The amount of distributor commissions related to license and maintenance, which is included in cost of revenue for fiscal years 1997, 1998 and 1999 was approximately $873,000, $1,420,000 and $1,369,000, respectively.

Software Development Costs

      The Company has charged all costs for the development and enhancement of its software products to research and development expense as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs incurred subsequent to technological feasibility and prior to general release of the software. Based upon the Company's development process, technological feasibility is established upon completion of a working model. The period between technological feasibility and general release is relatively short and the costs incurred during this period have been insignificant for capitalization.

Use of Estimates

      The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from the recorded estimates.

Cash Equivalents

      The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of money market accounts with commercial banks.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments and accounts receivable. The Company restricts placement of investments to financial institutions evaluated as highly creditworthy. Substantially all of the Company's receivables are from well-established companies. The Company considers its accounts receivable to be fully collectible.

                               MAINCONTROL, INC.

      Revenues and receivables were concentrated with the following customers (amounts represent percentage of total revenue and accounts receivable, respectively):

                                                          Revenue
                                                ---------------------------------
                                                                  Three Months
                                                  Year Ended          Ended
                                                September 30,     December 31,
                                                ----------------  ---------------
                                                1997  1998  1999   1998     1999
                                                ----  ----  ----  ------   ------
                                                                   (unaudited)
     Customer A...............................   47%   18%    *        *        *
     Customer B...............................   23     *     *        *        *
     Customer C...............................   22     *     *        *        *
     Customer D...............................    *    33    15%      11%       *
     Customer E...............................    *    12    13        *        *
     Customer F...............................    *    11     *       11        *
     Customer G...............................    *     *    12        *        *
     Customer H...............................    *     *     *        *       35%
     Customer I...............................    *     *     *        *       10
     Customer J...............................    *     *     *       14        *
     Customer K...............................    *     *     *       10        *

    --------
      *Represents less than 10% of total.

                                                       Accounts Receivable
                                                 ----------------------------------
                                                  at September
                                                      30,               at
                                                 ----------------  December 31,
                                                 1997  1998  1999      1999
                                                 ----  ----  ----  ------------
                                                                   (unaudited)
     Customer A.................................  22%   21%    *         *
     Customer B.................................  48     *     *         *
     Customer C.................................  18     *     *         *
     Customer D.................................   *    24    23%       18%
     Customer E.................................   *    14     *         *
     Customer F.................................   *     *     *         *
     Customer G.................................   *     *    32        20
     Customer H.................................   *     *     *        27
     Customer I.................................   *     *     *         *
     Customer J.................................   *     *     *         *
     Customer K.................................   *     *     *         *

    --------
      *Represents less than 10% of total.

Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the relatively short maturity of those instruments. The carrying amount of long-term debt approximates fair value because the interest rates on these instruments change with market interest rates. The carrying amount of Series B and Series C preferred stock outstanding approximates fair

                               MAINCONTROL, INC.

value. The estimated fair value of Series A preferred stock outstanding at September 30, 1999 and December 31, 1999 was $23.9 million and $31.9 million (unaudited), respectively (Note 6).

Fixed Assets

      Fixed assets are stated at historical cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to five years for computers and equipment, five to seven years for furniture and equipment, the shorter of five years or the term of the underlying lease for leasehold improvements and seven years for automobiles.

      The Company periodically reviews fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. No such impairment has been identified to date.

Translation of Foreign Currencies

      The functional currencies of the Company's foreign subsidiaries are the local currencies. Accordingly, all assets and liabilities are translated into U.S. dollars, the reporting currency, at current exchange rates as of the respective balance sheet date. Revenues and expenses are translated at the average rates prevailing during the reporting period. Cumulative translation gains and losses are reported as a separate component of accumulated other comprehensive income (loss) in stockholders' equity (deficit).

Receivables Denominated in Foreign Currencies

      At September 30, 1998 and 1999, the Company had approximately $1,216,000 and $306,000, respectively, of receivables denominated in foreign currencies. The net gain or loss on foreign currency remeasurement and exchange rate changes for fiscal years 1997, 1998 and 1999 was approximately $142,000, $6,000 and $90,000, respectively.

Mandatorily Redeemable Preferred Stock

      The Company carries its mandatorily redeemable preferred stock at original issue price with periodic adjustments to accrete the carrying value to its redemption value by the earliest possible date of stockholder initiated redemption (Note 6).

Earnings per Share

      Basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the period, except if anti-dilutive. Potential common shares used in the diluted earnings per share calculation consist of (i) the incremental common shares issuable upon conversion of the mandatorily redeemable preferred stock (using the if-converted method) and (ii) shares issuable upon the exercise of stock options and warrants (using the treasury stock method).

Non-Cash Stock-Based Compensation

      The Company accounts for non-cash stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to

                               MAINCONTROL, INC.

Employees", and related interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized over the vesting period. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation" (Note 7).

Income Taxes

      The Company provides for income taxes using an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities. A valuation allowance is recorded if, based on the evidence available, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Comprehensive Income

      In 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). In accordance with the requirements of this statement, financial statements of earlier periods have been reclassified for comparative purposes.

Reclassifications

      Certain prior period information has been reclassified to conform with current period presentation.

New Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS 133, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133", is effective for all fiscal quarters of the Company's fiscal year ending September 30, 2001. The Company currently does not engage or plan to engage in the use of derivative instruments. Regarding embedded derivatives, the Company does not expect SFAS 133 to have a material impact.

      The SEC issued Staff Accounting Bulletin 101 (SAB 101) in December 1999. SAB 101 provides guidance on the recognition and disclosure of revenue in financial statements. Provided the registrant's former policy was not an improper application of Generally Accepted Accounting Principles (GAAP), registrants may adopt a change in accounting principle to comply with the SAB no later than the first quarter of the fiscal year beginning after December 15, 1999. The Company has assessed that its current revenue recognition policies are in accordance with GAAP.

Pro Forma Balance Sheet (Unaudited)

      The accompanying unaudited pro forma balance sheet data at December 31, 1999 reflects (a) the issuance of 3,505,481 shares of Series D preferred stock at a price of $5.0635 per share in January 2000 and (b) the conversion of the Series A, Series B, Series C and Series D redeemable preferred stock into 15,550,299 shares of common stock upon closing of the Company's initial public offering, assuming an offering price of at least $9.00 per share (Note 6). If the offering price is less than $9.00 per share, an additional 632,418 shares of common stock will be issued to the Series C stockholders.

                               MAINCONTROL, INC.

3. Fixed Assets

      Fixed assets consist of the following amounts at:

                                                            September 30,
                                                        ----------------------
                                                           1998        1999
                                                        ----------  ----------
     Computer equipment................................ $  917,162  $1,525,791
     Office furniture and equipment....................    408,038     643,199
     Leasehold improvements............................     41,964      45,834
     Automobiles and other.............................    123,419      25,707
                                                        ----------  ----------
                                                         1,490,583   2,240,531
     Less: Accumulated depreciation and amortization...   (536,708)   (764,847)
                                                        ----------  ----------
                                                        $  953,875  $1,475,684
                                                        ==========  ==========

4. Joint Venture

      In December 1998, the Company consummated the formation of a joint venture, ValueSolution GmbH & Co. KG (ValueSolution), a limited partnership organized under the laws of Germany, for the purpose of developing, enhancing and marketing information technology asset management software. ValueSolution's primary asset is software contributed by the joint venture partner, a German software developer. The Company purchased from the joint venture partner a 50% interest, with a two-vote majority in the joint venture, for approximately $603,000. Additionally, in August 1998 the Company issued 750,000 shares of common stock for $465,000 to the joint venture partner. These shares were subject to repurchase until ValueSolution was formed in December 1998 (Note 8). In addition, in April 1999 the Company issued 50,000 shares of common stock to a consultant in exchange for services performed in connection with the establishment of the joint venture.

      The carrying amount of the joint venture investment was determined as the total of the net cash consideration paid, plus an amount for the total shares issued related to the investment at an estimated market price of the Company's common stock. The difference of approximately $2,684,000 between the carrying amount of the joint venture investment and the Company's underlying equity in net assets of the joint venture was assigned to software and is being amortized over the estimated software life of approximately two years. Amortization of approximately $1,150,000 and $383,000 (unaudited) of this difference is included in equity in loss of the joint venture for fiscal year 1999 and for the three months ended December 31, 1999, respectively.

      Under the terms of the joint venture agreement, certain matters and key decisions such as operating decisions and appointment and removal of managing directors require the consent of all partners, thus eliminating the Company's ability to exercise control over matters other than the development and enhancement of the software contributed to the joint venture by the German partner. The Company accounts for its interest in the joint venture in accordance with the equity method of accounting.

      The Company provides software development support to the joint venture in exchange for monthly software development fee payments from the joint venture. Payments to the Company from the joint venture for software development are limited to certain percentages of the joint venture's annual sales, which are comprised solely of royalties. The Company and the joint venture partner maintain exclusive software distribution rights in exchange for royalty payments to the joint venture equal to 30% of net software sales and maintenance fees. Software development expense in support of the joint venture's software development is

                               MAINCONTROL, INC.

recorded as research and development in the period incurred. Software development revenue is recorded in the period in which the development work is performed and is limited by the royalties generated by the joint venture on software sales. Royalties payable to the joint venture are generally recorded on shipment of the underlying software product and as maintenance services are performed.

      During fiscal year 1999, the Company incurred approximately $1,657,000 in research and development expense and recognized approximately $1,109,000 in software development revenue in connection with joint venture software development activities. Additionally, during fiscal 1999, the Company incurred approximately $778,000 in royalty expense payable to the joint venture in connection with software sales.

      During the three months ended December 31, 1999, the Company incurred approximately $849,000 (unaudited) in research and development expense and recognized approximately $444,000 (unaudited) in software development revenue in connection with joint venture software development activities. Additionally, during the three months ended December 31, 1999, the Company incurred approximately $371,000 (unaudited) in royalty expense payable to the joint venture in connection with software sales.

5. Debt Financing

      During April 1999, the Company entered into a debt agreement in the form of a $2,000,000 revolving line of credit, a $1,000,000 equipment term loan and a $565,000 note payable (collectively, the Debt Agreement). Debt obligations are collateralized by the Company's assets. Borrowings under the revolving line of credit are limited to a borrowing base equal to eighty percent of eligible accounts receivable, as defined in the agreement. Under the terms of the agreement, as amended, the Company is restricted from paying any dividends or making any other distributions in relation to the Company's capital and the Company is required to maintain a quick ratio of at least 1.5 to 1.0, tangible net worth of at least $6,000,000 and certain quarterly net income (loss) levels exclusive of non-cash charges. Interest on the outstanding equipment term loan and note payable accrues at the bank's prime rate plus 1% and is payable monthly. Interest on amounts outstanding under the revolving line of credit accrues at the bank's prime rate plus .5% and is payable monthly. At September 30, 1999, the bank prime rate was 8.25%.

      Amounts outstanding under the Debt Agreement consist of the following at:

                                                             September 30,
                                                           ------------------
                                                            1998      1999
                                                           ------- ----------
     Note payable--Principal due in equal monthly
      installments through May 2002. Interest due
      monthly............................................. $    -- $  547,879
     Equipment term loan--Principal due in equal monthly
      installments through May 2002, beginning December
      1999. Interest due monthly, beginning November
      1999................................................      --    685,429
                                                           ------- ----------
                                                                --  1,233,308
     Less current portion.................................      --   (433,931)
                                                           ------- ----------
                                                           $    -- $  799,377
                                                           ======= ==========

      During October 1999, the Company obtained a $296,000 irrevocable standby letter of credit, which guarantees the Company's performance to its landlord (Note 13). The letter of credit reduces the line of credit available to the Company to $1,704,000 and expires in 2002.

      During November 1999, the Company drew down the remaining $314,571 balance available under its $1,000,000 equipment term loan.

                               MAINCONTROL, INC.

      During December 1999, the Company amended the Debt Agreement to increase the line of credit and equipment term loan facilities to $3,000,000 and $2,500,000, respectively.

      During November and December 1999, the Company's tangible net worth fell below the $6,000,000 minimum covenant requirement. The Company obtained a waiver of the tangible net worth covenant requirement for this period, and additionally, in connection with the closing of the Company's Series D preferred stock private equity placement in January 2000 (Note 6), the shortfall was subsequently cured.

6. Mandatorily Redeemable Preferred Stock

      In April 1996, the Company completed a private placement of 6,300,000 shares of Series A preferred stock at a price of $1.00 per share. Net proceeds to the Company after issuance costs were approximately $6,237,000. In September 1997 and December 1997, the Company completed a private placement of 2,086,982 and 601,189 shares, respectively, of Series B preferred stock at a price of $3.72 per share. Net proceeds to the Company after issuance costs were approximately $7,717,000 and $2,230,000, respectively. During the period of December 1998 through June 1999, the Company issued 3,689,065 shares of Series C preferred stock at a price of $3.795 per share. Net proceeds to the Company after issuance costs were approximately $13,942,000. In January 2000, the Company completed a private placement of 3,505,481 shares of Series D preferred stock at a price of $5.0635 per share. Net proceeds to the Company after issuance costs were approximately $17,715,000.

      Upon liquidation, (i) holders of Series D preferred stock in preference to holders of Series A, Series B and Series C preferred stock and holders of common stock, (ii) holders of Series C preferred stock in preference to holders of Series A and Series B preferred stock and holders of common stock, and (iii) holders of Series A and Series B preferred stock in preference to holders of common stock are entitled to receive an amount equal to the original issue price paid per share, as adjusted for certain defined recapitalization events, plus accrued dividends, if any.

      Upon the affirmative vote of holders of 67% of the outstanding Series A preferred stock, each outstanding share of Series A preferred stock is mandatorily redeemable by the Company at the greater of the original issue price paid per share plus accrued dividends or fair value plus accrued dividends. At any time after January 1, 2002, up to 50% of the Series A preferred stock are redeemable upon such vote; up to 100% are redeemable at any time after January 1, 2004. In September 1997, the Series A preferred stock redemption price was adjusted based upon the fair market value of the Series B preferred stock of $3.72 per share and was later adjusted in December 1998, to the fair market value of the Series C preferred stock of $3.795 per share. During fiscal years ended 1998 and 1999, the Company recorded accretion on preferred stock of approximately $3,351,000 and $3,683,000, respectively.

      Upon the affirmative vote of holders of 67% of the outstanding Series B, Series C and Series D preferred stock, each outstanding share of Series B, Series C and Series D preferred stock is mandatorily redeemable by the Company, respectively, at the original issue price paid per share plus accrued dividends. At any time after July 1, 2003, in the case of the Series B preferred stock, October 1, 2004, in the case of Series C preferred stock, and December 1, 2005, in the case of Series D preferred stock, up to 50% of the Series B, Series C and Series D preferred stock are redeemable upon such vote. Up to 100% of the shares are redeemable at any time after July 1, 2005, in the case of Series B preferred stock, October 1, 2006, in the case of Series C preferred stock, and December 1, 2007, in the case of Series D preferred stock.

                               MAINCONTROL, INC.

      Each outstanding share of Series A, Series B, Series C and Series D preferred stock (collectively, "convertible preferred stock") is convertible into common stock at the option of the holder thereof. All outstanding shares of convertible preferred stock automatically convert into common stock upon the earlier of (i) the Company's sale of its common stock in a qualified public offering, subject to certain minimum amounts; or (ii) the majority vote of the holders of convertible preferred stock voting together as a single class. Upon conversion, each share of convertible preferred stock shall convert into one share of common stock, subject to certain adjustments.

      In the event the Company issues additional shares of common stock or securities convertible into common stock, subject to certain exclusions, for consideration less than the original issue price paid for the outstanding convertible preferred stock, then the convertible preferred stock conversion price shall be reduced in accordance with anti-dilution provisions. Further, in the event prior to December 1, 2000 (i) the Company sells common stock which becomes publicly traded, or (ii) the Company is acquired by another entity, or
(iii) substantially all assets of the Company are sold, and the price per share received by holders of the common stock is at least $9 per share, the Series C preferred stock conversion ratio changes such that each share of Series C preferred stock converts into 0.8285691 shares of common stock.

      Each holder of convertible preferred stock is entitled to vote on all matters on an "as if converted" basis. Dividends, if declared by the Board of Directors, are in preference to any dividends declared on common stock at the rate of 8% of the original issue price paid per share per annum and are not cumulative. No dividends have been declared through September 30, 1999 or December 31, 1999.

      Before taking certain actions, the Company must obtain the majority approval of the holders of certain outstanding convertible preferred shares. Depending upon the action, the convertible preferred stockholders may vote separately for each series or together as a single class. Furthermore, such approval for certain actions is not required if there is approval by at least 75% of the members of the Board of Directors. These actions include making loans or advances to employees and guaranteeing the indebtedness of any other party, other than in the ordinary course of business, the sale of all or substantially all of the Company's property or business, mergers with any other corporation, acquisitions of other businesses, issuance of senior equity securities and the declaration and payment of dividends on common stock.

7. Stockholders' Equity

Common Stock

      The Company has 30,000,000 shares of common stock, $0.001 par value, authorized at September 30, 1999. The voting, dividend and liquidation rights of commons stockholders are subject to, and qualified by, the rights of preferred stockholders. Common stockholders are entitled to one vote on all matters brought before the stockholders for each share of common stock held. Common stockholders are entitled to receive dividends when, as and if, declared by the Company, and subject to preferential dividend rights of preferred stockholders. Upon liquidation, dissolution or winding up of the Company, common stockholders will be entitled to receive all assets of the Company available for distribution to stockholders, subject to preferential rights of preferred stockholders.

Preferred Stock

      The Company has 15,000,000 shares of preferred stock, $0.001 par value, authorized at September 30, 1999. In January 2000, the authorized shares of preferred stock were increased to 20,000,000 shares.

                               MAINCONTROL, INC.

Stock Options

      In March 1996, the Company granted an option to purchase up to 800,000 shares of common stock to an executive officer at an exercise price of $0.01 per share. The option was immediately exercisable and was exercised in full in March 1996. The unvested shares issued upon exercise of the option are subject to a repurchase right in favor of the Company; however, such repurchase right lapses over a four-year period as the optionee becomes vested in the issued shares. At September 30, 1999, 100,000 of such shares were subject to the Company's repurchase right.

      In March 1996, the Company established the 1996 Stock Option Plan (the 1996 Plan) which, as amended, allows for up to 6,000,000 shares of the Company's authorized but unissued common stock to be issued under the 1996 Plan. The 1996 Plan is administered by the Company's Board of Directors, and options may be granted to employees, non-employee members of the Board of Directors and independent consultants and contractors who provide services to the Company. Options granted under the 1996 Plan may be either incentive stock options or non-qualified stock options, and the terms of any such options are determined by the Board of Directors. However, no option shall have a contractual life in excess of ten years from the date of grant.

      Stock options granted under the 1996 Plan generally have a ten-year contractual life and are exercisable on the date of grant. Unvested shares issued upon exercise of the options are subject to a repurchase right in favor of the Company, which expires at the rate of 25 percent on the one year anniversary of the grant and ratably thereafter over the following three-year period as the optionee becomes vested in the issued shares. At September 30, 1999, 391,143 shares exercised under the 1996 Plan are subject to the Company's repurchase right at a weighted average per share price of $0.66.

      In September 1997, the 1996 Plan was amended to include accelerated vesting provisions in the event of a change in control of the Company. In accordance with APB 25, and concurrent with this amendment, a new measurement date was established and non-cash stock-based compensation for previous grants under the 1996 Plan was determined based on the difference between the estimated current market value and the exercise price and recognized over the remaining vesting period of the grants.

      During fiscal year 1999, stock options were granted under the 1996 Plan at an exercise price below the estimated market price of the Company's common stock at the date of grant. In accordance with APB 25, non-cash stock-based compensation was determined and is being recognized over the vesting period of the grants.

      Non-cash stock-based compensation expense during fiscal years 1997, 1998, 1999 and for the three months ended December 31, 1999 was approximately $216,000, $120,000, $442,000 and $133,000 (unaudited), respectively. Total unamortized compensation expense at September 30, 1999 and December 31, 1999 was approximately $1,352,000 and $1,585,000 (unaudited), respectively.

                               MAINCONTROL, INC.

Options Outstanding and Exercisable

      The following table summarizes stock option activity:

                                           Weighted
                                           Average
                                Number of  Exercise
                                 Options    Price
                                ---------  --------
     Balance at September 30,
      1996.....................   616,000   $0.10
       Granted.................   472,500    0.11
       Exercised...............  (942,281)   0.10
       Canceled................   (13,219)   0.10
                                ---------
     Balance at September 30,
      1997.....................   133,000    0.14
       Granted................. 1,442,750    0.62
       Exercised...............  (207,604)   0.62
       Canceled................  (109,646)   0.60
                                ---------
     Balance at September 30,
      1998..................... 1,258,500    0.57
       Granted................. 1,529,147    3.04
       Exercised...............  (364,561)   1.02
       Canceled................  (345,896)   0.79
                                ---------
     Balance at September 30,
      1999..................... 2,077,190    2.28
       Granted (unaudited).....   326,000    3.80
       Exercised (unaudited)...    (2,334)   0.62
       Canceled (unaudited)....   (23,104)   2.27
                                ---------
     Balance at December 31,
      1999 (unaudited)......... 2,377,752   $2.49
                                =========
     Available for grant at
      September 30, 1999....... 2,408,364
                                =========
     Available for grant at
     December 31, 1999
     (unaudited)............... 2,105,468
                                =========

      The following table summarizes information about stock options outstanding and exercisable at September 30, 1999:

                      Options Outstanding and Exercisable
       --------------------------------------------------------------------
                                       Weighted-Average
          Range of         Number    Remaining Contractual Weighted-Average
       Exercise Prices   Outstanding Average Life in Years  Exercise Price
       ---------------   ----------- --------------------- ----------------
            $0.10            92,000           7.1               $0.10
            $0.62           951,543           8.8                0.62
            $1.40            38,000           9.6                1.40
            $3.80           797,147           9.8                3.80
            $5.30           198,500           9.8                5.30
                          ---------
                          2,077,190           9.2
                          =========

                               MAINCONTROL, INC.

      The fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions included in the Company's fair value calculations are as follows:

                                                                 Year Ended
                                                               September 30,
                                                               ----------------
                                                               1997  1998  1999
                                                               ----  ----  ----
     Expected life (years)....................................    4     4     4
     Risk-free interest rate.................................. 6.41% 5.60% 5.47%
     Volatility...............................................  --    --    --
     Dividend yield...........................................  --    --    --

      Had the Company determined compensation costs for stock option awards in accordance with SFAS No. 123, the Company's pro forma net loss would have been approximately $4,850,000, $6,640,000 and $10,170,000 for the fiscal years ended September 30, 1997, 1998 and 1999, respectively. Net loss per share would have been $0.87, $1.57 and $1.85 for the fiscal years ended September 30, 1997, 1998 and 1999, respectively. Compensation cost calculated under the fair value approach is recognized over the vesting period of the respective stock options.

8. Earnings per Share

      The following table sets forth the calculation for loss (numerator) and shares (denominator) for earnings per share:

                                      Year Ended                    Three Months Ended
                                     September 30,                     December 31,
                         ---------------------------------------  ------------------------
                            1997          1998          1999         1998         1999
                         -----------  ------------  ------------  -----------  -----------
                                                                        (unaudited)
Basic and diluted net
 loss per common share:
 Loss (numerator):
   Net loss............. $(4,871,573) $ (6,699,295) $(10,473,861) $(1,962,529) $(3,525,604)
   Less: Accretion of
    redeemable preferred
    stock...............    (278,519)   (3,351,462)   (3,682,750)    (837,865)  (1,505,579)
                         -----------  ------------  ------------  -----------  -----------
Net loss available for
 common stockholders.... $(5,150,092) $(10,050,757) $(14,156,611) $(2,800,394) $(5,031,183)
                         ===========  ============  ============  ===========  ===========
 Shares (denominator):
   Weighted average
    number of common
    shares used in
    computing basic and
    diluted net loss per
    common share........   5,979,535     6,743,791     7,505,515    6,860,392    7,957,807
                         -----------  ------------  ------------  -----------  -----------
   Basic and diluted net
    loss per common
    share............... $     (0.86) $      (1.49) $      (1.89) $     (0.41) $     (0.63)
                         ===========  ============  ============  ===========  ===========

      At September 30, 1997, 1998, 1999 and December 31, 1999, preferred stock was convertible into 8,386,982, 8,988,171, 12,677,236 and 12,677,236
(unaudited) common shares, respectively, but is not included in the earnings per share computation because it is anti-dilutive. At September 30, 1997, 1998, 1999 and December 31, 1999, options to purchase 133,000, 1,258,500, 2,077,190 and 2,377,752 (unaudited) common shares, respectively, were outstanding, but are not included in the computation because they are anti-dilutive. At September 30, 1998, 750,000 shares of common stock issued in connection with the Company's formation of a joint venture were outstanding, but are not included in the earnings per share computation because the shares were issued contingent upon the successful formation of the joint venture and were subject to repurchase by the Company (Note 4).

                               MAINCONTROL, INC.

9. Employee Savings Plan

      The Company has a 401(k) Savings Plan (the Savings Plan) in which all employees are eligible to participate. The Company may, at its discretion, match up to 100% of participant contributions. No contributions to the Savings Plan were made by the Company during the periods presented. Effective
January 1, 2000, the Company will match 50% of participant contributions, up to the first 6% of participant compensation, as approved by the Board of Directors.

10. Income Taxes

      Income tax (expense) benefit is as follows:

                                               Year Ended September 30,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Deferred:
  Federal................................ $ 1,230,261  $ 2,014,227  $ 3,121,573
  State and local........................     217,105      355,452      550,866
  Foreign................................     466,552      146,590      836,114
Increase in valuation allowance..........  (1,913,918)  (2,516,269)  (4,508,553)
                                          -----------  -----------  -----------
    Total................................ $       --   $       --   $       --
                                          ===========  ===========  ===========

      Deferred income taxes consist of the following amounts at:

                                                           September 30,
                                                      -------------------------
                                                         1998          1999
                                                      -----------  ------------
     Net operating loss carryforwards................ $ 5,312,538  $  9,656,035
     Capitalized start-up costs......................     117,711        76,166
     Other...........................................     159,920       366,522
                                                      -----------  ------------
     Gross deferred tax asset, net...................   5,590,169    10,098,723
     Valuation allowance.............................  (5,590,169)  (10,098,723)
                                                      -----------  ------------
     Net deferred taxes.............................. $       --   $        --
                                                      ===========  ============

      The Company provides deferred taxes for temporary differences between the book and tax return basis of assets and liabilities. A full valuation allowance has been recorded against the deferred tax asset as of September 30, 1998 and 1999 because in management's judgment it is more likely than not that all or a portion of the deferred tax asset will not be realized.

      As of September 30, 1999, the Company has net operating loss carryforwards for both U.S. federal and state income tax reporting purposes of approximately $19.4 million. These carryforwards expire between 2011 and 2019. The Company's ability to utilize the net operating loss carryforwards in future years may be limited in some circumstances, including significant changes in ownership interests, due to certain provisions of the Internal Revenue Code of 1986. As of September 30, 1999, MCL had net operating loss carryforwards in Israel of approximately $5.3 million which do not have an expiration period. As of September 30, 1999, MCUK had net operating loss carryforwards in the UK of approximately $900,000 which do not have an expiration period. As of September 30, 1999, the Company also had net operating loss carryforwards of $200,000 in Germany. These losses are related to the newly formed MCDE subsidiary and the joint venture, and do not have an expiration period.

                               MAINCONTROL, INC.

      In 1997, the Company made an election under United States tax laws to domesticate its Israeli subsidiary, MCL. As a result of this election, on January 1, 1997, MCL is treated as transferring all of its assets to a domestic corporation. For tax purposes the Israeli Subsidiary is treated as a taxable subsidiary in both Israel and Delaware from January 1, 1997 forward.

      The provision for income taxes differed from that which would be computed by applying the U.S. Federal income tax rate to income before income taxes as follows:

                                               Year Ended September 30,
                                          ------------------------------------
                                             1997         1998        1999
                                          -----------  ----------  -----------
     Federal tax at statutory rate.......        34.0%       34.0%        34.0%
     State tax, net of federal benefit...         4.0         4.0          4.0
     Change in valuation allowance.......       (32.0)      (36.8)       (37.7)
     Other...............................        (6.0)       (1.2)        (0.3)
                                          -----------  ----------  -----------
     Provision for income taxes..........         -- %        -- %         -- %
                                          ===========  ==========  ===========

11. Segment Information

      During fiscal year 1999, the Company adopted Statement of Financial
Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an
Enterprise and Related Information", which establishes standards for the manner in which public companies report information about operating segments, products and services, geographic areas and major customers.

      The Company classifies its operations into one industry segment, software development and related services. The Company's revenues by country or geographic region of customer location were as follows:

                                               Year Ended September 30,
                                          ------------------------------------
                                             1997         1998        1999
                                          -----------  ----------  -----------
     United States....................... $   793,651  $5,637,602  $ 9,457,607
     Germany.............................   1,257,281   1,579,910    2,246,282
     Switzerland.........................         --    1,018,113    2,027,370
     United Kingdom......................         --        8,222    1,659,034
     Denmark.............................     595,682      80,637       78,086
     Rest of world.......................      38,795     205,018       34,897
                                          -----------  ----------  -----------
                                          $ 2,685,409  $8,529,502  $15,503,276
                                          ===========  ==========  ===========

      The Company's long-lived assets by country or geographic region consist of the following at:

                                                    September 30,
                                          ------------------------------------
                                             1997         1998        1999
                                          -----------  ----------  -----------
     United States....................... $   713,033  $  995,518  $ 1,717,697
     Germany.............................         --          --     1,660,416
     United Kingdom......................         --       38,546       52,968
     Israel..............................     323,584     332,649       14,998
                                          -----------  ----------  -----------
                                          $ 1,036,617  $1,366,713  $ 3,446,079
                                          ===========  ==========  ===========

                               MAINCONTROL, INC.

12. Related-Party Transactions

      The Company is a party to an international marketing agreement with a software distributor which is owned by the Company's Chief Executive Officer and another member of the Company's Board of Directors. The original term of the agreement extends through December 2000, subject to certain conditions. Under the marketing agreement, the related party distributor had an exclusive right, which was amended to a non-exclusive right effective in April 1999, to market certain of the Company's products in Germany, Austria and Switzerland. In return, the Company is entitled to royalties generally calculated as 50% of the sales price of license and maintenance revenues to end-users. (See Note 2 regarding the Company's revenue and cost of revenue accounting policies in instances where the Company provides substantial sales and customer support to its distributors.) During fiscal years 1997, 1998, 1999 and the three months ended December 31, 1999, the Company recognized revenue of approximately $1,114,000, $2,515,000, $2,688,000 and $121,000 (unaudited), respectively, and distributor expense of approximately $557,000, $1,359,000, $1,280,000 and $39,000 (unaudited), respectively, under this agreement. In addition, the Company had accounts receivable due from this related party of approximately $1,200,000, $174,000 and $119,000 (unaudited) at September 30, 1998 and 1999 and December 31, 1999, respectively.

      The Company's Israeli subsidiary sub-leased its office space from a stockholder. The subsidiary was charged for a proportion of part of the rental based on floor space occupied. The unwritten sub-lease agreement ran month-to-month and was terminated in May 1999. The Company incurred approximately $113,000, $121,000 and $84,000 of rent expense under the sub-lease agreement during fiscal years 1997, 1998 and 1999, respectively.

      The Company from time-to-time engages in transactions with a software developer which is a stockholder in the Company. During fiscal years 1997, 1998, 1999, and during the three months ended December 31, 1999, the Company incurred fees of approximately $8,000, $267,000, $451,000 and $46,000
(unaudited), respectively, for professional services and development work provided by this software developer. In connection with the sale and distribution of certain of the software developer's products, during fiscal years 1997, 1998, 1999, and during the three months ended December 31, 1999, the Company incurred royalty expense of approximately $185,000, $384,000, $169,000 and $0 (unaudited), respectively. During fiscal year 1997, 1998, 1999 and the three months ended December 31, 1999, the Company performed certain development activities for this stockholder in exchange for development fees of $0, $83,000, $280,000 and $0 (unaudited), respectively. At September 30, 1998 and 1999 and at December 31, 1999, the Company had net accounts payable to this stockholder of approximately $240,000, $90,000 and $39,000 (unaudited), respectively.

13. Commitments and Contingent Liabilities

Research and Development Contracts with the Chief Scientist

      MCL previously entered into research and development contracts with the Chief Scientist of the Israeli Ministry of Industry and Trade (the Chief Scientist). Under the agreements, MCL received grants from the Chief Scientist for use in certain approved research and development projects. Such amounts are recorded as an offset to research and development expenses. In return, the Chief Scientist is entitled to receive royalties on sales of the product for which the research is being undertaken. Such royalties are limited to as much as 300% of total grants received at the rate of up to 3% to 5% of qualifying sales. MCL had received or accrued approximately $365,000 from the Chief Scientist through September 30, 1996. There were no grants from the Chief Scientist subsequent to September 30, 1996. Through September 30, 1999, the Company had accrued related royalty expense of approximately $278,000.

                               MAINCONTROL, INC.

      In March 1999, the Company made an application to the Chief Scientist to transfer from MCL to MainControl the manufacturing rights of products developed under contract with the Chief Scientist. Upon approval of this election, maximum royalties to the Chief Scientist will total approximately $1,095,000.

Operating Lease Commitments

      The Company has certain minimum obligations under noncancelable operating leases, principally in connection with its office space. At September 30, 1999, future minimum lease payments are as follows:

                     Year Ending September 30,
                     -------------------------              ---
         2000.................................. $ 1,227,000
         2001..................................   1,257,000
         2002..................................   1,128,000
         2003..................................   1,148,000
         2004..................................   1,180,000
                                                -----------
                                                $ 5,940,000
                                                ===========

      Rent expense was approximately $296,000, $410,000 and $526,000 for fiscal years 1997, 1998 and 1999, respectively. The Company's lease for its U.S. headquarters expires during fiscal year 2004 and is renewable thereafter for a period of five additional years. During the lease term, the Company is required to maintain a $296,000 security deposit with the landlord in the form of either a cash deposit or irrevocable letter of credit (Note 5).

Back Inside Cover--

Title:  MC/EMpower i.series: SOFTWARE COVERING THE E-INFRASTRUCTURE LIFE CYCLE

On the left is a circle with the words Enterprise Technology Repository written in it. There are five separate arrows circling the inside circle graphic and the arrows move in a clockwise direction.

   . Starting at 12 o'clock, the first arrow has the word "deployment" written in it.
   .  The next arrow has the word "management" written in it.
   .  The next arrow has the word "retirement" written in it.
   .  The next arrow has the word "planning" written in it.
   .  The next arrow has the word "procurement" in it.

To the right of the graphic is a chart that is intended to describe the modules and intended benefits of each stage of the life cycle:

Column one contains the following text listed vertically and separated by lines: planning, procurement, deployment, management.

Column two is headed with the text MODULES. In the planning row is i.advise; in the procurement row is i.request, i.procure and i.receive, listed vertically; in the deployment row is i.infrastructure manager, i.implement, i.integrate, i.collect, i.track, i.audit, listed vertically; in the management row is i.service, i.contract, i.inventory, i.finance, i.chargeback, listed vertically; in the retirement row is i.retire.

Column three is headed with the text INTENDED BENEFITS. In the planning row, with bullets, is plan e-infrastructure resources; build standards and policies; identify business trends; project necessary budget/resources. In the procurement row, with bullets, is streamline procurement process; improve vendor negotiations; procure according to corporate policy; automate budget allocation; compare ordered items to delivery. In the deployment row, with bullets, is standardize deployment; automate software distribution; track license usage; automate inventory collection. In the management row, with bullets, is develop enterprise asset repository; monitor and manage changes; compare installed resources to plan; identify and solve user problems; maintain accurate financial records; manage vendor/service contracts. In the retirement row, with bullets, is cascade/retire assets, terminate lease agreements; modify inventory/financial records; remove software/files before disposal; update license information.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Through and including     , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Shares of common stock

                                MAINCONTROL INC.

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.

                         Banc of America Securities LLC

                             Dain Rauscher Wessels

                                 April   , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth all expenses payable by MainControl in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                                        Amount
                                                                         to be
                                                                         Paid
                                                                        -------
Registration fee....................................................... $15,180
NASD filing fee........................................................ $ 6,250
Nasdaq National Market listing application fee.........................
Printing and engraving expenses........................................    *
Legal fees and expenses................................................    *
Accounting fees and expenses...........................................    *
Transfer agent and registrar fees......................................    *
Miscellaneous..........................................................    *
                                                                        -------
  Total................................................................ $   *
                                                                        =======

--------
*  Estimated.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Company's bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

      The Delaware General Corporation Law (the "Delaware GCL") provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made upon order by a court or a determination by (i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. MainControl's amended and restated certificate of incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

      MainControl expects to enter into indemnity agreements (the "Indemnity Agreements") with each director or officer designated by the board of directors. The Indemnity Agreements require that the Company indemnify directors and officers who are parties thereto in all cases to the fullest extent permitted by Delaware law. Under the Delaware GCL, except in the case of litigation in which a director of officer is successful on the merits, indemnification of a director or officer is discretionary rather than mandatory. Consistent with MainControl's Bylaw provision on the subject, the Indemnity Agreements require MainControl to make prompt payment of litigation expenses at the request of the director or officer in advance of litigation provided that he undertakes to repay the amounts if it is ultimately determined that he is not entitled to indemnification for such expenses. The advance of litigation expenses is mandatory; under the Delaware GCL such advance would be discretionary. Under the Indemnity Agreements, the director or officer is permitted to bring suit to seek recovery of amounts due under the Indemnity Agreements and is entitled to recover the expenses of seeking such recovery unless a court determines that the action was not made in good faith or was frivolous. Without the Indemnity Agreements, the Company would not be required to pay the director or officer for his expenses in seeking indemnification recovery against the Company. Under the Indemnity Agreements, directors and officers are not entitled to indemnity or advancing of expenses (i) if such director or officer has recovered payment under an insurance policy for the subject claim, or has otherwise been indemnified against the subject claim,
(ii) for actions initiated or brought by the director or officer and not by way of defense (except for actions seeking indemnity or expenses from the Company),
(iii) if the director or officer violated section 16(b) of the Exchange Act or similar provisions of law or (iv) if a court of competent jurisdiction determines that the director or officer failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any proceeding which is of a criminal nature, had reasonable cause to believe his conduct was unlawful. Absent the Indemnity Agreements, indemnification that might be made available to directors and officers could be changed by amendments to MainControl's Certificate of Incorporation or Bylaws.

      At present, there is no pending litigation or proceeding involving a director or officer of MainControl as to which indemnification is being sought nor is MainControl aware of any threatened litigation that may result in claims for indemnification by any officer or director.

      MainControl intends to apply for an insurance policy covering the officers and directors of MainControl with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

(1) In April 1996 MainControl completed a private placement of 6,300,000 shares of Series A preferred stock to 17 accredited investors for cash in the aggregate amount of $6.3 million. The aggregate net proceeds to MainControl after issuance costs were approximately $6.2 million. MainControl sold these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act ("Section 4(2)"), as transactions not involving a public offering.

(2) In September 1997 and December 1997 MainControl completed a private placement of 2,688,171 shares of Series B preferred stock to 28 accredited investors for cash in the aggregate amount of $10.0 million. The aggregate net proceeds to MainControl after issuance costs were approximately $9.9 million. MainControl sold these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2), as transactions not involving a public offering.

(3) During the period of December 1998 through June 1999, MainControl completed a private placement of 3,689,065 shares of Series C preferred stock to 24 accredited investors for cash in the aggregate amount of $14.0 million. The aggregate net proceeds to MainControl after issuance costs were approximately $13.9 million. MainControl sold these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2), as transactions not involving a public offering.

(4) In January 2000, MainControl completed a private placement of 3,505,481 shares of Series D preferred stock to 25 accredited investors for cash in the aggregate amount of $17.8 million. The aggregate net proceeds to MainControl after issuance costs were approximately $17.7 million. MainControl sold these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2), as transactions not involving a public offering.

(5) As of December 31, 1999, MainControl granted options to purchase an aggregate of 4,386,397 shares of its common stock to its employees, non-employee members of the board of directors and consultants. MainControl granted the options and sold the underlying shares pursuant to its 1996 Stock Option Plan in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act ("Rule 701").

(6) As of December 31, 1999 MainControl granted options of purchase an aggregate of 814,106 shares of its common stock to 6 accredited investors. MainControl issued these shares in transactions exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act, as transactions not involving a public offering.

No underwriters were involved in any of the transactions described above. Each recipient of securities in each of the transactions described above represented the recipient's intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits.

 Exhibit
 Number                        Description of Document
 -------                       -----------------------

  1.1 *  Form of Underwriting Agreement.

  3.1 * Amended and Restated Certificate of Incorporation, as currently in effect.

  3.2 *  Bylaws, as currently in effect.

  4.1 *  Specimen Stock Certificate.

  5.1 *  Opinion of Shearman & Sterling.

 10.1 *  Form of Indemnity Agreement.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2 *  Consent of Shearman & Sterling.

 24.1    Power of Attorney. (included on signature page)

 27      Financial Data Schedule.

--------
*  To be filed by amendment.

(b) Financial Statement Schedules.

      All schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions referenced in Item 14 or otherwise, this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (I) to include any prospectus required by Section 10 (a)
            (3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the affregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the
            Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                  (4) That, for purposes of determining any liability under
            the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497
            (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was cleared.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on the 7th day of April, 2000.

                                          MainControl, Inc.

                                                    /s/ Alex Pinchev
                                          By: _________________________________
                                                      Alex Pinchev
                                                  Chairman of the Board

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alex Pinchev and David Piper and each one of the, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 (b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, here ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              Signature                       Date                   Title
              ---------                       ----                   -----

           /s/ Alex Pinchev            April 5, 2000          President and Chief
______________________________________                       Executive Officer and
             Alex Pinchev                                    Chairman of the Board

          /s/ David J. Piper           April 7, 2000        Chief Financial Officer
______________________________________
            David J. Piper

            /s/ Meir Barel             April 5, 2000                Director
______________________________________
              Meir Barel

           /s/ Jon Bayless             April 7, 2000                Director
______________________________________
             Jon Bayless

         /s/ J. Carter Beese           April 6, 2000                Director
______________________________________
           J. Carter Beese

              Signature                       Date                   Title
              ---------                       ----                   -----

           /s/ John Burton             April 4, 2000                Director
______________________________________
             John Burton

         /s/ Dennis J. Gorman          April 6, 2000                Director
______________________________________
           Dennis J. Gorman

           /s/ Carl H. Hahn            April 5, 2000                Director
______________________________________
             Carl H. Hahn

          /s/ Dieter Riffel            April 5, 2000                Director
______________________________________
            Dieter Riffel